Exhibit 10.8

MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

(BH INTERESTS)

FROM

BEHRINGER HARVARD MULTIFAMILY OP I LP

TO

MILKY WAY PARTNERS, L.P.

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PURCHASE AND SALE AGREEMENT

SCHEDULE OF EXHIBITS AND APPENDICES

Exhibit A	-	Ventures, Properties and Percentage Interests

Exhibits B-1 to B-5	-	Org Charts

Appendix 1.2	-	Defined Terms

Appendix 1.4	-	Escrow Agreement

Appendix 2.2(a)	-	Property Information

Appendix 2.2(b)	-	Company Information

Appendix 4.3(b)	-	FIRPTA Certificate

Appendix 4.3(f-1)	-	Form of Amended and Restated Venture Agreement for Waterford Venture

Appendix 4.3(f-2)	-	Form of Amended and Restated Venture Agreement for each Venture other than Waterford Venture

Appendix 5.1	-	Proration Method

Appendix 6.2-6.3	-	Disclosure Schedule

Appendix 9.8	-	Notice Addresses

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MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

(BH Interests)

This Purchase and Sale Agreement (this “Agreement”) is made as of the Effective Date (defined below), by and between BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited liability company (“Seller”), and MILKY WAY PARTNERS, L.P., a Delaware limited partnership (“Buyer”).

R E C I T A L S

A.  Seller is the sole member of each of Behringer Harvard Belmar, LLC, a Delaware limited liability company (“Belmar Managing Member”), Behringer Harvard Cyan, LLC, a Delaware limited liability company (“Cyan Managing Member”), and Behringer Harvard Waterford Place, LLC, a Delaware limited liability company (“Waterford Managing Member”).  Belmar Managing Member is the managing member of, and is the owner and holder of a 70% limited liability company membership interest in, Behringer Harvard Belmar Venture, LLC, a Delaware limited liability company (“Belmar Venture”), Cyan Managing Member is the managing member of, and is the owner and holder of a 70% limited liability company membership interest in, Behringer Harvard Cyan Venture, LLC, a Delaware limited liability company (“Cyan Venture”); and Waterford Managing Member is the managing member of, and is the owner and holder of a 55% limited liability company membership interest in, Behringer Harvard Waterford Place Venture, LLC, a Delaware limited liability company (“Waterford Venture”), which interest represents a 95% indirect limited liability company membership interest in Waterford Venture’s indirect interest in Behringer Harvard Argenta, LLC, a Delaware limited liability company (“Argenta Title Holder”).  Each of Belmar Venture, Cyan Venture and Waterford Venture is the 99.9% indirect owner of its respective Property (as defined in Appendix 1.2), through one or more Subsidiaries (as defined in Appendix 1.2) controlled by such entity, as shown in the organizational charts attached to this Agreement as Exhibits B-1, B-2 and B-3.

B.  Seller is the sole member of and owner and holder of all of the limited liability company membership interests in each of (i) Behringer Harvard NOHO, LLC, a Delaware limited liability company (“NOHO Title Holder”), (ii) Behringer Harvard Park Crest Commercial, LLC, a Delaware limited liability company (“Park Crest Commercial Title Holder”) and (iii) Behringer Harvard Park Crest LLC, a Delaware limited liability company (“Park Crest Residential Title Holder”, and collectively with Park Crest Commercial Title Holder, the “Park Crest Title Holders”).

C.  Seller is (i) the sole member of and owner and holder of all of the limited liability company membership interests in Behringer Harvard Santa Rosa GP, LLC, a Delaware limited liability company (“Acacia GP”) and (ii) the sole limited partner of and owner and holder of a 99.9% limited partnership interest in Behringer Harvard Santa Rosa LP, a Delaware limited partnership (“Acacia Title Holder”; and collectively with Acacia GP, the “Acacia Entities”); and Acacia GP is the sole general partner of and owner and holder of a 0.1% general partner interest in Acacia Title Holder.

D.  Seller desires to sell, and Buyer desires to purchase from Seller, (i) a 15% limited liability company membership interest in each of Belmar Venture and Cyan Venture; (ii) a 45% limited liability company membership interest in each of certain limited liability companies to be formed as provided in this Agreement to own and hold, indirectly, the limited liability company and partnership interests in, respectively, (x) NOHO Title Holder, (y) Park Crest Title Holders; and (z) the Acacia Entities; and (iii) a 40% limited liability company membership interest in Waterford Venture, representing an indirect 40% limited liability company membership interest in Argenta Title Holder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1.  SCHEDULE; DEFINITIONS; PURCHASE PRICE

1.1                               Schedule.  The following basic terms are made a part of this Agreement:

Purchase Price:	$178,600,000. Payment of the Purchase Price at Closing is subject to adjustment for prorations and other adjustments as provided herein.

Earnest Money:	$2,500,000, plus interest thereon.

Effective Date:	The latest date of execution of this Agreement by Seller and Buyer, as indicated on the signature page.

Escrow Agent:	Chicago Title Insurance Company (National Division, Dallas, Texas).

Due Diligence Period:	The period ending at 5:30 p.m. (Chicago, Illinois time) on the Effective Date.

Closing Date:

December 1, 2011; provided that if the Debt Conditions have not been satisfied by November 22, 2011, either Buyer or Seller may extend the outside date for Closing to December 15, 2011 by written notice to the other on or prior to November 23, 2011. If such extension is exercised, the Closing Date shall be the date which is eight days after satisfaction of the Debt Conditions (or in the case of the New Loan, satisfaction of all conditions to closing of such New Loan other than funding) and delivery of notice of such satisfaction from Seller or BH to Buyer (or the next succeeding Business Day if such date is not a Business Day); but not later than December 15, 2011. Seller and BH shall notify Buyer within one Business Day after satisfaction of the Debt Conditions.

Notice Addresses:	See Appendix 9.8 attached hereto.

1.2                               Definitions.  Certain terms, capitalized but not defined in the body of this Agreement or otherwise designated in Section 1.1 hereof, shall have the meanings ascribed to them on Appendix 1.2 attached hereto.

1.3                               Purchase and Sale.  Seller agrees to sell and convey and cause the applicable Managing Members to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Interests on the terms and conditions set forth herein.

1.4                               Earnest Money.  If Buyer does not exercise its right to terminate this Agreement on or before the expiration of the Due Diligence Period pursuant to Section 2.4, (i) Seller, Buyer and the Escrow Agent shall execute the escrow agreement substantially in the form of Appendix 1.4 attached hereto (the “Escrow Agreement”) and (ii) on or before the date which is eight (8) days following the Effective Date, Buyer shall deposit the Earnest Money with the Escrow Agent.  The Earnest Money shall be held and disbursed as provided in the Escrow Agreement.  If the Earnest Money becomes payable to Seller pursuant to any provision of this Agreement prior to the date the Earnest Money has been deposited with the Escrow Agent, then the Earnest Money shall nevertheless be deposited with the Escrow Agent and held and disbursed as provided in the Escrow Agreement.

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ARTICLE 2.  INSPECTION

2.1                               Due Diligence; Indemnity.  Buyer shall have the Due Diligence Period in which to examine and inspect the Properties, and the Companies to determine, in its sole discretion, whether the Properties, the Companies and the Interests are satisfactory to Buyer.  Upon reasonable advance notice to Seller and BH subject to the rights of tenants under Leases, Buyer and other parties designated by it (“Buyer’s Representative”) shall have reasonable access to the Properties and all books and records for the Properties and the Companies that are in Seller’s or its property manager’s possession or control for the purpose of conducting surveys, inspections and tests (including reasonable intrusive inspection and sampling), required by Buyer.  Seller shall have the right to accompany Buyer during its inspection and investigation of the Properties.  In the course of its investigations, but subject to the provisions of Section 9.6, Buyer may make inquiries to third parties, including, without limitation, municipal, local and other government representatives.

If any inspection or test damages a Property, Buyer will restore such Property to its condition immediately prior to any such inspection or test.  Notwithstanding the foregoing, Buyer shall not conduct any soil borings, core samples or other invasive testing without the prior written consent of Seller and BH, which consent will not unreasonably withheld, delayed or conditioned and which shall be deemed given unless the Seller or BH provides written notice of objection to Buyer, specifying the basis for such objection, within three (3) days after submission by Buyer of a request for such testing.  Buyer shall indemnify, defend, and hold Seller and each Title Holder harmless from any liens arising out of its inspections as well as any claims asserted by third parties against Seller or any Title Holder (other than those arising out of the gross negligence or willful misconduct of Seller or BH or any of their respective Affiliates) to recover for personal injury or property damage as a result of Buyer’s Representative’s entry onto the Properties; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Buyer (i.e., latent environmental contamination) so long as Buyer’s actions do not intentionally exacerbate any pre-existing liability of Seller.  Buyer shall procure and continue in force from and after the date Buyer and Buyer’s designated agents first enter the Properties, and continuing throughout the term of this Agreement, liability insurance of not less than $5,000,000.  Prior to entering the Property, Buyer shall provide to Seller a certificate of insurance evidencing such coverage.  Buyer’s obligations under this Section 2.1 shall survive the termination of this Agreement for a period of twelve (12) months.

2.2                               Seller’s Delivery of Specified Documents.  Buyer acknowledges that, prior to the Effective Date, Seller or BH has provided to Buyer access to a virtual data room containing information with respect to the Properties and the Existing Companies.  Seller or BH shall, within two (2) Business Days after the Effective Date, provide to Buyer complete copies of any of the following in the possession or control of either which has not previously been made available to Buyer through the virtual data room: (a) the items set forth on Appendix 2.2(a) to this Agreement with respect to each Property (collectively, the “Property Information”), and (b) the Charter Documents of each of the Existing Companies and the other documents listed on Appendix 2.2(b) (the “Company Information”).  During the pendency of this Agreement, (i) Seller and BH shall post in the virtual data room any document described above as and when it comes into Seller’s, BH’s or its property manager’s possession or control or is produced by Seller, BH or its property manager after the initial delivery of the Property Information; and (ii) Seller and BH shall endeavor to keep Buyer reasonably informed as to the material operation of the Properties, and shall post in such virtual data room copies of leasing status reports, operating statements and other management reports with respect to the Properties prepared in the ordinary course of business.  Without limiting the foregoing, Seller and BH shall make all other documents, files and information concerning the Properties and the Existing Companies in the possession or control of Seller or BH available for Buyer’s inspection at the Properties, in such virtual data room or such other location as the parties may reasonably agree.  Notwithstanding any contrary provision of this Section 2.2, Seller, BH, any of their

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respective Affiliates and/or the property manager (each, a “Disclosing Party”) shall have no obligation to provide Buyer with any document reasonably believed by such Disclosing Party to be proprietary or confidential, or whose disclosure to Buyer would require disclosure by such Disclosing Party in connection with its financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines applicable to such Disclosing Party, including any disclosures required to the Securities and Exchange Commission.  Buyer acknowledges that, prior to the Effective Date, Seller and Heitman Capital Management LLC entered into that certain Access and Confidentiality Agreement dated as of August 15, 2011, pursuant to which Buyer, directly or indirectly, has been granted access to the Property Information and Company Information in compliance with this Section 2.2.

2.3                               Title and Survey.  Buyer, at its expense, may, during the Due Diligence Period, order (i) any no further action letters, date down endorsements, updated title reports with respect to each of the Existing Title Policies, or commitments for new owner’s title insurance policies as it desires, (ii) such surveys or updates to existing surveys with respect to the Properties as it desires and (iii) such UCC, judgment, lien and bankruptcy searches with respect to Seller, the Companies and the Properties as it desires.  Seller and BH shall cooperate to cause the Title Holders and other parties, as applicable, to execute owner’s affidavits, GAP undertakings, non-imputation affidavits, and no-change affidavits with respect to existing surveys, in customary form and modified to reflect existing facts, as Buyer may reasonably request, to enable Buyer to obtain at Closing new title insurance policies inuring the Title Holders or date-downs to Existing Title Policies (collectively, “Title Coverage Deliveries”).

2.4                               Objection Notice.  If Buyer is not satisfied in its sole discretion with any of its inspections, reviews or with any other matter concerning the Properties or the Companies, Buyer may, either (i) on or prior to the expiration of the Due Diligence Period, terminate this Agreement by notice to Seller, in which event neither party shall have further obligations hereunder, except for the payment of certain expenses pursuant to Section 5.3 and except with respect to the provision of Section 2.1, or (ii) on or prior to October 3, 2011, raise certain objections by providing notice in writing (the “Objection Notice”), which Objection Notice may, at Buyer’s option, specify in reasonable detail which matters (the “Objections”) Buyer does not find satisfactory with respect to the Properties.

If Buyer timely provides an Objection Notice, then Seller shall have three Business Days (3) after delivery of such Objection Notice to notify Buyer in writing as to whether it intends to remove or cause to be corrected to Buyer’s satisfaction, any of such Objections, and removal or correction of any such Objections which Seller elects to remove or correct (or is obligated to remove or correct hereunder) shall be a condition to Borrower’s obligation to close (collectively, “Mandatory Cure Items”).  Anything herein to the contrary notwithstanding, Seller shall not have any obligation to remove or correct any Objections other than voluntary Encumbrances of the Interests or the Properties (but not including liens and security interests securing the Loans), or any other Objections which Seller elects to cure as provided above, all of which shall be removed by Seller on or before Closing.  The foregoing notwithstanding, Seller shall be required to (i) remove any mechanic’s or material liens encumbering the Properties or (ii) cause such liens to be insured over on the title policies or date down endorsements obtained by Buyer at Closing or otherwise bonded over or secured to Buyer’s reasonable satisfaction.

If Seller does not elect in writing to remove or correct any Objection to Buyer’s satisfaction within such three (3) Business Day period, then Buyer shall elect by written notice to Seller on or prior to the expiration of the Due Diligence Period, to terminate this Agreement, in which event the Earnest Money (to the extent deposited with the Escrow Agent) shall be immediately returned to Buyer and neither party shall have any further obligations hereunder, except for the payment of certain expenses pursuant to Section 5.3 and except with respect to the provisions of Section 2.1, or (ii) accept the Interests and the Properties subject to any Objections (other than Mandatory Cure Items), and proceed to close as

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to all of the Interests, with the further right to deduct from the Purchase Price amounts required to remove any Mandatory Cure Items that are liens of an ascertainable amount.

If this Agreement is not terminated on or prior to the expiration of the Due Diligence Period, then Buyer shall proceed to close under this Agreement subject only to the satisfaction of Buyer’s closing conditions set forth in Section 4.2 of this Agreement.

ARTICLE 3.  OPERATIONS AND RISK OF LOSS

3.1                               Ongoing Operations.  From the Effective Date through the Closing Date:

(a)                                 Operation of Properties.  Seller and BH shall use Commercially Reasonable Efforts to cause each Title Holder to maintain each Property in substantially its current condition, subject to ordinary wear and tear, natural deterioration and obsolescence between the Effective Date and the Closing Date, and in material compliance with all applicable Laws.  Except as necessary to comply with the preceding sentence, Seller and BH shall not make or permit any material alterations to the Properties or any portion thereof without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Seller and BH will cause each Managing Member and each Company to perform its material obligations under all Leases, Service Contracts and other agreements that may affect it or its Property or the Interests.  Seller and BH will not remove or permit the removal of any Personal Property except as may be required for necessary repair or replacement, and repair and replacement shall be of equal quality and quantity as existed as of the time of its removal.  None of Seller, BH nor their employees, agents or contractors, shall knowingly or intentionally take or permit to be taken any action that causes Seller’s representations or warranties to become materially untrue or that causes one or more of Buyer’s conditions to Closing to be unsatisfied or knowingly or intentionally fail to take any action within its actual control that is required to cause Seller’s representations and warranties to be true.

(b)                                 New Contracts.  Seller and BH shall not, and shall not knowingly or intentionally cause or permit any of the Managing Members or the Companies to, (i) without Buyer’s prior written consent (which may be withheld in Buyer’s reasonable discretion prior to the expiration of the Due Diligence Period and in Buyer’s sole discretion after the end of the Due Diligence Period), amend, grant concessions or waivers regarding or under, or enter into any material contract or other agreement that will be an obligation affecting any of the Companies or any Property after Closing or binding on any of the Companies after Closing, except leases or service contracts in the ordinary course of business consistent with past practices (and consistent with then-current concessions and parameters) and contracts terminable by any of the Companies without penalty on no later than 60 days’ notice or (ii) list the Interests or any Property with any broker or otherwise solicit, negotiate or accept any offers to sell all or any part of the Interests or the Properties or any interest therein or in any of the Subsidiaries.  If Buyer fails to respond to a request of Seller for consent required by Section 3.1(b)(i) within five (5) days after Buyer’s receipt of Seller’s written request and all information reasonably required in order to make an informed decision, Buyer shall (A) prior to the expiration of the Due Diligence Period, be deemed to have consented to Seller entering into such contract or agreement and (B) after the expiration of the Due Diligence Period, be deemed to have objected to such proposed action.

(c)                                  Maintenance of Permits and Insurance.  Seller and BH shall cause each of the Managing Members and Existing Companies to maintain in existence all licenses, permits and approvals necessary or reasonably appropriate to the ownership, operation or improvement of its Property or Properties as well as all insurance currently affecting the Properties.

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(d)                                 Leasing.  Seller and BH shall not cause or permit any Title Holder or any of the Managing Members or the Companies to enter into any Leases, or grant any lease concessions, incentives or waivers, except in the ordinary course of business consistent with current practices.

(e)                                  Loan Documents.  Seller and BH will cause the Managing Members and the Companies to timely comply with all of the terms and conditions of the Loan Documents.  Except for any amendments expressly contemplated hereby, Seller and BH shall not and shall not cause or permit any of Managing Members and the Companies to amend or terminate the Loan Documents without Buyer’s prior written consent (which may be withheld in Buyer’s reasonable discretion prior to the expiration of the Due Diligence Period and in Buyer’s sole discretion after the end of the Due Diligence Period).

(f)                                   Property Encumbrances.  Except for any liens and security interests securing any New Loan, Seller and BH shall not create or acquiesce to the creation of, and shall not permit any Title Holder to create or acquiesce to the creation of, any Encumbrances to title with respect to any Property other than the Existing Title Exceptions with respect to such Property, without in each case the prior written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period, but which may be withheld in Buyer’s sole discretion following the expiration of the Due Diligence Date.

(g)                                  Ownership Interests.  Seller and BH shall not, and shall not permit any of the Managing Members or the Companies to, sell, assign, convey, transfer, pledge, hypothecate or otherwise Encumber any membership or partnership interest in any of the Companies, other than (i) the assignment of the Interests pursuant to this Agreement, and (ii) the contribution of the interests in NOHO Title Holder, the Park Crest Title Holders and the Acacia Entities to the New REIT Subs as contemplated by this Agreement.

3.2                               Damage.  Risk of loss up to and including the Closing Date shall be borne by Seller.  Seller shall promptly give Buyer written notice of any damage to the Properties, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage.  In the event of any “material damage” (described below) to any Property, Buyer may, at its option, by notice to Seller given within ten (10) Business Days after Seller has provided the above described notice (and if necessary the Closing Date as it pertains to such Property, but only as it pertains to such Property, shall be extended to give Buyer the full ten (10) Business Day period to make its election) to:  (i) terminate this Agreement, or (ii) proceed under this Agreement including the Interest in the Venture which owns the damaged Property, and receive a credit at Closing for Seller’s applicable percentage of any applicable deductible amount under any insurance policies.  If Buyer fails to timely make such election, Buyer shall be deemed to have elected to terminate this Agreement.  If the applicable Property is not materially damaged, then (x) Buyer shall not have the right to terminate this Agreement and (y) at Closing, Buyer shall receive a credit for the applicable Percentage Interest of any deductible amount under said insurance policies and any uninsured loss.  “Material damage” and “materially damaged” means, with respect to each Property, damage which in Buyer’s and Seller’s reasonable estimation (based on a third party report, prepared by a qualified third party, that is mutually acceptable to Buyer and Seller, each acting in its reasonable discretion) exceeds $500,000 to repair.

3.3                               Condemnation.  In the event any proceedings in eminent domain are contemplated, threatened or instituted against any portion of any Property by any Governmental Authority having the power of eminent domain, Buyer may, at its option, by notice to Seller given within ten (10) Business Days after Seller provides written notice to Buyer of such proceedings together with all relevant information concerning such proceedings (and if necessary the Closing Date as it pertains to such Property, but only as it pertains to such Property, shall be extended to give Buyer the full ten (10) Business Day period to make such election):  (i) terminate this Agreement, or (ii) proceed under this

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Agreement as to the Interests including the affected Interest, in which case Buyer shall receive a credit at Closing in an amount equal to, (x) with respect to any Wholly Owned Property, 45% of any condemnation proceeds with respect to such taking previously distributed to Seller, (y) with respect to Belmar or Cyan, 21.43% of any condemnation proceeds with respect to such Taking previously distributed to Seller or the respective Managing Member; and with respect to Argenta, 42.1% of any condemnation proceeds with respect to such Taking previously distributed to Seller or the respective Managing Member.  If Buyer fails to timely make such election, Buyer shall be deemed to have elected to terminate this Agreement.

3.4                               Certain Tax Matters.

(a)                                 For that portion of its taxable year in which the Closing occurs which ends on the Closing Date, Seller covenants and agrees to cause each Existing REIT Sub to operate and take any other actions necessary to cause each Existing REIT Sub to qualify as a REIT under the Code and avoid the imposition of U.S. federal income tax under Section 857(c) of the Code or Section 4981 of the Code.

(b)                                 Between the Effective Date and the Closing Date, Seller shall give Buyer and its authorized representatives full access to all books, records and tax returns of or relating to the Existing REIT Subs, whether in possession of an Existing REIT Sub, Seller, BH or any of their Affiliates or any third-party professional advisor or representative, in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of the Existing REIT Subs.  Seller and BH shall use Commercially Reasonable Efforts to cause all of their respective third-party advisors and representatives, including without limitation accountants and attorneys, to fully cooperate and be available to Buyer in connection with such investigation.

(c)                                  Not later than December 31, 2011, Seller shall cause each of the New REIT Subs to file a valid election, effective as of the day immediately following the Closing Date, pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an association taxable as a corporation for U.S. federal income tax purposes.  Seller covenants and agrees that Seller shall cause each New REIT Sub to file, on its return for the taxable year beginning on the first day such New REIT Sub is treated as an association taxable as a corporation, an election pursuant to Section 856(c)(1) of the Code to be treated as a REIT.  The provisions of this Section 3.4(c) shall survive Closing.

3.5                               Restructuring of Wholly Owned Properties.

(a)                                 Prior to the Closing Date, Seller shall form a new Delaware limited liability company with respect to each of the Wholly Owned Properties (each a “New Venture” and collectively the “New Ventures”).  Prior to Closing Seller shall be the sole member of each New Venture, and following Closing, Seller shall be the 55% managing member and Buyer shall be the 45% non-managing member of each new Venture, as provided in the applicable Amended and Restated Venture Agreement.  The parties hereto intend that each New Venture shall initially be classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and Seller agrees to take no action inconsistent with such treatment.

(b)                                 Prior to the Closing Date, Seller shall cause each New Venture to form a new Delaware limited liability company Subsidiary (each a “New REIT Sub” and collectively, the “New REIT Subs”), in which such New Venture shall be the owner and holder of all REIT Units in such New REIT Sub and, prior to Closing, the sole member of such New REIT Sub.  The limited liability company operating agreement for each New REIT Sub shall be in a form approved by Buyer and Seller.  The parties hereto intend that each New REIT Sub shall initially be classified as an entity disregarded as separate from its

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owner for U.S. federal income tax purposes and Seller agrees to take no action, and to cause each New Venture to take no action, inconsistent with such treatment.

(c)                                  Prior to the Closing Date Seller shall contribute all of its membership or partnership interests, as applicable, in NOHO Title Holder, the Park Crest Title Holders and the Acacia Entities to the applicable New REIT Sub.

ARTICLE 4.  CLOSING

4.1                               Closing.  The Closing shall occur on the Closing Date through an escrow with the Title Company at the offices of the Title Company.  Buyer and Seller shall execute supplemental escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement, so long as such instructions are not in conflict with this Agreement.  The transactions described herein shall be closed by means of concurrent delivery of the documents of title, transfer of interest, delivery of title policies or endorsements (or the Title Company’s written irrevocable commitment to issue such title policies or endorsements) and the Purchase Price.

4.2                               Conditions to the Parties’ Obligations to Close.

(a)                                 Debt Conditions.

A.                                    As a condition to Buyer’s obligation to close, any consent of a Lender to the conveyance of the Interests and the Restructuring required under any of the Loan Documents shall have been obtained from each applicable Lender and any terms and conditions imposed by any such Lender in connection with issuing such consent shall be satisfactory to the Buyer in its sole discretion.

B.                                    As a condition to Buyer’s obligation to close, the provisions governing permitted transfers under the Loan Documents shall have been modified to the extent necessary to (i) provide Buyer with the same rights to transfer or Encumber the Interests as currently provided to the Related Seller and its constituent entities, (ii) eliminate any restrictions on transfer or encumbrance of direct or indirect interests in Buyer; and (iii) permit the issuance of Preferred Units in each New REIT Sub.

C.                                    As a condition to Buyer’s obligation to close, neither Buyer nor any of its direct or indirect owners shall be obligated to assume any personal liability for any of the undertakings under the Loan Documents.

D.                                    As a condition to Buyer’s obligation to close, as of the Closing Date there shall not exist any uncured event of default under the Loan Documents and each Title Holder shall have paid in full all interest and other amounts (including, without limitation, installments of principal and interest and any applicable fees, charges or penalties) that are then due and payable under the Loan Documents to which it is a party at or prior to Closing.

E.                                     As a condition to Buyer’s, Seller’s and BH’s obligation to close, Seller and BH shall have obtained and consummated a mortgage loan for the residential portion of Park Crest (but not including the commercial portion of Park Crest) (a “New Loan”) with a loan to value ratio (based on the value for such Property as agreed by Buyer, Seller and BH) not to exceed 50%, and otherwise on terms mutually satisfactory to Buyer, Seller and BH.  Following the expiration of the Due Diligence Period Seller and BH shall use Commercially Reasonable Efforts to obtain and consummate a New Loan for each such Property.  Buyer, Seller and BH shall promptly provide to each Lender all information the Lender may reasonably require in order to consummate such New Loan.  Except to the extent set forth in clause (ii) of

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the immediately following paragraph, costs incurred in obtaining any New Loan shall be borne by the applicable Title Holder.

F.                                      As a condition to Buyer’s obligation to close, Seller and BH shall have obtained a term sheet for a mortgage loan for the commercial portion of Park Crest, on terms mutually satisfactory to Buyer, Seller and BH.  The closing of such loan shall not be a condition to Closing, but Seller and BH shall use commercially reasonable efforts to effect such closing as soon as practicable after the Closing, which obligation shall survive Closing.

The conditions precedent set forth in this Section 4.2(a), and in Section 4.2(a) of the Related PSA, are referred to collectively in this Agreement as the “Debt Conditions”.  If Buyer does not exercise its right to terminate this Agreement on or before the expiration of the Due Diligence Period pursuant to Section 2.4, following the expiration of the Due Diligence Period, Seller and BH shall use Commercially Reasonable Efforts to cause the Debt Conditions to be satisfied and Buyer agrees to cooperate in good faith and with reasonable diligence with such efforts.  At Closing Buyer shall pay (or reimburse Seller or BH, as applicable, with respect to) (i) 100% of any payments required to be made to any Lender and 100% of the reasonable legal fees of BH’s debt counsel incurred in connection with satisfaction of the Debt Conditions in Sections 4.2(a)(A) and (B) and (ii) 45% of any payments required to be made and actually paid (or to be paid on the Closing Date) to any Lender and 45% of the reasonable legal fees of BH’s debt counsel theretofore incurred and actually paid (or to be paid on the Closing Date), in each case, in connection with satisfaction of the Debt Condition in Section 4.2(a)(E).  Buyer shall have no obligation to pay or reimburse any fees, costs or other expenses in connection with satisfaction of the Debt Conditions in Sections 4.2(a)(C) and (D).  Buyer shall have the right to participate with Seller and BH with respect to negotiation with each Lender concerning satisfaction of the Debt Conditions.

(b)                                 Intentionally Omitted.

(c)                                  REIT Opinions.  As a condition to Buyer’s obligation to close, Buyer shall have received an opinion from DLA Piper, which shall also be addressed to Seller, in form and substance satisfactory to Buyer, as to each Existing REIT Sub, that such Existing REIT Sub has been organized and operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes for all taxable periods commencing with the first year that such Existing REIT Sub elected to be classified as a REIT under the Code through and including the Closing Date.

(d)                                 Approval of Limited Partner.  As a condition to Buyer’s obligation to close, on or before December 1, 2011, this Agreement and the Related PSA and the transactions hereunder and thereunder, shall have been approved by Buyer’s limited partner (the “Approval Condition”).  Buyer shall promptly notify Seller and BH upon receipt of such approval.  If Buyer does not provide notice to Seller and BH with respect to satisfaction of the Approval Condition on or before December 1, 2011, the Approval Condition shall be deemed to have not been met.  If the Approval Condition is not met, the Earnest Money (if previously deposited by Buyer) shall be returned to Buyer, this Agreement shall terminate, and no party shall have any further obligation to any other, except for obligations which survive termination as expressly provided in this Agreement.

(e)                                  Title Policies.  It shall be a condition to Buyer’s obligation to close that the Title Company (or another national title insurance company reasonably acceptable to Buyer) shall be committed to issue, upon the condition of the payment of its applicable premium and other standard conditions contained in commercially available commitments for title insurance (e.g., delivery of organizational documents and consents, affidavits and transaction documents), an ALTA form (or other form required by state law) owner’s policy of title insurance with respect to each Property, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or if the Property is located in a non-

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ALTA state, with corresponding deletions to the extent available), insuring the applicable Title Holder in the amount of the value allocated to such Property as shown on Appendix 1.1, that title to the Property is vested of record in such Title Holder on the Closing Date, with a non-imputation endorsement and with such endorsements as Buyer and the applicable title company shall have agreed prior to the end of the Due Diligence Period, subject only to the printed conditions and exceptions of such policy and the Permitted Exceptions.  The foregoing notwithstanding, Buyer, at its sole discretion, may elect as to any Property to accept a date down endorsement to the Existing Title Policy for such Property in lieu of a new title insurance policy, but subject to the same requirement that such date down endorsement include non-imputation coverage and show no exceptions other than the Permitted Exceptions.

(f)                                   Conditions under each Related PSA.  The obligation of Seller and BH, on the one hand, and Buyer, on the other hand, to consummate the Closing, shall be contingent upon the satisfaction of all conditions precedent to such party’s obligation to close the transactions under each Related PSA.  It is the intention of the parties that the transactions under this Agreement and each Related PSA shall be closed concurrently.

(g)                                  Performance Conditions.  The obligation of Seller and BH to consummate the Closing shall be contingent upon the following: (i) Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, except to the extent the inaccuracy of which would not have a Material Adverse Effect, without giving effect to any knowledge based qualifications; (ii) as of the Closing Date, Buyer shall have performed its obligations hereunder that are to be performed on or prior to the Closing Date and all deliveries to be made at or prior to the Closing Date shall have been tendered.  The obligation of Buyer to consummate the Closing shall be contingent upon the following:  (x) Seller’s and BH’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, without giving effect to any knowledge based qualifications or to any Exception Matters pursuant to Section 8.6, (y) as of the Closing Date, except to the extent the inaccuracy of which would not have a Material Adverse Effect, each of Seller and BH shall have performed its respective obligations hereunder that are to be performed on or prior to the Closing Date and all deliveries to be made at or prior to the Closing Date shall have been tendered (other than the failure by Seller or BH to provide or make available any immaterial document or information in accordance with Section 2.2).

(h)                                 Other Mutual Conditions.  The obligation of Seller and BH, on the one hand, and Buyer, on the other hand, to consummate the Closing shall be contingent upon the following:  (i) there shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending against any other party that would materially and adversely affect the operation or value of any Property (or with respect to Buyer’s obligation to close, any of the Companies) or the other party’s ability to perform its obligations under this Agreement; and (ii) all other conditions set forth in this Agreement to the other party’s obligation to close shall have been satisfied or waived in writing by such other party.

(i)                                     Uncured Violations.  As a condition to Buyer’s obligation to close: there shall be no notice issued after the expiration of the Due Diligence Period of any material violation or alleged material violation of any applicable Law, with respect to any Property or any of the Companies, which has not been corrected to the satisfaction of the issuer of the notice.

(j)                                    Failure of Condition.  So long as a party is not in default hereunder beyond any applicable notice and cure periods, if any condition to such party’s obligation to proceed with the Closing set forth in this Agreement has not been satisfied as of the Closing Date (as it may have been extended by Buyer as provided herein), such party may, in its sole discretion, (i) terminate this Agreement in whole by delivering written notice to the other party on or before the Closing Date, or (ii) elect on or before the

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Closing Date to effect the Closing, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.  Any failure to elect on or before the Closing Date under clauses (i) or (ii) above, shall be deemed an election under clause (i) above. If this Agreement is terminated due to a failure of a condition, which failure was not the result of a default by Buyer hereunder, the Earnest Money shall be returned to Buyer.

4.3                               Seller’s and BH’s Deliveries in Escrow.  At least two (2) Business Days prior to the Closing Date, Seller and BH shall deliver or cause to be delivered in escrow to the Title Company or to Buyer (for release only upon written confirmation of Seller or its Counsel) the following, each duly executed and, where appropriate, in recordable form and notarized:

(a)                                 Assignment of Interest.  Two counterparts of an assignment of the Interests with respect to each Venture in form reasonably satisfactory to Buyer, executed by Seller or the applicable Managing Member (the “Assignment of Interests”);

(b)                                 FIRPTA.  The certification of Seller (the “FIRPTA Certificate”) substantially in the form of Appendix 4.3(b) attached hereto;

(c)                                  Authority.  Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Buyer;

(d)                                 Debt Condition Documents.  Such documents and deliveries from or on behalf of Seller, BH or any Title Holder or Affiliate of any of them as may be required by any Lender to satisfy the Debt Conditions; together with a written certification by Seller to Buyer that there is no uncured default under the Loan Documents and that each Title Holder has paid in full all interest and other amounts (including, without limitation, installments of principal and interest and any applicable fees, charges or penalties) which are then due and payable under the Loan Documents to which such Title Holder is a party at or prior to Closing;

(e)                                  Bring-Down Certificate.  A written certification by Seller to Buyer certifying that Seller’s representations and warranties in Article 6 of this Agreement are true and correct in all material respects as of the Closing Date, except as expressly disclosed in such certificate and except to the extent the inaccuracy of which would not have a Material Adverse Effect;

(f)                                   Amended and Restated Venture Agreements.  An amended and restated or new Venture Agreement for each Existing Venture and New Venture (each an “Amended and Restated Venture Agreement” and collectively, the “Amended and Restated Venture Agreements”), in the forms attached hereto as Appendix 4.3(f-1) with respect to Waterford Venture, and Appendix 4.3(f-2) with respect to each other Venture, each duly executed by the applicable Managing Member;

(g)                                  Updated Rent Roll and Schedule of Service Contracts.  For each Property, an updated Rent Roll and updated schedule of Service Contracts, dated not earlier than 10 day prior to the Closing Date; and

(h)                                 Other Deliveries.  Such other documents, certificates and instruments reasonably necessary in order to effectuate the transaction described herein, including without limitation, Title Coverage Deliveries, transfer tax declarations, broker lien waivers, and any other Closing deliveries required to be made by or on behalf of Seller or BH.

4.4                               Buyer’s Deliveries in Escrow.  Except as specified below, at least two (2) Business Days prior to the Closing Date, Buyer shall deliver or cause to be delivered in escrow to the Title

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Company or to Seller (for release only upon written confirmation from Buyer or its counsel) the following, each duly executed and, where appropriate, in recordable form and notarized:

(a)                                 Purchase Price.  The Purchase Price, less the Earnest Money, plus or minus applicable prorations and adjustments as provided herein, deposited by Buyer with the Title Company on the Closing Date in immediate, same-day federal funds wired for credit into the Title Company’s escrow account;

(b)                                 Assignment of Interests.  Two counterparts of each of the Assignment of Interests, executed by Buyer;

(c)                                  Bring-Down Certificate.  A written certification by Buyer to Seller certifying that Buyer’s representations and warranties in Article 6 of this Agreement are true and correct as of the Closing Date, except as expressly disclosed in such certificate;

(d)                                 Amended and Restated Venture Agreements.  The Amended and Restated Venture Agreements executed by Buyer; and

(e)                                  Other Deliveries.  Such other documents, certificates and instruments reasonably necessary in order to effectuate the transactions described herein.

4.5                               Closing Statements.  At least two (2) Business Days prior to the Closing Date, Seller and Buyer shall deposit with the Title Company executed closing statements consistent with this Agreement.

ARTICLE 5.  PRORATIONS; COSTS

5.1                               Prorations.  Buyer and Seller agree to use the proration method set forth on Appendix 5.1 to determine all prorations and adjustments to be made between Buyer and Seller at Closing.

5.2                               Post-Closing Corrections.  Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment, provided such adjustment is claimed by such party within twelve months after Closing.  The provisions of this Section 5.2 shall survive the Closing.

5.3                               Costs; Transfer Taxes.  Buyer shall pay (i) the Title Company’s escrow fee, closing charges and any cancellation fee, (ii) the cost of any date down and other endorsements to the Existing Title Policies or new title policies and endorsements obtained by Buyer, (iii) the costs of any survey updates or new surveys obtained by Buyer, (iv) other costs associated with Buyer’s due diligence activities and (v) any Transfer Taxes due and payable with respect to the conveyance of the Interests.  Seller shall pay the cost of removing any encumbrances on the Interests.  Except as provided in Section 4.2(a), Section 7.1, Section 7.3, Section 8.1, Section 8.3 and Section 9.7 of this Agreement, or in any document or instrument executed pursuant to this Agreement, each party shall be responsible for their own attorneys’ and other professional fees.  Seller and Buyer shall execute any required city, county and state transfer tax or other declarations.

5.4                               Sales Commissions.  Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker or sales person in connection with this transaction.  In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify, defend and hold harmless the other party from and against any such claim based upon any actual or

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alleged statement, representation or agreement of the indemnifying party.  This provision shall survive the Closing and any termination of this Agreement.

5.5                               Excluded Obligations and Assets.

(a)                                 Park Crest Fee.  Seller has advised Buyer that, pursuant to that certain Agreement dated as of March 16, 2010, by and between Park Crest Residential Title Holder and Penrose Financial Services, LLC, a Virginia limited liability company (“Penrose”), a fee is payable to Penrose with respect to a future sale of Park Crest (the “Park Crest Fee”).  Seller, as owner of Park Crest Residential Title Holder, shall retain the obligation to pay the Park Crest Fee, if and when the same is due and payable, and neither Buyer nor any Venture shall have any obligation to pay the Park Crest Fee.  Seller shall indemnify, defend and hold Buyer and the applicable Venture and Title Holder harmless from and against any liability, claim, demand, loss, expense or damage arising out of the failure by Seller to pay the Park Crest Fee in full as and when due.

(b)                                 Excluded NoHo Assets.  The following assets of NoHo Title Holder (“Excluded NoHo Assets”) shall be excluded from the sale hereunder and shall not be taken into account for purposes of prorations under Appendix 5.1:  (i) a prorated portion of the 2011 CRA Payment for the period from July 1, 2011 through and including the day proceeding the Closing Date; and (ii) the tax increment financing receivable having an approximately $400,000 net present value, including all payments of principal and interest thereunder.  For purposes of this Agreement and the applicable Amended and Restated Venture Agreement, the Excluded NoHo Assets shall not be deemed to be assets of NoHo Title Holder or the applicable Venture, shall remain the property of Seller, and shall be distributed to Seller upon receipt.

(c)                                  Survival.  The provisions of this Section 5.5 shall survive Closing indefinitely and shall not be subject to the limitations set forth in Section 6.5 or Article 8.

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES

6.1                               Seller’s Representations and Warranties as to Seller.  As a material inducement to Buyer to execute this Agreement and consummate the Closing, Seller represents and warrants to Buyer that:

(a)                                 Seller has been duly formed or organized as a limited partnership, is validly existing and is in good standing in the State of Delaware, and is authorized to exercise all its powers, rights and privileges.

(b)                                 Seller has the power and authority, under its Charter Documents, to own and operate its assets, to carry on its business as now conducted, and to enter into and perform its obligations under this Agreement.

(c)                                  All partner, member, or other action on the part of Seller and each Managing Member necessary for Seller’s authorization, execution and delivery of this Agreement, and the performance of all obligations of Seller hereunder and the completion of the Closing pursuant hereto has been taken or will be taken prior to the Closing.  This Agreement constitutes a legally binding and valid obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(d)                                 The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations pursuant hereto will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice:  (x) any provision of Seller’s, Managing Members’ or the Companies’ Charter Documents as such documents exist immediately prior to the Closing; (y) any provision of any judgment, decree or order to which Seller, any Managing Members or any Company is a party or by which any of them or their respective properties or assets are bound; or (z) any statute, rule or governmental regulation applicable to Seller, any Managing Member or the Companies, or their respective property or assets.

(e)                                  The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations pursuant hereto will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice any material contract or agreement to which Seller, any Managing Member, or any Company is a party, assuming receipt of the consents referred to in Section 4.2(d) and satisfaction of the Debt Conditions.

(f)                                   The execution, delivery and performance by Seller of this Agreement does not require the consent, approval, clearance, waiver, order or authorization of any Person or Governmental Authority that has not been obtained, except for any required consents of Lenders to be obtained in satisfaction of the Debt Conditions and except for the approval described in Section 4.2(d).

(g)                                  There is no action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened in writing against Seller that challenges the validity of this Agreement or the right of Seller to enter into this Agreement, or that might result, either individually or in the aggregate, in Seller’s inability to perform its obligations under this Agreement.  There is no material judgment, decree or order of any court, arbitrator, tribunal or governmental or similar authority in effect against Seller, any Managing Member, or any Company, and neither Seller nor any Managing Member nor any Company is in material default with respect to any order or any court, arbitrator, tribunal or governmental or similar authority binding upon Seller, any Managing Member, or any Company or by which any of them or their respective properties or assets are bound, that would prevent Seller from performing it obligations under this Agreement.

(h)                                 Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

(i)                                     Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Properties and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

(j)                                    Seller is not insolvent and will not become insolvent by executing or performing its obligations under this Agreement or the documents to be executed in connection herewith.

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6.2                               Seller’s Representations and Warranties as to Interests and Companies.  As a material inducement to Buyer to execute this Agreement and consummate the Closing, Seller represents and warrants to Buyer that:

(a)                                 Each of the Managing Members and Existing Companies is duly formed as a limited partnership or limited liability company, as applicable, is validly existing and is in good standing under the laws of the state of its formation.  At Closing each of the New Companies will be duly formed as a limited liability company, and will be validly existing and in good standing under the laws of the state of its formation.

(b)                                 Each of the Title Holders is qualified to do business in and is in good standing in the state where its Property is located.

(c)                                  Seller is the owner and holder of all of the membership interests in each of the Managing Members, each of Belmar Managing Member and Cyan Managing Member is the owner and holder of a 70% limited liability company membership interest in each of Belmar Venture and Cyan Venture, respectively, and Waterford Managing Member is the owner and holder of a 55% limited liability company membership interest in Waterford Venture, which represents an indirect 95% limited liability company membership interest in Argenta Title Holder and an indirect 55% limited liability company membership interest in its other, respective Title Holders, in each case free and clear of any lien or security interest, subject only to restrictions on transfer imposed under applicable U.S. federal and state securities Laws and the limited liability company agreement of each such Venture; and the applicable Managing Member has not conveyed, transferred, assigned, pledged or hypothecated any interests in its Existing Venture, in whole or in part, or granted any rights, options or rights of first refusal or first offer to purchase any of such interests or any portion thereof (except for the rights of Buyer under this Agreement with respect to the Interests in the Existing Ventures).  Prior to the Restructuring, Seller is the owner and holder of all of the membership interests in each of NOHO Title Holder, the Park Crest Title Holders and Acacia GP, and all of the limited partnership interests in Acacia Title Holder, and Acacia GP is the owner and holder of all of the general partnership interests in Acacia Title Holder, in each case free and clear of any lien or security interest, subject only to restrictions on transfer imposed under applicable U.S. federal and state securities Laws; and Seller has not conveyed, transferred, assigned, pledged or hypothecated any of its interests in the Wholly Owned Entities.  Upon consummation of the Restructuring and at all times thereafter prior to the Closing, Seller will be the owner and holder of all of the membership interests in each New Venture, free and clear of any lien or security interest, subject only to restrictions on transfer imposed under applicable U.S. federal and state securities Laws; and Seller shall not have conveyed, transferred, assigned, pledged or hypothecated any interests in the New Ventures, in whole or in part, or granted any rights, options or rights of first refusal or first offer to purchase any of such interests or any portion thereof (except the rights of Buyer under this Agreement with respect to the Interests in the New Ventures).  Upon consummation of the Restructuring and on the Closing Date, each New Venture will be the owner and holder of all of the membership interests in its respective New REIT Sub and each New REIT Sub will be the owner and holder of all of the interests in the respective Wholly Owned Entities to be contributed to it as contemplated by the Restructuring, in each case free and clear of any lien or security interest, subject only to restrictions on transfer imposed under applicable U.S. federal and state securities Laws; Seller shall not have conveyed, transferred, assigned, pledged or hypothecated any interests in any New Venture, in whole or in part, or granted any rights, options or rights of first refusal or first offer to purchase any of such interests or any portion thereof (except the rights of Buyer under this Agreement with respect to the Interests in the New Ventures); and none of the New Ventures or New REIT Subs shall have conveyed, transferred, assigned, pledged or hypothecated any interests in any of its respective Subsidiaries, in whole or in part, or granted any rights, options or rights of first refusal or first offer to purchase any of such interests or any portion thereof.  The Interests in the Existing Ventures have been duly and validly issued and, except as contemplated by this Agreement or the limited liability

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company agreement of each such Existing Venture, there exists no agreement, arrangement or obligation (actual or contingent) to issue, transfer, redeem, repay or repurchase any such Interest or any portion thereof.  Upon consummation of the Restructuring and as of the Closing, the Interests in the New Ventures will have been duly and validly issued and, except as contemplated by this Agreement or the limited liability company agreement of each such New Venture, there shall exist no agreement, arrangement or obligation (actual or contingent) to issue, transfer, redeem, repay or repurchase any such Interest or any portion thereof.

(d)                                 Other than as provided in the limited liability company agreement of each Venture, there are no options, warrants, stock appreciation rights, calls, pre-emptive rights, subscriptions, contribution rights, convertible securities, or other rights or other agreements or commitments of any character whatsoever which are an obligation of Seller, any Managing Member or any of the Companies to issue, transfer or sell any securities exercisable for, or otherwise evidencing a right to acquire, any interests of any kind in any of the Companies (except the rights of the Buyer under this Agreement).

(e)                                  The organizational charts attached to this Agreement as Exhibits B-1 through B-3 are correct and correctly show each of the Existing Ventures and its respective Subsidiaries and the percentage of the ownership interest of each holder of interests in the Existing Ventures and its respective Subsidiaries immediately prior to the Closing hereunder.  Upon consummation of the Restructuring and as of the Closing, the organizational charts attached to this Agreement as Exhibits B-4 through B-6 will be correct and correctly show each of the New Ventures and their respective Subsidiaries and the percentage of the ownership interest of each holder of interests in the New Ventures and their respective Subsidiaries immediately prior to the Closing hereunder.

(f)                                   Seller has delivered or made available to the Buyer complete and correct copies, as amended to date, of the Charter Documents of each of the Existing Companies and Tax information filings and returns of such entities, including all amendments thereto since the initial formation of such entities.

(g)                                  None of the Existing Companies owns, and upon consummation of the Restructuring, none of the New Companies will own, assets or property, or any interests therein (whether direct or indirect), except the applicable Properties and interests in the other Companies as shown on the Org Charts, or engages or will engage in any business or activity other than in connection with its ownership of the Properties and interests in other Companies.

(h)                                 The information contained in the Recitals to this Agreement is true and correct.

(i)                                     The books and records of each Existing Company required to be kept by Law are current and have been maintained in all material respects in accordance with all applicable Laws on a proper and consistent basis and contain complete and accurate records, in all material respects, of all matters required to be dealt with in such books and records and all such books and records are in the possession and control of the Seller or the Existing Ventures.

(j)                                    The financial statements of the Existing Companies (collectively the “Financial Statements”) provided to Buyer in the Due Diligence Materials are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles, consistently applied, present fairly in all material respects the financial position and result of operations of the applicable Companies, at the dates and for the periods to which they relate and show all material liabilities, absolute or contingent, of the Existing Companies; provided, however, that any Financial Statements for periods other than the fiscal year end of the Existing Companies are subject to modification resulting from the absence of footnotes thereto and ordinary course fiscal year-end audit

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adjustments.  Except as set forth in the Financial Statements, the Existing Companies have no liabilities, debts, or other obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business of the Title Holders subsequent to the respective dates of the Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of business of the Title Holders and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, individually and in the aggregate, are immaterial in amount, (iii) obligations under contracts or arrangements described in Appendix 6.2-6.3 (the “Disclosure Schedule”), not including any breach of such contracts or agreements, and (iv) liabilities identified and prorated pursuant to Section 5.1.

(k)                                 The Companies have not had any employees and will not have any employees from the date hereof through the Closing Date.

(l)                                     There is no claim, litigation, arbitration or other proceeding pending or, to the knowledge of Seller, threatened, in writing, against any of the Managing Members or the Companies, except as set forth on the Disclosure Schedule.

(m)                             All books, files and records delivered by or on behalf of Seller to the Buyer, or made available by Seller to Buyer for review, are the complete and unaltered copies, in all material respects, of such books, files and records in Seller’s possession or control.  All books, files and records related to the Companies in the Seller’s possession or control have been, or will be during the Due Diligence Period, delivered or made available to Buyer for review.

(n)                                 Each Existing REIT Sub has an Existing Venture as its managing member and such Venture owns REIT Units. The REIT Units currently constitute 100% of the common membership interests in each Existing REIT Sub.  The Preferred Units currently are the only other outstanding equity interests in each Existing REIT Sub.  Each applicable Existing Venture holds all right, title and interest in and to its REIT Units, free of all Encumbrances, and such Venture’s REIT Units were not issued in violation of the preemptive right of any person or any agreement or laws by which an Existing REIT Sub at the time of issuance was bound.  Upon consummation of the Restructuring and as of Closing, (a) each New REIT Sub has a New Venture as its managing member and such Venture owns REIT Units; (b) the REIT Units in each New REIT Sub constitute 100% of the common membership interests in each New REIT Sub; (c) no Preferred Units are outstanding in any New REIT Sub; and (d) each applicable New Venture holds all right, title and interest in and to its REIT Units, free of all Encumbrances, and such Venture’s REIT Units were not issued in violation of the preemptive right of any person or any agreement or laws by which a New REIT Sub at the time of issuance was bound.

(o)                                 With respect to the following tax matters, to Seller’s knowledge:

A.                                    All Tax or information filings and returns required to be filed by each of the Existing Companies have been properly prepared and duly filed, and, except with respect to appeals of any property tax assessments that are being contested in good faith in the ordinary course of business, all Taxes required to be paid by any of the Existing Companies have been paid in full.  There are no (A) pending audits, actions, proceedings or examinations of any of the Existing Companies or of any of the Tax or information returns of the Existing Companies, as applicable, being conducted by any federal, state, local, or foreign taxing authority, (B) pending or threatened claims or disputes relating to any Taxes allegedly owed by any of the Existing Companies or (C) outstanding agreements or waivers extending the statutory limitations period applicable to the payment of any Taxes by or on behalf of any of the Existing Companies with respect to any filed returns.  The Due Diligence Materials contain true, correct and complete copies, in all material respects, of all tax returns of the Existing Companies since the formation of each, including copies of all Schedules K-1 issued or received by any partnership or limited liability company.

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B.                                    An election has been made to treat each Existing REIT Sub as a REIT for U.S. federal income tax purposes beginning with its first taxable year.  Effective following the Closing Date an election shall be made to treat each New REIT Sub as a REIT for U.S. federal income tax purposes in accordance with Section 3.4(c).

C.                                    No Company other than an Existing REIT Sub has elected, and will not elect prior to the Closing Date, to be classified as a corporation for U.S. federal income tax purposes.

D.                                    Each Existing Venture is currently classified as a partnership for U.S. federal income tax purposes and shall not (I) make an election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership or (II) make an election pursuant to Section 761(a) of the Code to be excluded from the provisions of subchapter K of the Code.

E.                                     Each Subsidiary other than an Existing REIT Sub is currently classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

F.                                      No tax attributes of an Existing REIT Sub are subject to limitations described in Section 382 of the Code, nor will any tax attributes of an Existing REIT Sub be subject to limitations described in Section 382 of the Code as a result of Buyer’s purchase of Interests in the Ventures as contemplated by this Agreement.

G.                                    No REIT Sub directly or indirectly holds any Real Property as a dealer for U.S. federal income tax purposes and no REIT Sub has otherwise undertaken any action which would cause a sale or disposition of such Real Property to be treated as a “prohibited transaction” pursuant to Section 857(b)(6)(B)(iii) of the Code.

H.                                   Each Existing REIT Sub has been organized and has continuously operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the first year that such Existing REIT Sub elected to be classified as a REIT under the Code through and including the Closing Date.

6.3                               Seller’s Representations and Warranties as to the Properties.  As a material inducement to Buyer to execute this Agreement and consummate the Closing, Seller represents and warrants to Buyer that:

(a)                                 The most current Rent Roll for each Property delivered to Buyer as part of the Property Information is the Rent Roll relied upon by Seller in the ordinary course of business.

(b)                                 To Seller’s knowledge, each Title Holder has complied in all material respects with its obligations under each of the Leases in effect with respect to its Property.

(c)                                  The list of Service Contracts included in the Due Diligence Materials is true and correct in all material respects as of the date of its preparation.  Other than the Service Contracts delivered to Buyer as part of the Property Information, there are, to Seller’s knowledge, no other property or asset management contracts or other arrangements, contracts and agreements to which any of the Companies is a party affecting the ownership, repair, maintenance, leasing or operation of the Properties, and the copies of such documents delivered to Buyer are true and correct in all material respects.  To Seller’s knowledge, neither the applicable Title Holder nor any other party to any of the Service Contracts is in default thereunder beyond any applicable notice or cure period.

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(d)                                 There are no pending or, to Seller’s knowledge, threatened in writing (a) eminent domain proceedings for the condemnation of any portion of the Land or (b) litigation against the Title Holder or any of the Companies in respect of any Property which, if decided adversely to the Title Holder or any of the Companies, would have a Material Adverse Effect.

(e)                                  To Seller’s knowledge, and except as set forth on the Disclosure Schedule: (a) all material licenses or permits necessary to operate each Property in material compliance with applicable Laws and otherwise as presently operated are in full force and effect and (b) the Title Holder is in compliance in all material respects with each such license and permit.

(f)                                   Except as set forth on the Disclosure Schedule, no Company has received written notice from any governmental authority or agency having jurisdiction over its Property that the Property or its use is in material violation of any Law that would have a Material Adverse Effect.

(g)                                  To Seller’s knowledge, and except as may be disclosed in the environmental reports made available to Buyer as a part of the Property Information, Hazardous Materials have, during the period of each Title Holder’s ownership of its respective Property, existed or currently exist in, on or under, or have been or are being disposed of or released from, such Property in quantities that exceed reportable concentrations under current applicable Environmental Laws; and, to Seller’s knowledge, no well or wells, underground storage tank or tanks (whether existing or abandoned) exist or have, during the period of each Title Holder’s ownership of its respective Property, existed on or under such Property.

(h)                                 Copies of the Property Information and all documents containing information material to the ownership or operation of the Properties have been delivered to Buyer and are true, correct and complete copies; and Seller is not aware of any material inaccuracy or omission in such information.

(i)                                     The Loan Documents delivered to the Buyer as part of the Property Information include true, accurate and complete copies in all material respects of all of the documents and instruments in effect with respect to the Loans, including all amendments, modifications and supplements thereto.  No material default or breach exists under any Loan Document beyond any applicable cure period, nor does there exist any material default or breach, or any material event or circumstance, which, with the giving of notice or passage of time, or both, would constitute, to Seller’s knowledge, a material default or breach by the Title Holder or any other party under any of the Loan Documents.

(j)                                    Each Title Holder is the owner of its respective Personal Property free and clear of all Encumbrances other than the Permitted Exceptions, and has not previously assigned its rights in and to its Personal Property except for security interests granted as security for the Loans. Except as set forth in the Property Information, the Title Holders do not lease any equipment or other personal property in connection with the ownership or operation of their respective Properties.

(k)                                 All vacant rental units at the Properties are in rent ready condition, except in the case of units which have been vacant for not more than 5 days for such cleaning and other routine maintenance as is customarily performed by each Title Holder in preparing vacated rental units for re-letting in the ordinary course of business consistent with current practices.

(l)                                     Each Property which is subject to Affordable Housing Requirements is in material compliance with such requirements.

(m)                             Except as set forth in the Disclosure Schedule, Seller has not received written notice of any uncured violation of any declaration of covenants, conditions and restrictions, reciprocal easement agreements or similar instrument governing or affecting the use, operation, maintenance, management or

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improvement of all of any portion of any Property (collectively “CCRs”), and to Seller’s knowledge no Title Holder is in material default under, and each Property is in compliance in all material respects with, all applicable CCRs.  Without limiting the foregoing, to Seller’s knowledge, no Title Holder is in default with respect to payment of any material contributions or assessments payable by such Title Holder under any CCRs.

(n)                                 Except for the representations and warranties contained in Section 6.1, Section 6.2 and Section 6.3 (as modified by the Exception Matters, Appendices and Schedules hereto), or any documents delivered to Buyer at Closing in connection with this Agreement (collectively, “Seller’s Reps”), neither Seller nor any other Person  (including, for the avoidance of doubt, any equity holder of Seller) makes any other express or implied representation or warranty in respect of any of the Companies, the Properties or the transactions contemplated hereby, and Seller disclaims all other representations or warranties, whether made by any of the Companies or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for Seller’s Reps, Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of any of the Companies or any of their respective Affiliates).  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. EXCEPT FOR AND SUBJECT ONLY TO SELLER’S REPS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, RELATING TO THE PROPERTIES OR ANY PORTION THEREOF, OR THE CONDITION OF OR MATERIALS RELATING TO THE PROPERTIES, IN WHOLE OR IN PART, OR ANY OTHER MATTER, ALL SUCH REPRESENTATIONS AND WARRANTIES BEING HEREBY EXPRESSLY DISCLAIMED.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND SUBJECT ONLY TO SELLER’S REPS, BUYER IS PURCHASING THE PROPERTY “AS IS” AND “WITH ALL FAULTS.”  EXCEPT FOR SELLER’S REPS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO, AND BUYER IS NOT RELYING ON ANY REPRESENTATIONS WITH RESPECT TO:  (a) environmental matters relating to the Property or any portion thereof, including the presence of any Hazardous Materials on any Property; (b) the presence of mold or other microbial agents in any Property; (c) geological or seismic conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, and limitations regarding the withdrawal of water there from, and faulting; (d) whether or not and the extent to which any Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway, or special flood hazard; (e) drainage and soil conditions of any Property; (f) the existence of or availability of any development rights; (g) zoning requirements (including any special use permits) to which any Property or any portion thereof may be subject or the status of compliance with such requirements; (h) the availability of any utilities to any Property or any portion thereof including, without limitation, water, sewage, gas and electricity; (i) usages of any adjoining property; (j) access to any Property or any portion thereof; (k) the value, compliance with specifications, size, location, age, use, merchantability, quality, description, or condition of any Property or any portion thereof, or suitability of any Property or any portion thereof for Buyer’s purposes, or fitness for any use or purpose whatsoever; (l) the compliance of any Property with applicable building codes, fire codes, land use or access laws or ordinances including, without limitation, the Americans with Disabilities Act (and the local equivalent thereof) or any similar Laws, including Environmental Laws; (m) enforceability of any Lease or Contract; (n) whether Seller will continue to own or operate any hospital adjacent to or in proximity to any Property, (o) the square footage or leaseable area of the Improvements and/or the real Property, or (p) the credit-worthiness of any tenant under any of the Leases.  The disclaimer expressed in this Section 6.3(n) shall survive Closing.

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(o)                                 As used herein, “Seller’s knowledge”, “known to Seller” or similar phrases means (i) with respect to the representations and warranties made in Section 6.2(o), the actual knowledge of Behringer Harvard Multifamily Advisors I, LLC, a Texas limited liability company, the advisor to BH, and (ii) with respect to the other representations and warranties in this Agreement, the actual knowledge of the managing member of each Venture and for any Property which is managed by an Affiliate of BH, the actual knowledge of such Affiliate property manager.

6.4                               Buyer’s Representations and Warranties.  As a material inducement to Seller to execute this Agreement and consummate the Closing, Buyer represents and warrants to Seller that:

(a)                                 Buyer has been duly formed or organized as a limited partnership, is validly existing and, as of Closing, will be in good standing in the state of its formation or organization, and is authorized to exercise all of its powers, rights and privileges.

(b)                                 Buyer has the power and authority, under its Charter Documents, to own and operate its properties, to carry on its business as now conducted, and to enter into and perform its obligations under this Agreement.

(c)                                  All action on the part of the Buyer and its partners, owners, members, managers, officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Buyer hereunder and completion of the transactions hereunder, has been taken or will be taken prior to the expiration of the Due Diligence Period.  This Agreement constitutes a legally binding and valid obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)                                 The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations pursuant hereto will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice:  (x) any provision of Buyer’s Charter Documents; (y) any provision of any judgment, decree or order to which Buyer is a party or by which it or its property or assets are bound; or (z) any statute, rule or governmental regulation applicable to Buyer or its property or assets.

(e)                                  The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations pursuant hereto will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any material contract or agreement to which Buyer is a party.

(f)                                   There is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened in writing against Buyer that challenges the validity of this Agreement or the right of Buyer to enter into this Agreement, or that might result, either individually or in the aggregate, in Buyer’s inability to perform its obligations under this Agreement.  There is no judgment, decree or order of any court, arbitrator, tribunal or governmental or similar authority in effect against Buyer, and the Buyer is not in default with respect to any order of any court, arbitrator, tribunal or governmental or similar authority binding upon Buyer or by which it or its property or assets are bound that would prevent the Buyer from performing its obligations under this Agreement.

(g)                                  Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking

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Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

(h)                                 Buyer is acquiring the Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof.  Buyer understands that the Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.5                               Survival of Representations and Warranties.  The representations and warranties set forth in this Article 6 are made as of the Effective Date and each of Seller and Buyer shall be deemed to have remade all of their respective representations and warranties as of the Closing Date.  Such representations and warranties shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of 12 months (the “Limitation Period”); provided that (a) the representations set forth in Section 6.1(a), (b), (c) and (d), Section 6.2(c), (d), (e) and (n) and Section 6.4(a), (c) and (d)  (the “Title and Authority Warranties”) shall survive the Closing indefinitely and (b) the representations set forth in Section 6.2(o) (the “Tax Warranties”) shall survive the Closing for a period ending sixty (60) days after the expiration of the applicable statute of limitations (including extensions thereof).  Seller and Buyer shall have the right to bring an action for breach of such representations and warranties if they give the other party written notice of the circumstances giving rise to the alleged breach within the survival period specified therefor in this Section 6.5.

ARTICLE 7.  DEFAULT AND REMEDIES

7.1                               Seller’s Default.  If the Closing fails to occur due to the default of Seller and such default is not cured within five (5) days after notice to Seller, then Buyer may, at its sole discretion and as its sole remedies:  (a) terminate this Agreement upon written notice to Seller whereupon the Earnest Money (to the extent deposited with the Escrow Agent) shall be immediately disbursed to Buyer and Buyer shall be entitled to recover from Seller all of its reasonable and documented out of pocket costs and expenses incurred in connection with this Agreement, and Buyer’s investigations of the Interests, Companies and Properties, together with reasonable and documented costs of enforcement and collection, provided that Seller’s liability for costs and expenses under this Section 7.1 shall not exceed $1,000,000.00 or (b) assert and seek specific performance of Seller’s obligations hereunder, it being acknowledged that the Properties and Interests are unique and that monetary damages would not be an adequate remedy.  If Buyer elects to seek specific performance under clause (b), but the remedy of specific performance is not available, Buyer shall be entitled to its remedies under clause (a)  notwithstanding that Buyer first elected to seek its remedies under clause (b).  Buyer hereby acknowledges and agrees that it unconditionally waives all other rights and remedies available at law or in equity for Seller’s pre-Closing breach of its obligations hereunder.

7.2                               Buyer’s Default.  If this transaction fails to close due to the default of Buyer and such default is not cured within five (5) days after notice to Buyer, then Seller’s sole remedy in such event shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Buyer.  The parties acknowledge that Seller’s actual damages in the event of a default by Buyer under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages.

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7.3                               Other Expenses.  Notwithstanding the respective limitations set forth in Section 7.1 and 7.2, if this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent for holding the Earnest Money and any fees due to the Title Company for cancellation of the Title Commitment.

ARTICLE 8.  INDEMNIFICATION AND LIMITATION ON LIABILITY

8.1                               Indemnification.  Subject to Section 8.6, Seller and Buyer shall indemnify, defend and hold the other (the “indemnified party”) harmless from any liability, claim, demand, loss, expense or damage that is: (a) suffered by, or asserted by any third party against the indemnified party arising from any act or omission of the indemnitor, its agents, employees or contractors or otherwise arising out of the ownership or operation of the Interests first arising or occurring prior to the Closing (with respect to Seller as indemnitor) or from and after the Closing (with respect to Buyer as the indemnitor); (b) arising out of the breach or inaccuracy of any of the indemnitor’s representations and warranties set forth herein; or (c) except as provided in Article 7, arising out of any failure by Seller or Buyer to perform any covenant or obligation of Seller or Buyer, as applicable, set out in this Agreement.

8.2                               Limitation on Seller’s Liability.  Notwithstanding any other provision of this Article 8 to the contrary, (a) Seller shall not have any indemnification obligations for claims under Section 8.1 and Section 8.3 unless and until the aggregate amount of such claims exceeds $30,000 (provided that, once the amount of such claims exceeds $30,000, Seller shall pay damages from the first dollar of damages) and (b) in no event shall Seller’s aggregate liability for claims under Section 8.1 and Section 8.3 of this Agreement exceed $500,000; provided, however, that the limitations on liability set forth in this Section 8.2 shall not apply to any loss or liability arising from any breach of any of the Title and Authority Warranties, or to Seller’s obligations with respect to reprorations under Section 5.2, which liability and obligations shall not be credited against the foregoing cap.  Except as provided in Article 7, the provisions of this Article 8 shall be the sole and exclusive remedy of Buyer with respect to matters which are subject to indemnification by Seller under Sections 8.1 and 8.3 of this Agreement, all other remedies with respect to such matters being hereby waived.

8.3                               Tax Indemnification.

(a)                                 From and after the Closing Date, subject to the limitations set forth herein, (i) Seller shall protect, defend, indemnify and hold harmless Buyer and each Company (including, without limitation, each REIT Sub) from any and all Taxes which are imposed on any Company in respect of its income, business, property or operations or for which any Company may otherwise be liable as a result of any inaccuracy or breach of any Tax Warranties; and (ii) Seller shall reimburse Buyer, on an after-tax basis, for all reasonable attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all losses, verdicts, judgments, settlements, tax liability, interest, costs and other expenses incurred or that may be incurred by Buyer as a result of any matter described in clause (i) above.

(b)                                 Buyer will, as to any Taxes in respect of which Seller has agreed to indemnify Buyer or any Company (including, without limitation, each REIT Sub), promptly inform Seller of, and permit the participation of Seller in, any investigation, audit or other proceeding by or with the Internal Revenue Service or any other taxing authority empowered to administer or enforce such a tax and will not consent to the settlement or final determination in such proceeding without the prior written consent of Seller (which consent will not be unreasonably withheld).

8.4                               Survival.  The provisions of this Article 8 shall survive the Closing; provided that claims under clause (a) or (b) of Section 8.1 shall be subject to the time limitations set forth in Section 6.5.  For the avoidance of doubt, the parties acknowledge that, notwithstanding that claims under clause (a) of

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Section 8.1 may not arise out of a breach or inaccuracy of the indemnitor’s representations or warranties, such claims are subject to the Limitation Period.  Any claim for indemnification under Section 8.1(a) or (b) not made on or prior to the expiration of the Limitation Period set forth in Section 6.5 shall be irrevocably and unconditionally waived and released.

8.5          No Liability for Exception Matters.  As used herein, the term “Exception Matter” shall refer to a matter actually disclosed to Buyer in writing or actually discovered by Buyer before the Closing, that would make a representation or warranty of Seller contained in this Agreement untrue or incorrect, including, without limitation, matters disclosed in writing to Buyer by Seller or by any other person.  If Buyer obtains actual knowledge of any Exception Matter after the date hereof and if Seller, in its sole discretion, does not agree in writing to cure or remedy such Exception Matter, Buyer may, as to any Exception Matter the existence of which would have a Material Adverse Effect (a “Material Exception Matter”), as its sole and exclusive remedy, terminate this Agreement in its entirety and receive a return of the Deposit upon written notice to Seller, as provided below.  Buyer shall promptly notify Seller in writing of any Material Exception Matter of which Buyer obtains actual knowledge before the Closing.  If Buyer obtains actual knowledge of any Material Exception Matter before the Closing, but nonetheless elects to proceed with the Closing of this Agreement, Buyer shall consummate the transaction contemplated herein subject to such Material Exception Matter and Seller shall have no liability with respect to such Material Exception Matter following Closing, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement; provided that the foregoing shall not be deemed to waive Seller’s obligation to cure certain matters on or before Closing, or Buyer’s right to offset certain costs against the Purchase Price, as expressly provided elsewhere in this Agreement, including, without limitation, in Section 2.4.  If Buyer elects to terminate this Agreement on the basis of any Material Exception Matter, Buyer shall so notify Seller in writing within five days following Buyer’s discovery of the Material Exception Matter (but in all events prior to Closing).  If Buyer so terminates this Agreement, the Earnest Money shall be returned to Buyer.  Buyer’s failure to timely give such notice shall be deemed a waiver by Buyer of such Material Exception Matter.  Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder, other than as set forth herein with respect to rights or obligations which survive termination.  Seller shall have no obligation to cure or remedy any Material Exception Matter, and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Material Exception Matters.  Notwithstanding the foregoing, the limitation on Buyer’s remedies and Seller’s liabilities set forth in this Section 8.5 in the event of a Material Exception Matter before the Closing shall not apply (i) in the case of an intentional breach by Seller of any of its covenants and obligations under this Agreement or (ii) with respect to any matter which Seller is obligated to cure hereunder on or before Closing or for which Buyer has an express right of offset against the Purchase Price hereunder, including, without limitation, under Section 2.4.

ARTICLE 9.  MISCELLANEOUS

9.1          Parties Bound.  Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer may assign this Agreement without Seller’s consent to an Affiliate or to the client or an Affiliate of the client on whose behalf Buyer has entered into this Agreement but any such assignment shall not relieve Buyer of its obligations hereunder.  Upon Closing, Buyer shall be relieved of its obligations under this Agreement in the event of any such assignment and all actions to be taken by, or documents to be delivered to, Buyer shall be made by or delivered to such assignee.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, permitted assigns, heirs, and devises of the parties.

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9.2          Headings; Entirety; Amendments.  The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.  All exhibits, schedules and appendices attached to this Agreement are incorporated herein as if fully set forth in this Agreement and shall be deemed to be a part of this Agreement.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Properties.  This Agreement may be amended or supplemented (except as noted in the preceding sentence) only by an instrument in writing executed by the party against whom enforcement is sought.

9.3          Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

9.4          Governing Law; Calculation of Time Periods; Time.  This Agreement shall, in all respects, be governed and enforced in accordance with the laws of the state of Delaware.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in Chicago, Illinois, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  The last day of any period of time described herein shall be deemed to end at 5:30 p.m. Chicago, Illinois time.  Time is of the essence in the performance of this Agreement.

9.5          No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise, other than the indemnified parties referenced in Section 2.1 pursuant to and for purposes of Section 2.1, who shall be express third party beneficiaries hereof solely for purposes of Section 2.1 and the exonerated persons referenced in Section 6.3(n) who shall be express third party beneficiaries hereto solely for purposes of Section 6.3(n).

9.6          Confidentiality.  Neither Buyer nor Seller shall make a public announcement or other disclosure of this Agreement or any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other, which consent may not be unreasonably conditioned, delayed or withheld so long as such public disclosure is otherwise in compliance with this Agreement; provided, however, that without the consent of the other party, a party may make (i) any public disclosure it reasonably believes is required by applicable Law, rule or regulation (in which event such party shall use reasonable efforts to advise the other party prior to the making of such disclosure); (ii) such disclosure as may be reasonably necessary to enforce any provision of this Agreement; (iii) any disclosure to any lender or prospective lender, creditor, officer, employee, agent, current or prospective investor and their advisors, current or prospective financial partner, or Affiliate as necessary to perform its obligations under this Agreement or (iv) any public disclosure that is deemed advisable by such party or its counsel to be disclosed in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines applicable to such party or any Affiliate thereof, including any disclosures to the Securities and Exchange Commission and any press release required by the Securities and Exchange Commission in connection therewith.

Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement (the “Transaction”), shall

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not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction.  The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax idea related to the Transaction.

9.7          Enforcement Expenses.  Should any party employ attorneys or arbitrators to bring an action or arbitration to enforce any of the provisions hereof, the non-prevailing party in such action or arbitration shall pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees and costs, expended or incurred in connection therewith (not to exceed, in the aggregate, $500,000).  The limitations set forth in Section 8.2 shall not apply with respect to this Section 9.7.

9.8          Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties in the manner and at the addresses set forth in Appendix 9.8.

9.9          Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and the documents to be executed on or prior to the Closing Date and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the documents to be delivered on or prior to the Closing Date or any exhibits or amendments thereto.

9.10        Execution in Counterparts.  This Agreement may be executed in any number of counterparts, and by each party hereto on separate counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages which shall be deemed original signatures for all purposes.

9.11        Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party on or prior to the Closing Date, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Interests to Buyer.

9.12        Waiver of Jury Trial; Forum.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS AGREEMENT IN A FEDERAL OR STATE COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

9.13        Mutual Execution.  Until this Agreement has been duly executed by Buyer, Seller and BH and a fully executed copy has been delivered to each of Buyer, Seller and BH (which may occur by facsimile transmission or e-mail), this Agreement shall not be legally binding against the parties.

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9.14        Cooperation.  Subject to the provisions of this Agreement, the parties agree to cooperate and use Commercially Reasonable Efforts to consummate the transactions contemplated hereby.

9.15        Termination of Related PSA Upon Termination of this Agreement.  Unless otherwise agreed to by Buyer in its sole discretion, if Buyer terminates this Agreement pursuant to any termination right granted to Buyer under this Agreement, such termination shall also be deemed a termination of the Related PSA in whole.  If this Agreement provides that Buyer is entitled to return of the Earnest Money upon such termination (to the extent deposited with the Escrow Agent), each Related Buyer shall also be entitled to a return of its earnest money under the Related PSA (to the extent deposited with the Escrow Agent).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written below.

SELLER:

BEHRINGER HARVARD MULTIFAMILY OP I LP
a Delaware limited liability company

	BY:	BHMF, INC., a Delaware corporation, its general partner

		By:	/s/ Ross P. Odland
		Name:	Ross P. Odland
		Title:	Senior Vice President — Portfolio Management

Dated: November 29, 2011

BUYER:

MILKY WAY PARTNERS, L.P.
a Delaware limited partnership

	BY:	MILKY WAY PARTNERS LLC, a Delaware limited liability company, its general partner

		By:	Heitman Capital Management LLC, an Iowa limited liability company, its sole member

			By:	/s/ Howard J. Edelman
			Name:	Howard J. Edelman
			Title:	Executive Vice President

Dated: November 29, 2011

JOINDER

This joinder (this “Joinder”) is attached to and made a part of that certain Membership Interest Purchase and Sale Agreement, dated as of November 29, 2011, by and between Behringer Harvard Master Partnership I LP, a Delaware limited partnership, and Milky Way Partners, L.P., a Delaware limited partnership (the “Agreement”), and all terms capitalized but not defined herein shall have the respective meanings given to them in the Agreement.  The undersigned, BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (“BH”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby duly executes with proper authority and joins in the execution of the Agreement for the purpose of agreeing to be bound by its obligations and agreements set forth in Section 2.2, Section 2.3, Section 3.1, Section 3.4, Section 4.2(a), Section 4.2(d) and Section 4.3 of the Agreement (the “BH Agreements”).  Buyer shall have the right to proceed directly against BH with respect to the BH Agreements without first making written demand to Seller (and without any obligation to bring suit against the Seller) for the satisfaction of any such obligations.

BH, on behalf of its Affiliate which is the Managing Member of each Venture, hereby consents to the conveyance of the Interests to Buyer, pursuant to the Agreement.

BH acknowledges that the execution of this Joinder is a material inducement and condition to Buyer’s execution of the Agreement.  BH represents and warrants that it has the legal right, power, authority and capacity to execute this Joinder, that such execution does not violate the organizational documents of, or any other material agreement or instrument by which BH is bound, and that this Joinder is binding and enforceable against the undersigned, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The provisions of Section 2.2, Section 2.3, Section 3.1, Section 3.4, Section 4.2(a), Section 4.2(d), Section 4.3 and Article 9 of the Agreement are hereby incorporated by reference into this Joinder as if fully set forth herein.  Finally, any notice required or given hereunder shall be sent pursuant to the provisions of Section 9.8 of the Agreement.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation

By:	/s/ M. Jason Mattox
Name:	M. Jason Mattox
Title:	Executive Vice President

Exhibit A

Ventures, Properties and Percentage Interests

Venture	Property	City, State	Percentage Interest
Behringer Harvard Cyan Venture, LLC	Cyan	Portland, OR	15%
Behringer Harvard Belmar Venture, LLC	7166 at Belmar	Lakewood, CO	15%
Behringer Harvard Waterford Place Venture, LLC*	Argenta	San Francisco, CA	40%
NOHO Venture	The Gallery at Noho	North Hollywood, CA	45%
Park Crest Venture	Lofts at Park Crest**	McLean, VA	45%
Acacia Venture	Acacia	Santa Rosa, CA	45%

*Waterford Venture is the indirect owner of two properties in addition to Argenta, with respect to which Buyer is acquiring additional interests in Waterford Venture pursuant to the Related PA.  However such additional interests are not addressed in this Agreement.

**The Lofts of Park Crest consists of a commercial portion, owned by Park Crest Commercial Title Holder, and a residential portion, owned by Park Crest Residential Title Holder.

Exhibit B-1 to B-6

Org Charts

[SEE ATTACHMENTS]

APPENDIX 1.2

Defined Terms

“2011 CRA Payment” shall have the meaning given to it in Section 2.1.6 of Appendix 5.1.

“Acacia Entities” shall have the meaning given to it in the Recitals to this Agreement.

“Acacia GP” shall have the meaning given to it in the Recitals to this Agreement.

“Acacia Title Holder” shall have the meaning given to it in the Recitals to this Agreement.

“Argenta Title Holder” shall have the meaning given to it in the Recitals to this Agreement.

“Affiliate” shall mean:  (a) an entity that directly or indirectly controls, is controlled by or is under common control with the party in question; or (b) an entity at least a majority of whose economic interest is owned by the party in question; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

“Affordable Housing Requirements” shall mean any Laws or private covenants, conditions and restrictions which require any residential dwelling units at any Property to be made available as affordable housing units, low income housing units or moderate income housing units or similar designation.

“Agreement’ shall have the meaning given to it in the preamble to this Agreement.

“Amended and Restated Venture Agreement” and “Amended and Restated Venture Agreements” shall each have the respective meaning given to it in Section 4.3(f) hereof.

“Assignment of Interests” shall have the meaning given to it in Section 4.3(a) hereof.

“Belmar Managing Member” shall have the meaning given to it in the Recitals to this Agreement.

“Belmar Title Holder” shall have the meaning given to it in the Recitals to this Agreement.

“Belmar Venture” shall have the meaning given to it in the Recitals to this Agreement.

“BH” shall mean Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation.

“Business Day” “shall mean a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under applicable laws, or are in fact closed, in Chicago, Illinois or Dallas, Texas.

“Buyer” shall have the meaning given to it in the preamble to this Agreement.

“Buyer’s Representative” shall have the meaning given to it in Section 2.1 hereof.

“Charter Documents” shall mean, with respect to any entity, its articles of incorporation, declaration of trust, bylaws, partnership agreement, statement of partnership, certificate of limited partnership, limited liability company agreement, limited liability certificate or articles, or other charter or

Appendix 1.2 - Page 1

governing or organizational documents, and all amendments or supplements to any of the foregoing (but excluding the Amended and Restated Venture Agreements).

“Closing” shall mean the occurrence of the following:  (i) the satisfaction of all conditions precedent set forth herein (or the waiver in writing of such condition by the party entitled to the benefit of such condition) and (ii) the execution and delivery of the other documents and items to be executed and delivered pursuant to Article 4 and the other provisions hereof; and (iii) the consummation of the purchase and sale of the Interests as provided in this Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercially Reasonable Efforts” shall mean, whenever there is imposed on any party such standard, that such party shall be required to exert those efforts or diligence only to the extent they are economically feasible, practicable and reasonable under the circumstances and shall not impose upon such party material financial or other burdens or require any party to institute any legal action.

“Companies” shall mean each of the Ventures and each of the Subsidiaries.

“Cyan Managing Member” shall have the meaning given to it in the Recitals to this Agreement.

“Cyan Title Holder” shall have the meaning given to it in the Recitals to this Agreement.

“Cyan Venture” shall have the meaning given to it in the Recitals to this Agreement.

“Debt Conditions” shall have the meaning given to it in Section 4.2(a) hereof.

“Disclosing Party” shall have the meaning given to it in Section 2.2 hereof.

“Disclosure Schedule” shall have the meaning given to it in Section 6.2 hereof.

“Due Diligence Materials” shall mean the Property Information, the Company Information and any other reports, financial statements or written materials delivered or made available to Buyer by or on behalf of Seller prior to the end of the Due Diligence Period.

“Encumber” shall mean to voluntarily or involuntarily create, or permit to suffer the creation of, any Encumbrances.

“Encumbrances” shall mean any and all security interests, pledges, lien, charges, easements, encroachments, claims, purchase options or other encumbrances or restrictions of any kind on title to any asset, including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attribute of ownership of such asset (not including applicable Laws).

“Environmental Laws” shall mean, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances and guidelines.

“ERISA” shall mean Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Appendix 1.2 - Page 2

“Escrow Agreement” shall have the meaning given to it in Section 1.4 hereof.

“Exception Matter” shall have the meaning given to it in Section 8.5 hereof.

“Existing Company” and “Existing Companies” shall mean, individually and collectively, the Existing Ventures and their respective Subsidiaries, and the Wholly Owned Entities.

“Existing REIT Sub” and “Existing REIT Subs” shall mean, the Subsidiaries which are 99.9% directly owned by each Existing Venture, as shown on the organizational charts attached to this Agreement as Exhibits B-1 through B-3.

“Existing Title Exceptions” shall mean as to each Existing Title Policy, the exceptions set forth in such Existing Title Policy.

“Existing Title Policies” shall mean the most recent owner’s title insurance policy insuring each Title Holder, copies of which have been or will be delivered to Buyer as part of the Property Information.

“Existing Venture” and “Existing Ventures” shall mean, individually and collectively, Belmar Venture, Cyan Venture and Waterford Venture.

“FIRPTA Certificate” shall have the meaning given to it in Section 4.3(b) hereof.

“Governmental Authority” and “Governmental Authorities” shall mean any governmental authority having jurisdiction over any of the Properties, Buyer, Seller, BH, the Companies or any of their respective Affiliates, including, without limitation, the United States of America, the state, county and municipality where each Property is located, and any court, agency, department, commission, board, bureau, utility district, flood control district, improvement district or similar district, or other instrumentality of any of them.

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any Environmental Law.

“Improvements” shall mean, as to each Property, all buildings, fixtures, structures, parking areas, landscaping and other improvements located on the applicable Land.

“Intangible Property” shall mean, as to each Property, all right, title and interest of the applicable Title Holder in and to all intangible personal property owned by such Title Holder and now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the applicable Real Property, including, without limitation, any and all trade names and trademarks associated with such Real Property; the plans and specifications for the applicable Improvements, including as-built plans; unexpired warranties, guarantees, indemnities and claims against third parties; contract rights related to the construction, operation, repair, renovation, ownership or management of the Real Property; pending permit or approval applications as well as existing permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards; and books and records relating to the applicable Property.

“Interest” shall mean, (i) as to each Belmar Venture and Cyan Venture, an undivided portion of the applicable Managing Member’s membership interest in such Existing Venture, constituting 15% of

Appendix 1.2 - Page 3

the aggregate membership interests in such Existing Venture, (ii) as to Waterford Venture,  an undivided portion of the applicable Managing Member’s membership interest in such Existing Venture as to Argenta Title Holder only, constituting 40% of the aggregate membership interests in such Existing Venture with respect to Argenta Title Holder; and (ii) as to each New Venture, 45% of the aggregate membership interests in such New Venture.

“Interests” shall mean a collective reference to the Interest in each Venture.

“Land” shall mean, for each Property, the land owned by the applicable Title Holder, as described in the Existing Title Policy insuring such Title Holder, and all rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances in anywise appertaining to the Land, including any and all mineral rights, development rights, water rights and the like; and all right, title, and interest of such Title Holder in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land.

“Laws” shall mean all applicable federal, state and local laws, rules, ordinances, regulations and codes, including without limitation, all zoning, building, health and safety, environmental, land use and persons with disabilities requirements.

“Leases” shall mean, as to each Property, all leases, subleases or other occupancy agreements pursuant to which any person has the right to occupy space in the Improvements.

“Limitation Period” shall have the meaning given to it in Section 6.5 hereof.

“Loan” and “Loans” shall mean, individually and collectively as applicable, the mortgage loans encumbering each of the Properties, including any mortgage loan (if any) entered into after the Effective Date and on or prior to the Closing Date.

“Loan Documents” shall mean the documents and instruments evidencing and securing each of the Loans.

“Managing Member” and “Managing Members” shall mean, individually and collectively, the managing member or general partner of each Existing Venture, as shown on the organizational charts attached to this Agreement as Exhibits B-1 through B-3, each of which is indirectly owned and controlled by BH.

“Mandatory Cure Items” shall have the meaning given to it in Section 2.4.

“Material Adverse Effect” shall mean any circumstance, change or effect that (a) is materially adverse to the business, assets, properties, results of operations or financial condition of any Company or Property, individually or in the Aggregate, or (b) materially impedes the ability of the Seller to consummate the transactions contemplated hereby; provided, however, a Material Adverse Effect shall exclude any circumstance, change or effect resulting from any one or more of the following:  (i) any change in the United States or foreign economies or securities or financial markets in general, that does not materially disproportionately affect the business, assets, properties, results of operations or financial condition of the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate, (ii) any change that generally affects any industry in which any of the Companies operates, that does not materially disproportionately affect the business, assets, properties, results of operations or financial condition of the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate; (iii) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or

Appendix 1.2 - Page 4

material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any action taken by the Buyer or its Affiliates in respect of the transactions contemplated hereby or in respect of any of the Companies; (v) any changes in applicable Laws or accounting rules, which do not materially disproportionately affect the Companies taken as a whole as compared to other similarly situated Persons in the industries in which the Companies operate; or (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated hereby.

“New Company” and “New Companies” shall mean, individually and collectively, the New Ventures and the New REIT Subs.

“New Loan” shall have the meaning given to it in Section 4.2(a)(E) hereof.

“New REIT Sub” and “New REIT Subs” shall each have the meaning given to it in Section 3.5 hereof.

“New Venture” and “New Ventures” shall each have the meaning given to it in Section 3.5 hereof.

“NOHO Title Holder” shall have the meaning given to it in the Recitals to this Agreement.

“Objections” shall have the meaning given to it in Section 2.4 hereof.

“Objection Notice” shall have the meaning given to it in Section 2.4 hereof.

“Park Crest Commercial Title Holder” shall have the meaning given to it in the Recitals to this Agreement.

“Park Crest Residential Title Holder” shall have the meaning given to it in the Recitals to this Agreement.

“Park Crest Title Holders” shall have the meaning given to it in the Recitals to this Agreement.

“Org Charts” shall mean the organizational charts attached to this Agreement as Exhibits B-1 through B-6.

“Park Crest Fee” shall have the meaning given to it in Section 5.5 hereof.

“Penrose” shall have the meaning given to it in Section 5.5 hereof.

“Percentage Interest” shall mean as to each Venture, the percentage of the aggregate membership interests of all the members of such Venture of the Interest in such Venture to be purchased by Buyer hereunder.

“Permitted Exceptions” shall mean, the Existing Title Exceptions, any additional exceptions approved or deemed approved by Buyer pursuant to Section 2.4 of this Agreement, documents and instruments securing any Loan, including any New Loan, real estate taxes not yet due and payable and the rights of tenants in possession as tenants only under the Leases without any option to purchase or right of first refusal with respect to the Property.

“Preferred Units” shall mean the preferred limited liability company interests in a REIT Sub.

Appendix 1.2 - Page 5

“Person” shall mean a corporation, partnership, limited liability company, business trust or individual.

“Personal Property” shall mean as to each Real Property, all right, title and interest of the applicable Title Holder in and to all tangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of such Real Property, including, without limitation, all equipment, machinery, heating, ventilating and air conditioning units, furniture, art work, furnishings, trade fixtures, office equipment and supplies, and, whether stored on or off-site, all tools and maintenance equipment, supplies, and construction and finish materials not yet incorporated in the Improvements but held for repairs and replacements.

“Property” shall mean, for each property identified on Exhibit A, the Real Property, the Leases, the Rents, the Personal Property, and the Intangible Property.

“Properties” shall mean a collective reference to each Property.

“Property Information” shall have the meaning given to it in Section 2.2 hereof.

“Real Property” shall mean, the Land and the Improvements.

“Related Buyer” shall mean the buyer under each Related PSA.

“Related PSA” shall mean that certain Membership Interest Purchase and Sale Agreement of even date herewith between Buyer and Behringer Harvard Master Partnership I LP, a Delaware limited partnership, as seller.

“Related Seller” shall mean the seller under the Related PSA.

“Rent Roll” shall mean the rent roll for each Property delivered to Buyer as part of the Property Information.

“REIT” shall mean a real estate investment trust under Sections 856-860 of the Code.

“REIT Sub” and “REIT Subs” shall mean, individually and collectively, (i) the Existing REIT Subs; and (ii) the New REIT Subs to be formed pursuant to this Agreement as direct subsidiaries of each of the New Ventures, as shown on the organizational charts attached to this Agreement as Exhibits B-3 through B-5.

“REIT Units” shall mean the common limited liability company interests in a REIT Sub.

“Rents” shall mean, for each Property, all income from the applicable Real Property, including without limitation, all fixed or base rent, percentage rent, additional rent or other amounts payable by tenants under Leases with respect to operating expenses, taxes or other charges under the Leases.

“Restructuring” shall mean the actions with respect to ownership of the Wholly Owned Properties contemplated by Section 3.4(c) and Section 3.5.

“Seller” shall have the meaning given to it in the preamble to this Agreement.

“Service Contracts” shall mean, all service contracts and other contracts, agreements or instruments relating to the ownership, use, management or operation of the Properties, including equipment leases or any other lease in which Title Holder is lessee, but excluding the Leases.

Appendix 1.2 - Page 6

“Subsidiary” and “Subsidiaries” shall mean, individually and collectively, (i) each of the limited liability companies owned directly or indirectly by each Existing Venture, as shown on the organizational charts attached to this Agreement as Exhibits B-1 and B-2; and (ii) each of NOHO Title Holder, the Park Crest Title Holders, the Acacia Entities and the New REIT Subs.

“Taxes” shall mean all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, bulk sales taxes, transient occupancy taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, Transfer Taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies or other additions to taxes, including interest, fines and penalties.

“Tax Warranties” shall have the meaning given to it in Section 6.5 hereof.

“Title and Authority Warranties” shall have the meaning given to it in Section 6.5 hereof.

“Title Company” shall mean Chicago Title Insurance Company (National Division, Dallas, Texas).

“Title Coverage Deliveries” shall have the meaning given to it in Section 2.3 hereof.

“Title Holder” shall mean the respective Subsidiary which is the direct owner of each Property, as shown on the Org Charts.

“Title Policy” shall mean, an ALTA Owner’s Policy (2006) (or other form required by state law) of title insurance, with extended coverage, issued by the Title Company (and such reinsurers or co-insurers as required by Buyer during the Due Diligence Period) as of the date and time of the recording of the Deed, in the amount of the Purchase Price, containing the Endorsements and containing such reinsurance and co-insurance as required by Buyer during the Due Diligence Period, insuring the Title Holder as the owner of fee simple title to the Real Property, subject only to the Permitted Exceptions.

“Transaction” shall have the meaning given to it in Section 9.6 hereof.

“Transfer Taxes” shall mean any and all taxes on the transfer, or deemed transfer, of the any Property as a result of the conveyance of the Interests pursuant to this Agreement payable pursuant to applicable Laws, but if and only to the extent that the conveyance of the applicable Interest pursuant to this Agreement is deemed to constitute a transfer of such Property that is subject to such tax, but not including real estate taxes or income taxes.

“Venture” and “Ventures” shall mean, individually and collectively, each of the Existing Ventures and the New Ventures.

“Venture Agreement” shall mean the limited liability company operating agreement governing each Venture, as amended, supplemented or amended and restated prior to the Effective Date.

“Waterford Managing Member” shall have the meaning given to it in the Recitals to this Agreement.

“Waterford Venture” shall have the meaning given to it in the Recitals to this Agreement.

Appendix 1.2 - Page 7

“Wholly Owned Entities” shall mean NOHO Title Holder, the Park Crest Title Holders and the Acacia Entities.

“Wholly Owned Property” and “Wholly Owned Properties”, shall mean, individually and collectively, the Gallery at NOHO, the Lofts at Park Crest and Acacia.

Appendix 1.2 - Page 8

APPENDIX 1.4

Escrow Agreement

This Escrow Agreement (this “Agreement”) is made as of the        day of                                                 , 20     by and among                                                              (“Seller”),                                                                                          , a                                (“Buyer”) and                                                  (“Escrow Agent”).

R E C I T A L S

A.                                    Seller and Buyer have entered into that certain Membership Interest Purchase and Sale Agreement (the “Purchase Agreement”) dated of even date herewith, with respect to certain membership Interests described therein.

B.                                    All terms capitalized but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

C.                                    Pursuant to the Purchase Agreement, among other things, Buyer has and will make deposits of Earnest Money to be held, invested and disbursed as provided herein.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

1.                                      Recitals.  The recitals set forth above are true and correct and are incorporated herein by reference.

2.                                      Investment and Use of Funds.  If directed by Buyer, the Escrow Agent shall invest the Earnest Money in a money market, U.S. Treasuries or similar investments as directed by Buyer, shall not commingle the Earnest Money with any funds of the Escrow Agent or others except as provided herein, and shall promptly provide Buyer and Seller with confirmation of the investments made.  Escrow Agent agrees to act as “the person responsible for closing” the transaction under the Purchase Agreement within the meaning of Section 6045(a) of the Internal Revenue Code of 1986, as amended, and to file all forms and returns required thereby.

4.                                      Termination.  Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Buyer as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

5.                                      Interpleader.  Seller and Buyer mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees.  Seller or Buyer, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of the Purchase and Sale Agreement.

Appendix 1.4 - Page 1

6.                                      Liability of Escrow Agent.  The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its willful misconduct and negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties.  Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving willful misconduct or negligence on the part of the Escrow Agent.  In the event the Escrow Agent is directed to invest the Earnest Money, the Escrow Agent shall not be held responsible for any loss of principal or interest which may be incurred as a result of making the directed investments or redeeming said investments at the direction of the parties hereto.

7.                                      Escrow Fee.  Except as expressly provided herein to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Earnest Money or conducting the Closing shall be paid by Buyer.  There shall not be an escrow fee for holding the Earnest Money if the transaction closes and if it fails to close, the escrow fee for holding the Earnest Money shall be $150.00.

8.                                      Commingling.  Subject to Section 2, the Escrow Agent may commingle the Earnest Money with other deposits or with its own funds in the manner provided for in the administration of funds pursuant to applicable law; provided, however, that nothing herein shall diminish the Escrow Agent’s obligation to apply the full amount of the Earnest Money in accordance with the terms of this Agreement.

9.                                      Closing.  At Closing, the Escrow Agent shall fund the Earnest Money into the closing escrow, to be delivered to Seller and applied as a credit against the Purchase Price.

10.                               Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages which shall be deemed original signatures for all purposes.

11.                               Governing Law.  This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state of Texas.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first set forth above.

Appendix 1.4 - Page 2

SELLER:	BUYER:

By:	By:
Name:	Name:
Title:	Title:

ESCROW AGENT:

By:
Name:
Title:

Appendix 1.4 - Page 3

APPENDIX 2.2(a)

Property Information

The following items, to the extent in Seller’s possession or control (exclusive of any items Seller reasonably determines to be confidential or proprietary:

1.	Standard Form Lease
2.	Leasing Status Reports
3.	A list of and copies of all Service Contracts, Equipment Leases, and Other Contracts and Agreements
4.	Union Contracts
5.	Easement Agreements
6.	Licenses and Permits
7.	Annual Operating Budget (current year)
8.	Annual Operating Statements (last 3 years)
9.	Current Monthly and Year-to-Date Operating Statement
10.	Accounts Receivable/Delinquency Report
11.	Current Rent Roll including concessions, security deposits, in place rents and market rents
12.	Residential demographic profile
13.	Expense General Ledger
14.	Appraisals of the Property
15.	Real Estate Tax Bills/Current Assessment Notice
16.	Current lender impound balances
17.	Real Estate Tax Consultant Report
18.	Schedule of Insurance
19.	Insurance Claims/Loss Report (last 3 years and year to date)
20.	Schedule of Employees/Positions/Compensation
21.	Vendor Files
22.	Demising Book/Lease Plan/Site Plan
23.	Plans and Specifications
24.	Certificates of Occupancy
25.	Guaranties & Warranties, unexpired
26.	Structural and Engineering Reports, Seismic and/or PML Studies Reports, and Environmental Reports
27.	Existing Title Policies
28.	Underlying Recorded Documents
29.	Survey
30.	Correspondence/Complaint Logs/Security Reports
31.	Existing Management Agreements
32.	Market Surveys
33.	Loan Documents
34.	Leasing Guidelines

Appendix 2.2(a) - Page 1

APPENDIX 2.2(b)

Company Information

1.                                      Financial statements of each Existing REIT Sub for each of the prior five years (or since formation, if formed within the prior five years)

2.                                      Tax returns of each Existing REIT Sub for each of the prior five years (or since formation, if formed within the prior five years)

3.                                      Tax returns of each Existing Venture for each of the prior five years (or since formation, if formed within the prior five years)

4.                                      A copy of resolutions and consents of the members, board of directors, board of managers or any advisory committee of the Companies, Seller or BH with respect to any of the Companies, as applicable based on policies in place in the ordinary course of business of Seller or any of its Affiliates.

Appendix 2.2(b) - Page 1

APPENDIX 4.3(b)

FIRPTA Certificate

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal to title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the Transferee (hereinafter defined) that withholding of tax is not required upon the disposition of a United States real property interest by                                                             , a                   (the “Transferor”) to                                                                     , a                               (the “Transferee”), the undersigned does hereby certify the following on behalf of the Transferor:

1.                                      The undersigned is the                                      of the Transferor and is familiar with the business of the Transferor;

2.                                      The Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as all such terms are defined in the Internal Revenue Code of 1986, as amended, and United States Treasury Department Income Tax Regulations in effect as of the date hereof);

3.                                      The Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

4.                                      The Transferor is a                    duly organized, validly existing and in good standing under the laws of the State of                      ;

5.                                      The Transferor’s United States employer identification number is                    ; and

6.                                      The Transferor’s office address is                                                                     .

The Transferor understands that this certification may be disclosed to the United States Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this certificate, and to the best of the undersigned’s knowledge and belief, it is true, correct and complete.  The undersigned further declares that he has authority to sign this certificate on behalf of the Transferor.

Appendix 2.2(b) - Page 1

This certificate is executed and delivered as of the        day of                            , 20    .

By:
Name:
Title:

Appendix 2.2(b) - Page 2

APPENDIX 4.3(f-1)

FORM OF AMENDED AND RESTATED VENTURE AGREEMENT

FOR WATERFORD VENTURE

Appendix 4.3(f-1) - Page 1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BEHRINGER HARVARD WATERFORD PLACE VENTURE, LLC

(a Delaware Limited Liability Company)

Dated as of                 , 2011

THE INTERESTS (THE “INTERESTS”) OF BEHRINGER HARVARD WATERFORD PLACE VENTURE, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE U.S. OR NON-U.S. SECURITIES LAWS, IN EACH CASE IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THE INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY, AND NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS, AND (II) THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT.  THE INTERESTS WILL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED LIABILITY COMPANY AGREEMENT. THEREFORE, PURCHASERS OF THE INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

i

(continued)

ii

(continued)

iii

(continued)

iv

EXHIBITS

A	Members; Addresses; Capital Accounts; Percentage Interests
B-1	Legal Description of Argenta
B-2	Legal Description of Stonegate
B-3	Legal Description of West Village
C	Operating Plan for Fiscal Year Ended December 31, 2011
D	Monthly Reports
E	Electronic Data Transmission

v

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BEHRINGER HARVARD WATERFORD PLACE VENTURE, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of BEHRINGER HARVARD WATERFORD PLACE VENTURE, LLC is made and entered into as of [          ], 2011 by and between Behringer Harvard Waterford Place, LLC (“BH Waterford”), a Delaware limited liability company that is an indirect wholly owned subsidiary of Behringer Harvard Multifamily REIT I, Inc. (“BH Multifamily REIT”), a Maryland corporation, with its principal office at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, Milky Way Partners, L.P. (“MWP”), a Delaware limited partnership with its principal office at 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606, and Behringer Harvard Master Partnership I LP (“BH MP”), a Delaware limited partnership with its principal office at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

W I T N E S S E T H

WHEREAS, BH Waterford and BH MP formed the Venture for the purpose of jointly owning, operating and managing the real property located at (i) 1 Polk Street, San Francisco, California 94102, the legal description for which is set forth in Exhibit B-1 hereof and which is known as Argenta (“Argenta”), (ii) 65 Silver Leaf Way, Marlborough, Massachusetts 01752, the legal description for which is set forth in Exhibit B-2 hereof and which is known as Stonegate Village (“Stonegate”), and (iii) 792 West Street, Mansfield, Massachusetts 02048, the legal description for which is set forth in Exhibit B-3 hereof and which is known as West Village (“West Village”);

WHEREAS, BH Waterford and BH MP entered into a certain Limited Liability Company Agreement of Behringer Harvard Waterford Place Venture, LLC (the “Venture”), dated as of May 29, 2009 (the “Original Agreement”), to establish their respective rights and duties relating to the Venture on the terms provided therein;

WHEREAS, the Original Agreement was amended pursuant to a certain Amendment to Limited Liability Company Agreement of Behringer Harvard Waterford Place Venture, LLC, dated as of April 14, 2011;

WHEREAS, effective as of the date hereof, BH MP and BH Waterford have each transferred certain of their Interests to MWP, on the terms and subject to the conditions of those certain Membership Interest Purchase and Sale Agreements, dated as of [          ], 2011, between BH MP and MWP and BH Waterford and MWP, respectively (the “Purchase Agreements”);

WHEREAS, MWP desires to be admitted to the Venture as a Member and, pursuant to the terms and conditions of the Purchase Agreements, the Manager has agreed to admit MWP as a Member pursuant to Section 8.1 of the Original Agreement; and

WHEREAS, the Members desire to amend and restate the Original Agreement, as amended, in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement (including, without limitation, Exhibits, Schedules and amendments) have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement.  All terms defined in this Agreement in the singular have the same meanings when used in the plural and vice versa.  Accounting terms used but not otherwise defined shall have the meanings given to them under U.S. GAAP.  References to Sections, Articles and Exhibits and Schedules refer to the sections and articles of, and the exhibits and schedules to, this Agreement, unless the context requires otherwise.

“Act” means the Limited Liability Company Act of the State of Delaware, Del. Code Ann. tit. 6, §§ 18-101 et seq., as it may be amended from time to time, and any successor to such statute.

“Advisory Committee” has the meaning ascribed thereto in Section 8.1.

“Affiliate” means, when used with respect to a specified Person, (i) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person or (ii) any Person that is an officer, general partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person serves in a similar capacity.  For this purpose, the term “control” (including, without limitation, the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, which shall conclusively be deemed to exist where one Person directly or indirectly is the beneficial owner of fifty and one-tenths percent (50.1%) or more of any class of voting equity securities or other voting ownership interests of another Person.

“Affiliated Entity” means, with respect to the Manager, an Entity that is an Affiliate of the Manager.  For the avoidance of doubt, an Affiliated Entity does not include any individual that is an Affiliate of the Manager.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Alternative Offer Price” has the meaning ascribed thereto in Section 9.2(b)(ii).

“Alternative Purchaser” has the meaning ascribed thereto in Section 9.2(e)(ii).

“Arbitration Notice” has the meaning ascribed thereto in Section 9.2(e)(ii)(1).

“Argenta” has the meaning ascribed thereto in the recitals to this Agreement.

“Authorized Representatives” has the meaning ascribed thereto in Section 8.1.

“Bankruptcy” has the meaning ascribed thereto in Section 11.1(b).

“Bankruptcy Event” has the meaning ascribed thereto in Section 11.1(a).

“Behringer Holdings” means Behringer Harvard Holdings, LLC, a Delaware limited liability company.

“Best Efforts” has the meaning ascribed thereto in Section 2.6(b)(ii).

“BH MP” has the meaning ascribed thereto in the recitals to this Agreement.

“BH Multifamily REIT” has the meaning ascribed thereto in the preamble to this Agreement.

“BH Representative” has the meaning ascribed thereto in Section 8.1.

“BH Waterford” has the meaning ascribed thereto in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to close.

“Buy/Sell Interest” has the meaning ascribed thereto in Section 9.2(a)(ii).

“Buy/Sell Market Price” has the meaning ascribed thereto in Section 9.2(e)(ii)(5).

“Capital Account” has the meaning ascribed thereto in Section 3.6.

“Capital Call” means a call for capital to be contributed to the Venture in accordance with Section 3.3.

“Capital Contribution” means any initial capital contribution made pursuant to the Original Agreement or any capital contribution made by a Member (or its predecessor) to the Venture in accordance with Section 3.3 hereof.

“Cause” means (i) a material breach of this Agreement by the Manager involving fraud; or (ii) the conviction of, or the entry of a guilty plea or plea of no contest with respect to, a felony involving fraud, embezzlement or dishonesty by BH Multifamily REIT or any Affiliate of BH Multifamily REIT.

“Certificate” means the Certificate of Formation of the Venture, as originally filed with the office of the Secretary of State of the State of Delaware on December 3, 2009, as amended, supplemented or otherwise modified from time to time as herein provided or as provided in the Original Agreement.

“Closing Date” has the meaning ascribed thereto in Section 9.2(d)(ii).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law); any reference to any section of the Code shall include any corresponding provision of succeeding laws. Notwithstanding the foregoing, any change in the Code which causes the Subsidiary REIT not to be a Domestically-Controlled REIT shall not be included in the definition of “Code” hereunder, it being understood that MWP and BH MP will bear the risk of such change; provided that the Manager will use commercially reasonable efforts to minimize the financial impact to MWP and PGGM PRE Fund (indirectly through BH MP) of any such change at the expense of MWP or PGGM PRE Fund, as the case may be; provided further that the same does not adversely affect the Manager’s tax status.

“Consent” means the vote, approval or consent, as the case may be, of a Person to do the act or thing for which the vote, approval or consent is solicited, or the act of voting or granting such approval or consent, as the context may require.

“CPR” means The International Institute for Conflict Prevention and Resolution, an international organization for public and private dispute resolution.

“Defaulting Purchaser” has the meaning ascribed thereto in Section 9.2(d)(i).

“Dispute Notice” has the meaning ascribed thereto in Section 8.3(a).

“Domestic Status Loss” means a disqualification of the Subsidiary REIT as a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

“Domestically-Controlled REIT” means a REIT that is a “domestically-controlled qualified investment entity” for purposes of Section 897(h)(4)(B) of the Code.

“Earnest Money Deposit” has the meaning ascribed thereto in Section 9.2(d)(i).

“Entity” means a partnership, corporation, business trust, limited liability company, proprietorship, joint stock company, trust, estate, unincorporated association, joint venture, pension fund, governmental entity, cooperative association or other foreign or domestic entity or enterprise.

“Escrow Agent” has the meaning ascribed thereto in Section 9.2(d)(i).

“Funding Event” has the meaning ascribed thereto in Section 3.4(a).

“Funding Member” has the meaning ascribed thereto in Section 3.4(a).

“Indemnified Person” and “Indemnified Persons” have the meanings ascribed thereto in Section 7.2(a).

“Information” has the meaning ascribed thereto in Section 14.20(a).

“Interest” means, as to a Member, the ownership interest of such Member in the Venture at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“IRS” has the meaning ascribed thereto in Section 3.8.

“Liquidation” means (i) when used with reference to the Venture, the date upon which the Venture ceases to be a going concern, and (ii) when used with reference to any Member, the earlier of (A) the date upon which there is a Liquidation of the Venture or (B) the date upon which such Member’s entire Interest in the Venture is terminated other than by Transfer to a Person other than the Venture.

“Liquidator” has the meaning ascribed thereto in Section 11.3(a).

“Major Decision” has the meaning ascribed thereto in Section 6.3(a).

“Major Dispute” means any disagreement of (i) BH MP and BH Waterford with respect to the Venture, the Subsidiary REIT or Stonegate or (ii) BH Waterford and MWP with respect to the Venture, the Subsidiary REIT, Argenta or West Village, in either case in respect of (A) the establishment of sale objectives and parameters for the applicable Project (it being understood that such parameters shall be consistent with the provisions of this Agreement, including Section 2.6(b)); (B) the sale or other disposition of the applicable Project or any other property owned, directly or indirectly, by the Venture with respect to such Project in excess of $100,000 (it being understood that such sale or other disposition shall be consistent with the provisions of this Agreement, including Section 2.6(b)); (C) incurring, materially restructuring or materially modifying any indebtedness of the Venture, the Subsidiary REIT or the Sub-Sub REIT holding such Project in excess of $100,000 or causing the Venture, the Subsidiary REIT or the Sub-Sub REIT holding such Project to become liable as an endorser, guarantor, surety or otherwise, except as otherwise contemplated under Section 6.3(a)(iii); (D) a mortgage, pledge or hypothecation of the applicable Project to secure indebtedness of the Subsidiary REIT or any Sub-Sub REIT, except as otherwise contemplated under Section 6.3(a)(iv); or (E) selling any additional interests in the Venture, the Subsidiary REIT or the Sub-Sub REIT holding such Project.

“Management Company” means Behringer Harvard Multifamily Management Services, LLC, a Texas limited liability company.

“Manager” means BH Waterford, or any permitted successor or delegee of BH Waterford in accordance with this Agreement, in such Person’s capacity as the manager of the Venture.

“Mark to Market Price” has the meaning ascribed thereto in Section 9.2(e)(ii)(1).

“Member” means MWP, BH MP, BH Waterford, or any permitted successor or assign of any of them that is admitted as a Member in accordance with this Agreement, in such Person’s capacity as a member of the Venture.

“Member Loan” has the meaning ascribed thereto in Section 3.3(a).

“Member Representatives” has the meaning ascribed thereto in Section 14.20(a).

“MP Representative” has the meaning ascribed thereto in Section 8.1.

“MWP” has the meaning ascribed thereto in the preamble to this Agreement.

“MWP Representative” has the meaning ascribed there in Section 8.1.

“Negotiation Deadline” has the meaning ascribed thereto in Section 9.2(e)(ii)(1).

“Net Cash Flow,” for any period, means all cash receipts to the Venture from any source during such period (other than from Capital Contributions), plus releases from reserves, minus all cash expenditures by the Venture during such period (but only to the extent not made from Capital Contributions), including costs, expenses, fees and additions to reserves determined by the Manager in its sole discretion.

“Non-Funding Member” has the meaning ascribed thereto in Section 3.4(a).

“Non-U.S. Member” means a direct or indirect (through another partnership or limited liability company) Member of the Venture that is not a U.S. Person and for whom the direct or indirect receipt of Real Estate Proceeds would have a material adverse tax consequence on such Member.  For the avoidance of doubt, MWP and PGGM PRE Fund are Non-U.S. Members.

“Offer Price” has the meaning ascribed thereto in Section 9.2(a)(ii).

“Offeree” has the meaning ascribed thereto in Section 9.2(a).

“Offering Notice” has the meaning ascribed thereto in Section 9.2(a).

“Offeror” has the meaning ascribed thereto in Section 9.2(a).

“Operating Expenses” has the meaning ascribed thereto in Section 5.4.

“Option Period” has the meaning ascribed thereto in Section 9.2(b).

“Original Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Percentage Interest” means, as to any Member and with respect to any Project, its percentage ownership interest in the Venture with respect to such Project as set forth in Exhibit A, as the same may be amended from time to time.

“Permitted Temporary Investments” means investments in (i) U.S. government and agency obligations with maturities of not more than one (1) year and one (1) day from the date of acquisition, (ii) commercial paper with maturities of not more than six (6) months and one (1) day from the date of acquisition and having a rating assigned to such commercial paper by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the United States of America) equal to one of the two highest commercial paper ratings assigned by such organization, it being understood that as of the date hereof such ratings by Standard and Poor’s Rating Services are “P1” and “P2” and such ratings by Moody’s Investors Service, Inc. are “A1” and “A2,” (iii) interest bearing deposits in U.S. banks with an unrestricted surplus of at least $250 million, maturing within one (1) year and (iv) money market mutual funds with assets of not less than $500 million, substantially all of which assets are believed by the Manager to consist of items described in the foregoing clause (i), (ii) or (iii).

“Person” means an individual or Entity.

“PGGM PRE Fund” means Stichting Depositary PGGM Private Real Estate Fund, a Dutch foundation, acting in its capacity as depositary of and for the account and risk of PGGM Private Real Estate Fund, a Dutch fund for the joint account of the participants (fonds voor gemene rekening).

“Prime Rate” means the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal published on the second Business Day of each month as having been the rate in effect for corporate loans at large United States money center commercial banks (whether or not such rate has actually been charged by any such bank) as of the first Business Day of such month for which such rate is published.  The Prime Rate shall change monthly and shall be effective for the entire calendar month.  If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by JPMorgan Chase & Co., New York, New York or its successors (whether or not such rate has actually been charged by such bank).  If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

“Prior Operating Plan” has the meaning ascribed thereto in Section 6.2(b).

“Profits” or “Losses” means, for each period taken into account under Article 4, an amount equal to the Venture’s taxable income or taxable loss for such period, determined in accordance with U.S. federal income tax principles, adjusted to the extent the Manager determines that such adjustment is necessary to comply with the requirements of Section 704(b) of the Code.

“Prohibited Member” means any Person who is (i) a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the regulations of the United States Treasury Department’s Office of Foreign Assets Control; (ii) acting on behalf of, or a Person owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the regulations of the United States Treasury Department, including, but not limited to, the “Government of Sudan,” the “Government of Iran” and the “Government of Cuba”; (iii) within the scope of Executive Order 13224—Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001; (iv) subject to additional restrictions imposed by the following statutes (or regulations and executive orders issued thereunder): the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and

Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act, and the Foreign Operations, Export Financing, and Related Programs Appropriations Act; (v) designated or blocked, associated or involved in terrorism, subject to restrictions under laws, regulations or executive orders similar to, or any other law, regulation or executive order of similar import as, those set forth above under the preceding clauses (i) through (iv), if and to the extent such laws, regulations or executive orders are in effect; or (vi) as any of the laws, regulations or executive or other orders in the preceding clauses (i) through (v) may be amended, supplemented, adjusted, modified, reviewed or interpreted from time to time.

“Project” means each of Argenta, Stonegate and West Village.

“Project Net Capital” means, for each Member for each Project, the Member’s net capital attributable to such Project.  The Manager, in its reasonable discretion, shall determine each Member’s Project Net Capital attributable to each Project from time to time.  Each Member’s Project Net Capital attributable to each Project shall equal (i) all Capital Contributions of such Member (or its predecessor) that were used to acquire such Project or are otherwise used in connection with such Project; minus (ii) all Net Cash Flow attributable to such Project that has been distributed to such Member (or its predecessor).  For the avoidance of doubt, the Project Net Capital for BH MP in respect of Argenta and West Village is and shall hereafter be zero and the Project Net Capital for MWP in respect of Stonegate is and shall hereafter be zero.

“Purchase Agreements” has the meaning ascribed thereto in the recitals to this Agreement.

“Purchase Price” has the meaning ascribed thereto in Section 9.2(d)(i).

“Purchaser” has the meaning ascribed thereto in Section 9.2(d)(i).

“Purchaser Venture” has the meaning ascribed thereto in Section 9.2(e)(i).

“Qualifying Opinion” means a written opinion of outside, reputable tax counsel licensed to practice law in the United States and acting reasonably.

“Real Estate Proceeds” means proceeds from the direct sale of any Project (as opposed to proceeds from the sale of interests in the Subsidiary REIT or a Sub-Sub REIT).

“REIT” means a real estate investment trust under the Code.

“REIT Disposition Requirement” has the meaning ascribed thereto in Section 2.6(b)(i).

“Seller” has the meaning ascribed thereto in Section 9.2(d)(i).

“Senior Executives” has the meaning ascribed thereto in Section 8.3(a).

“Shares” means the shares of beneficial interests (including, for the avoidance of doubt, membership interests) in the Subsidiary REIT or a Sub-Sub REIT, as applicable.

“Stonegate” has the meaning ascribed thereto in the recitals to this Agreement.

“Subsequent Operating Plan” has the meaning ascribed thereto in Section 6.2(b).

“Subsidiary REIT” means Behringer Harvard Waterford Place REIT, LLC, a subsidiary of the Venture.

“Substitute Capital” has the meaning ascribed thereto in Section 3.4(c).

“Substituted Purchase Price” has the meaning ascribed thereto in Section 9.2(d)(i).

“Substituted Purchaser” has the meaning ascribed thereto in Section 9.2(d)(i).

“Sub-Sub REIT” means any subsidiary of the Subsidiary REIT that is or is required by this Agreement or the Purchase Agreements to become structured as a REIT under the Code.

“Tax Matters Partner” has the meaning ascribed thereto in Section 6231(a)(7) of the Code.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“Transfer” means to give, sell, assign, pledge, hypothecate, devise, bequeath or otherwise dispose of, transfer or permit to be transferred, during life or at death.  The term “Transfer,” when used as a noun, means any Transfer transaction.

“U.S. GAAP” means U.S. generally accepted accounting principles at the time in effect.

“U.S. Person” means a “U.S. Person” as such term is defined in Section 7701(a)(30) of the Code.

“Venture” has the meaning ascribed thereto in the recitals to this Agreement.

“Waterford SPE” has the meaning ascribed thereto in Section 13.5(c).

“West Village” has the meaning ascribed thereto in the recitals to this Agreement.

ARTICLE 2

THE VENTURE

2.1                               Formation of Venture.  The Venture has been formed as a limited liability company pursuant to the provisions of the Act, and the rights and liabilities of the Members shall be as provided in the Act except as herein otherwise expressly provided.

2.2                               Venture Name and Principal Office.  The name of the Venture shall be “Behringer Harvard Waterford Place Venture, LLC” or such other name as the Manager may determine.  The principal place of business and the principal administrative office of the Venture shall be 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  The Venture may change such office and may have such additional offices as the Manager may determine.

2.3                               Office of and Agent for Service of Process.  The registered office of the Venture in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the Venture’s agent for service of process on the Venture in the State of Delaware shall be Corporation Service Company.  The Venture may change, at any time and from time to time, the location of such registered office and/or such registered agent upon written notice of the change to the Members.

2.4                               Term of the Venture.  The term of the Venture commenced on the date the Certificate was first filed with the Secretary of State of the State of Delaware.  Unless sooner terminated as hereinafter provided or by operation of law, the term of the Venture shall continue until December 31, 2057.

2.5                               Title to Assets.  Record title to all assets acquired by the Venture shall be held in the name of the Venture, and no Member shall have any property interest in such assets.

2.6                               Purpose and Powers.

(a)                                 The Venture has been organized for the object and purpose of investing in each Project through the Subsidiary REIT, owning, managing, supervising and disposing of such investment as provided in this Agreement, sharing the profits and losses therefrom and engaging in such activities necessary, incidental or ancillary thereto and in any other lawful act or activity in furtherance of the foregoing for which limited liability companies may be organized under the Act.  Notwithstanding any other provision of this Agreement, the Venture, and the Manager on behalf of the Venture, may execute, deliver and perform such agreements and documents as the Manager determines are necessary or desirable for the formation, organization and continuation of the Venture.  Any provision herein regarding the purpose and powers of the Venture and the authorization of actions hereunder may be done through the Subsidiary REIT (and any subsidiary thereof).  In furtherance of this purpose, subject to the limitations and restrictions set forth elsewhere in this Agreement, including, without limitation, Section 6.3 hereof, the Venture shall have all powers necessary, suitable or convenient for the accomplishment of the aforesaid purpose, as principal or agent, including, without limitation, all of the powers that may be exercised by the Manager on behalf of and, except as specifically provided herein, at the expense of, the Venture pursuant to this Agreement or the Act, and further including, without limitation, the following:

(i)            to organize or cause to be organized the Subsidiary REIT and any subsidiary thereof and to act as manager of the Subsidiary REIT, and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(ii)           to borrow money, encumber assets and otherwise incur recourse and non-recourse indebtedness (including, without limitation, the issuance of guarantees of the payment or performance of obligations by any Person) in connection with or in furtherance of the acquisition or development or the financing or refinancing of any Project;

(iii)          to improve, develop, redevelop, construct, reconstruct, maintain, renovate, rehabilitate, reposition, manage, lease, mortgage and otherwise deal with the assets and/or businesses of the Venture;

(iv)          to lend money on a secured or unsecured basis and, if applicable, in connection therewith take as collateral a mortgage or pledge of any real or personal property and to extend or modify the terms of any such financing;

(v)           to alter or restructure the Venture’s investment in any Project at any time during the term of the Venture without any precondition that the Manager make any distributions to the Members in connection therewith;

(vi)          to make additional investments in any Project (including, without limitation, additional investments made to finance any capital improvements, tenant improvements or other improvements or alterations to any property constituting such Project or otherwise to protect the Venture’s investment in such Project or to provide working capital for such Project);

(vii)         to invest the Venture’s funds in Permitted Temporary Investments;

(viii)        to pay commissions, fees or other charges to Persons that may be applicable in connection with any transactions entered into by or on behalf of the Venture;

(ix)          to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys;

(x)           to engage outside accountants, custodians, appraisers, attorneys, property managers, leasing brokers and any and all other third-party agents and assistants, both professional and nonprofessional, and to compensate them in such reasonable degree and manner as the Manager may deem necessary or advisable;

(xi)          subject to Section 2.6(b), to enter into, make and perform all contracts, agreements and other undertakings as may be necessary or advisable or incidental to carrying out its purpose, including, without limitation, such agreements as the Manager deems necessary or appropriate for the operation, management, financing, sale or other disposition of each Project or as otherwise contemplated by this Agreement;

(xii)         to sue and be sued, to prosecute, arbitrate, settle or compromise all claims of or against third parties, to compromise, arbitrate, settle or accept judgment with respect to claims of or against the Venture and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xiii)        to make any and all elections and filings for federal, state, local and foreign tax purposes, including, without limitation, any consent dividend on IRS Form 972;

(xiv)        to purchase, and otherwise enter into contracts of, insurance (including, without limitation, property and casualty insurance, terrorism insurance, and liability insurance in respect of any liabilities for which the Venture, the Manager or any other Indemnified Party would otherwise be entitled to indemnification under this Agreement);

(xv)         to enter into and perform the terms of any credit facility as borrower or guarantor and cause the Subsidiary REIT to enter into and perform the terms of any credit facility as borrower, including, without limitation, repaying borrowings under any credit facility on behalf of the Venture;

(xvi)        to do such other things and engage in such other activities as the Manager may deem necessary, convenient or advisable with respect to the conduct of the business of the Venture, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

(b)           (i)            Subject to Section 6.3(c), the interest in each Project owned by the Venture may only be sold, exchanged or otherwise disposed of (A) by selling, exchanging or otherwise disposing of for cash the Venture’s Shares in the Subsidiary REIT or causing the Subsidiary REIT to sell, exchange or otherwise dispose of its membership interests in any Sub-Sub REIT that has made a valid REIT election pursuant to Section 13.5(c), or (B) in connection with a like-kind exchange of any Project pursuant to Section 1031 of the Code that does not result in the recognition of any taxable gain to the Subsidiary REIT or a Sub-Sub REIT, an involuntary conversion of any Project pursuant to Section 1033 of the Code that does not result in the recognition of any taxable gain to the Subsidiary REIT or a Sub-Sub REIT, or any other disposition or transfer that pursuant to a nonrecognition provision in the Code does not result in the recognition of any taxable gain to the Subsidiary REIT or a Sub-Sub REIT; provided that, in a transaction within the description of the foregoing clause (B) the Members with an interest in the applicable Project agree on the asset or assets to be acquired as a result of such transaction (the “REIT Disposition Requirement”).

(ii)           The Manager shall use “Best Efforts” to cause the Subsidiary REIT and each Sub-Sub REIT that has made a valid REIT election pursuant to Section 13.5(c) to satisfy the requirements for taxation as a Domestically-Controlled REIT; provided, however, that the Manager and its Affiliates shall not be required to engage in any transaction with, or on behalf of, the Venture or contribute additional capital to the Venture in connection with such obligation.  For purposes of the foregoing sentence, the Manager’s “Best Efforts” means that (A) no Capital Contribution shall be accepted and no redemption of interests in the Venture shall be allowed if as a result thereof more than forty-nine percent (49%) of the interests in the Subsidiary REIT or any Sub-Sub REIT that has made a valid REIT election pursuant to Section 13.5(c)

would be held, directly or indirectly (including, without limitation, through the Venture) by Persons that are not U.S. Persons, and (B) no Transfer of less than all of the Venture’s interest in the Subsidiary REIT or the Subsidiary REIT’s interest in any Sub-Sub REIT that has made a valid REIT election pursuant to Section 13.5(c) shall be permitted if such Transfer would result in the Subsidiary REIT or any such Sub-Sub REIT no longer qualifying as a Domestically-Controlled REIT.  In satisfying the requirements of this Section 2.6(b)(ii), in the absence of actual knowledge to the contrary, the Manager shall be entitled to rely upon the most recent written representations of the direct or indirect partners or members and prospective partners or members of the Venture regarding the extent to which they are, or are owned by, U.S. Persons.

(iii)                               The Manager shall cause the limited liability company agreement, charter or other governing document of the Subsidiary REIT and each Sub-Sub REIT to provide that any Transfer that, if effective, would result in the interests in the Subsidiary REIT or any Sub-Sub REIT being beneficially owned (as provided in Section 856(a) of the Code) by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of any interest in the Subsidiary REIT or any Sub-Sub REIT which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee and that the intended transferee shall acquire no rights in such interest.

(iv)                              The provisions of Sections 2.6(b)(i) and (ii) shall not apply if either (A) there is not at least one Non-U.S. Member or (B) the Venture has received a Qualifying Opinion (from counsel reasonably acceptable to MWP and PGGM PRE Fund) that there has been a change in applicable U.S. law that eliminates the material adverse tax consequence relating to the receipt by a Non-U.S. Member of Real Estate Proceeds.

ARTICLE 3

MEMBERS AND CAPITAL CONTRIBUTIONS

3.1                               Members; Capital Contributions.  The name, address and Capital Account of each Member for each Project as of the date of this Agreement shall be as set forth on Exhibit A.  Except as otherwise provided in Section 3.3 or unless otherwise agreed by the Members, no Member shall have any right or obligation to fund any additional Capital Contributions to the Venture.

3.2                               Capital Calls.  The Manager from time to time may call for payment of additional Capital Contributions in accordance with Section 3.3.  Each such call for contributions of capital from the Members shall be made in accordance with their respective Percentage Interests for the applicable Project (it being understood that, to the extent such Capital Call is related to Argenta or West Village, BH MP shall not make a Capital Contribution under this Article 3 and to the extent such Capital Call is related to Stonegate, MWP shall not make a Capital Contribution under this Article 3).  Except as provided in Section 3.3 or otherwise agreed by each Member with an interest in the applicable Project, no Member shall be required to make any Capital Contribution to the Venture.

3.3                               Additional Capital Contributions.

(a)                                 If at any time, and from time to time, additional cash in excess of Net Cash Flow and other funds available to the Venture is required by the Venture (i) in order to pay any Operating Expenses (which shall be allocated to the Projects by the Manager in good faith), or (ii) in respect of any Project, including in order to pay the costs of maintenance, repairs, capital improvements, replacements or other expenses necessary to comply with lease or other contractual obligations of the Subsidiary REIT (or any subsidiary thereof that owns any Project) and to keep each Project in good condition and repair, then the Manager may make a Capital Call for additional capital from the Members in proportion to their respective Percentage Interests for such Project in an amount believed in good faith by the Manager to be the amount needed to fund the cash needs of the Venture with respect to such Project, and in such event shall provide the Members with not less than thirty-five (35) days’ advance notice of the date on which such contributions are required to be made; provided, however, that if the Manager determines in its reasonable discretion that such additional Capital Contributions are required prior to the expiration of such advance notice period, then the Manager may, at its election, make a loan to the Venture (a “Member Loan”) of the aggregate amount that each Member was requested to contribute to the Venture pursuant to this Section 3.3, which Member Loan shall accrue interest in accordance with Section 3.4(b) and, if not repaid pursuant to Section 3.3(b), be repaid in accordance with Sections 3.4(b) and 5.1; provided, further, that BH MP shall not make any additional Capital Contribution to the extent the Capital Call is related to Argenta or West Village and MWP shall not make any additional Capital Contribution to the extent the Capital Call is related to Stonegate.  The Manager shall provide prompt written notice to the Members upon the Manager making any such Member Loan or upon BH Waterford making any such additional Capital Contribution to the Venture.

(b)                                 If the Manager makes a Member Loan as set forth in Section 3.3(a) above, the Manager shall cause such Member Loan to be repaid (including principal and any unpaid accrued interest) promptly upon the other Member(s) making the requested additional Capital Contributions to which such Member Loan relates.  If such other Member(s) does not make the requested additional Capital Contribution by the later of (i) five (5) Business Days after the Manager has provided written notice that BH Waterford has made its corresponding Capital Contribution and (ii) the expiration of the thirty-five (35) day period referred to in Section 3.3(a) and thereafter becomes a Non-Funding Member, the Manager shall cause the portion of such Member Loan representing its requested additional Capital Contribution (together with any unpaid accrued interest thereon) to be treated as such additional Capital Contribution, and cause the portion of such Member Loan representing the requested Capital Contribution of the Non-Funding Member(s) (together with any unpaid accrued interest thereon) to be treated as (i) Substitute Capital pursuant to Section 3.4(c), or (ii) a Member Loan, such election to be made within thirty (30) days of the occurrence of the Funding Event with respect to such Non-Funding Member by delivering notice of such election to each Member.  In the event that the Manager does not make such an election within thirty (30) days after the date a Member becomes a Non-Funding Member pursuant to the prior sentence, the Manager shall be deemed to have elected to treat such amount as a Member Loan.

3.4                               Failure to Make Capital Contributions.

(a)                                 If, for any reason, a Member (the “Non-Funding Member”) (i) does not confirm in writing to the Manager its intent to make an additional Capital Contribution pursuant to Section 3.3 within thirty (30) days after the related Capital Call, or (ii) does not make its additional Capital Contribution within the later of (x) thirty-five (35) days after the related Capital Call (provided the condition described in the final sentence of Section 3.3(a) has been satisfied, if applicable) and (y) five (5) Business Days after such Member has received written notice that BH Waterford has funded its portion of the requested Capital Contribution (each of the events described in clauses (i) and (ii), a “Funding Event”), the Member who has made, or is prepared to make, its contribution of such capital (the “Funding Member”) may, at its election (unless the Funding Member has already made a Member Loan, in which case Section 3.3(b) shall govern rather than this sentence), and within thirty (30) days of such Funding Event make its Capital Contribution to the Venture pursuant to Section 3.3 and (A) make a Member Loan to the Venture in accordance with Section 3.4(b), or (B) contribute additional Substitute Capital to the Subsidiary REIT in accordance with Section 3.4(c).

(b)                                 Upon the occurrence of a Funding Event, the Funding Member may make a Member Loan to the Venture in the amount that the Non-Funding Member was requested to contribute to the Venture pursuant to Section 3.3.  Each Member Loan shall be repaid by the Venture on a priority basis from available Net Cash Flow that would otherwise be distributed to the Non-Funding Member, including Net Cash Flow resulting from any sale or disposition of interests in the Subsidiary REIT, any Sub-Sub REIT or any other asset of the Venture.  The Capital Account of such Funding Member shall not be credited with the amount of any Member Loan made by such Funding Member to the Venture, and the repayment of a Member Loan by the Venture shall not constitute a return of Capital Contributions or otherwise reduce the Capital Account of such Funding Member.  Each Member Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding from the date advanced until repaid, at six percent (6%) per annum plus the Prime Rate (compounded annually), and all payments made thereon shall be applied first toward payment of unpaid accrued interest and then (if anything remains) toward payment of principal.

(c)                                  Upon the occurrence of a Funding Event, the Funding Member may contribute, or cause one or more of its Affiliates to contribute, the amount (the “Substitute Capital”) that the Non-Funding Member was requested to contribute to the Venture pursuant to Section 3.3.  Unless otherwise agreed by the Non-Funding Member, the Funding Member (or one or more of its Affiliates) shall contribute the Substitute Capital to the Subsidiary REIT.  In consideration of the contribution of the Substitute Capital, the Subsidiary REIT shall issue Shares to the Funding Member (or one or more of its Affiliates) contributing the Substitute Capital based on the value of the outstanding Shares of the Subsidiary REIT attributable to the Project(s) to which the underlying Funding Event relates as determined in accordance with this Section 3.4(c).  The number of Shares to be issued by the Subsidiary REIT in consideration of the contribution of Substitute Capital shall equal the amount of such Substitute Capital divided by the value of a Share of the Subsidiary REIT, which value shall be determined by the net asset value of the Subsidiary REIT, based upon the valuation of such Project specified in this Section 3.4(c) and the Subsidiary REIT’s interest in the Sub-Sub REIT holding such Project and taking into account the fair value of any other assets and the liabilities of the Subsidiary REIT

(including the other Projects) and the number of Shares of the Subsidiary REIT outstanding immediately prior to the contribution of the Substitute Capital.  The value of each Project shall be determined based on a valuation (or an update of the most recent valuation) that has been prepared within the three months preceding the contribution of the Substitute Capital to the Subsidiary REIT and made by an independent third-party appraiser at the cost of the Venture; provided, however, that if there has been any event that in the reasonable judgment of the Manager has had a material effect (whether beneficial or adverse) on such Project since the date of such valuation, a new valuation or an update of the most recent valuation shall be obtained for the valuation of such Project.

(d)                                 If the Manager fails to make any required Capital Contribution within the thirty-five (35) day period contemplated in Section 3.3(a) above, the related Capital Call shall be deemed to have been withdrawn, the Manager shall deliver prompt written notice to each Member of such withdrawal, and any Capital Contributions of other Members with respect thereto shall be returned promptly to such other Members.

3.5                               Return of Capital Contributions.  Except as otherwise expressly provided herein, (i) the Capital Contributions of a Member will be returned to that Member only in the manner and to the extent provided in this Article 3 and in Articles 5, 10 and 11, (ii) except to the extent provided in this Article 3 and in Articles 5, 10 and 11, no Member shall have any right to demand or receive the return of any Capital Contribution to the Venture, and (iii) subject to Section 9.2, no Member shall have the right or, subject to Sections 9.2 and 11.3(a)(ii), the obligation to receive a distribution of property other than cash.  No Member shall be entitled to interest on any Capital Contribution or Capital Account notwithstanding any disproportion therein as between the Members.  No Member shall be liable for the return of any portion of the Capital Contributions of the Members, and the return of such Capital Contributions shall be made solely from, and to the extent of, available Venture assets.  No Member shall be entitled to withdraw from the Venture.

3.6                               Capital Account.  The Venture has established and shall maintain throughout the life of the Venture for each Member a separate capital account (“Capital Account”) in accordance with Section 704(b) of the Code.  Such Capital Account shall be increased by (i) the amount of the Capital Contributions made by such Member to the Venture pursuant to this Agreement, and (ii) all items of income and gain allocated to such Member pursuant to Section 4.1; and such Capital Account shall be decreased by (A) the amount of cash and property distributed to such Member pursuant to this Agreement and (B) all items of loss and deduction allocated to such Member pursuant to Section 4.1.  Any other Venture item which is required or authorized under Section 704(b) of the Code to be reflected in the Capital Accounts shall be so reflected.

3.7                               Transfer of Capital Account.  The original Capital Account established for each transferee shall be in the same amount as the Capital Account or portion thereof of the Member for such Project which such transferee succeeds, at the time such transferee is admitted to the Venture.  The Capital Account of any Member whose Percentage Interest with respect to a Project shall be increased by means of the Transfer to it of all or part of the Interest of another Member with respect to such Project shall be appropriately adjusted to reflect such Transfer.  Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Member shall include a Capital Contribution or distribution, as the case may be, previously made by or to any prior Member on account of the Interest of such then-Member.

3.8                               Tax Matters Partner.  BH Waterford shall initially be the Venture’s Tax Matters Partner, with all of the powers that accompany such status (except as otherwise provided in this Agreement).  If BH Waterford is removed as the Manager pursuant to Section 6.9 or otherwise ceases to be a Member, the remaining Members shall promptly appoint a successor Tax Matters Partner, which may be either Member.  BH Waterford or any successor Tax Matters Partner shall cause each Member to be a “notice partner” (as defined in Section 6231(a)(8) of the Code) with respect to the Venture.  Promptly following the written request of the Tax Matters Partner, the Venture shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including, without limitation, reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.  The provisions of this Section 3.8 shall survive the termination of the Venture and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service (the “IRS”) any and all matters regarding the U.S. federal income taxation of the Venture or the Members.

3.9                               Liability for Venture’s Obligations.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and the Members shall not be obligated personally for any such debt, obligation or liability solely by reason of being a Member of the Venture.  Each Member shall be obligated to make payment of its contributions of capital as and when due hereunder and other payments as provided in this Agreement.

ARTICLE 4

ALLOCATIONS

4.1                               Allocation of Profits and Losses.

(a)                                 For each period for which Profits or Losses are determined, the Manager shall determine the amount of Profits or Losses attributable to each Project.  The Manager shall make such determination in the Manager’s reasonable discretion based on such information and factors as the Manager may from time to time determine to be relevant, including the designations by the Subsidiary REIT of its distributions to the Venture, the source and intended use of any reserves maintained by the Venture, and a reasonable apportionment of Venture expenditures for administrative costs.  Except as otherwise provided in this Section 4.1, Profits and Losses attributed to each Project shall be allocated among the Members in proportion to the Project Net Capital of each Member for such Project.

(b)                                 Notwithstanding anything to the contrary in this Agreement, Profits and Losses shall be allocated as though this Agreement contained (and there is hereby incorporated herein by reference) a qualified income offset provision which complies with Treas. Reg. § 1.704-1(b)(2)(ii)(d) and minimum gain chargeback and partner minimum gain chargeback provisions which comply with the requirements of Treas. Reg. § 1.704-2.

(c)                                  In the event that any amounts paid or payable to any Member or any Affiliate which the Venture deducted or intended to deduct are disallowed as deductions for U.S. federal income tax purposes (or it is determined that such amounts are no longer allowable as deductions), (i) the amounts thus disallowed or no longer allowable will be allocated to the Member which received them (or whose Affiliate received them) as income, and (ii) notwithstanding any provision herein to the contrary, the balance of the redetermined income or loss of the Venture for the taxable year in question shall, to the extent permitted by law, be allocated among the Members to obtain the same allocation of Venture income or loss (after giving effect to the income allocated pursuant to clause (i) hereof) as would have been obtained for such taxable year if the amounts thus disallowed or no longer allowable had been proper deductions by the Venture.

4.2                               Tax Allocations.

(a)                                 Items of taxable income, gain, loss and deduction shall be determined in accordance with Section 703 of the Code, and except as otherwise provided in this Section 4.2, the Members’ distributive shares of such items for purposes of Section 702 of the Code shall be determined according to their respective shares of Profits or Losses (or items thereof) to which such items relate.

(b)                                 In accordance with Section 704(c) of the Code and the regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Venture shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Venture for U.S. federal income tax purposes and its fair market value as of the date of contribution.  In the event the book value of any Venture property is adjusted pursuant to the Venture’s maintenance of Capital Accounts, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value for Capital Account purposes in the same manner as under Section 704(c) of the Code and the regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.

(c)                                  Allocations pursuant to this Section 4.2 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or distributions pursuant to any provision of this Agreement.

ARTICLE 5

DISTRIBUTIONS AND EXPENSES

5.1                               Distributions of Net Cash Flow.  The Net Cash Flow of the Venture, as determined by the Manager, shall be distributed to the Members on a monthly basis no later than fifteen (15) days following the end of each month; provided that if a Member has not made a required Capital Contribution and there exists a Member Loan in connection therewith, any distribution otherwise payable to such Member under this Section 5.1 shall instead be applied to such Member Loan (including unpaid accrued interest thereon).  For each monthly period, the Manager shall determine the portion of Net Cash Flow that is attributable to each Project.  The Manager shall attribute Net Cash Flow to each Project in the Manager’s reasonable discretion based on such information and factors as the Manager may from time to time determine to be relevant, including the designations by the Subsidiary REIT of its distributions to the Venture, the source and intended use of any reserves maintained by the Venture or any subsidiary thereof, and a reasonable apportionment of Venture expenditures for administrative costs.  Net Cash Flow attributed to each Project shall be distributed to the Members in proportion to the Project Net Capital of each Member for such Project; provided, however, that the initial $[880] of Net Cash Flow of the Venture in each calendar month (which shall increase to the initial $[2640] of Net Cash Flow of the Venture in each calendar month commencing on [April 1, 2014]) shall be distributed as a fee to the Manager before any other Net Cash Flow is distributed to any other Member and, upon the sale or disposition of interests in the Subsidiary REIT or any Sub-Sub REIT that has made a valid REIT election pursuant to Section 13.5(c), comprising all of the interests of the Venture in Argenta or West Village, the first $[54,306] of Net Cash Flow resulting therefrom shall be distributed to the Manager before any other Net Cash Flow is distributed to any other Member, of which $[20,493] shall be held by the Manager for use in connection with the redemption of the Shares of the Subsidiary REIT upon its final disposition or liquidation.  Upon the sale or disposition of interests in the Subsidiary REIT or any Sub-Sub REIT that has made a valid REIT election pursuant to Section 13.5(c), comprising all of the interests of the Venture in Stonegate, the first $[20,493] resulting therefrom shall be distributed to and held by the Manager for use in connection with the redemption of the Shares of the Subsidiary REIT upon its final disposition or liquidation.  The Net Cash Flow resulting from any sale or disposition of interests in the Subsidiary REIT, any Sub-Sub REIT or any other asset of the Venture, or any refinancing, shall be distributed to the Members as soon as reasonably practicable (but in any case within fifteen (15) days) after receipt of such amounts, except in connection with (i) a reinvestment by the Venture of any such amounts as set forth in any Subsequent Operating Plan or as otherwise approved by the Advisory Committee, (ii) a like-kind exchange of any Project or any of its assets pursuant to Section 1031 of the Code, (iii) a holdback of any such amounts in escrow required by the terms of a purchase and sale agreement entered into with a buyer that is not the Manager or its Affiliate or (iv) any other event that would, in the Manager’s reasonable discretion after obtaining the Consent of the Advisory Committee, make it impracticable to distribute such amounts at such time.

5.2                               Tax Provisions.  In the event the Venture is subject to any tax or other obligation that is attributable to the Interest of one Member, but not all the Members, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Member, and the amounts otherwise distributable to such Member pursuant to this Agreement shall be reduced by such amount but shall nevertheless be deemed to be a distribution of such amount to such Member for all purposes of this Agreement.

5.3                               Priority.  Notwithstanding any other provision of this Agreement, it is specifically acknowledged and agreed by each Member that the Venture’s failure to pay any distribution pursuant to Section 5.1 to such Member shall not give such Member creditor status with regard to such unpaid amount; but rather such Member shall be treated only as a Member of whatever class such Person is a Member, and not as a creditor with respect to such unpaid amount, of the Venture.  This Section 5.3 is, as permitted by Section 18-606 of the Act, intended to override the provisions of Section 18-606 of the Act relating to a member’s status and remedies as a creditor, to the extent that such provisions would be applicable in the absence of this Section 5.3.

5.4                               Operating Expenses.  The Venture shall bear all other costs and expenses of the Venture’s activities and operations, including without limitation the following: (i) Taxes of the Venture, fees and expenses of professional advisors to the Venture, premiums for insurance (including, without limitation, error and omissions, directors and officers and other forms of liability insurance (other than the cost of liability insurance for the Manager, its Affiliates and any of their respective officers, directors, partners, members, shareholders and employees)) protecting the Venture, the Manager and other Indemnified Persons and litigation costs of the Venture; (ii) administrative expenses related to the Venture, including without limitation, fees and expenses of accountants, lawyers and other professionals incurred in connection with the Venture’s annual audit, financial reporting, legal opinions and preparation of Tax Returns; (iii) the Venture’s proportionate share of all fees, costs and expenses incurred in holding, appraising, financing, selling or otherwise disposing of or otherwise dealing with the Subsidiary REIT and the Projects (or the Venture’s interest therein); (iv) indemnification expenses incurred pursuant to Section 7.2; and (v) all other customary fees, costs and expenses of the Venture (collectively, “Operating Expenses”).  The Manager may make one or more Capital Calls in accordance with Article 3 in order to enable the Venture to pay any Operating Expenses.

ARTICLE 6

MANAGEMENT RIGHTS, DUTIES, AND POWERS OF THE
MANAGER; TRANSACTIONS INVOLVING
THE MANAGER OR ITS AFFILIATES;
ADDITIONAL OR SUCCESSOR MANAGER

6.1                               Management of the Venture.

(a)                                 Right, Power and Authority of Manager.  Except as provided in this Agreement, the Manager shall have the right, power and authority to manage and control the day-to-day affairs of the Venture.  Subject to Section 6.3 and except for any other provision of this Agreement that requires the Consent of the Advisory Committee or the Members, any action taken by the Manager on behalf of the Venture shall constitute the act of, and serve to bind, the Venture, and no Member (in such capacity) shall have any vote on any matter or the ability to bind the Venture.  In no event shall any Person dealing with the Manager with respect to the conduct of the affairs of the Venture be obligated to ascertain that the terms of this Agreement have been complied with or be obligated to inquire into the necessity or expediency of any action of the Manager.  The Manager shall be required to devote only such time to the business of the Venture as is reasonably necessary to perform its obligations under this Agreement.

(b)                                 Reliance on Officers of the Manager.  It is understood and agreed that each officer of the Manager may act for and in the name of the Manager under this Agreement.  In dealing with any officer of the Manager acting for or on behalf of the Venture, no Person shall be required to inquire into, and Persons dealing with the Venture are entitled to rely conclusively on, the right, power and authority of any officer of the Manager to bind the Venture.

(c)                                  Limitations on the Manager.  Notwithstanding anything herein to the contrary, the Manager and its Affiliates shall not have authority or be entitled to (i) perform any act expressly requiring the Consent of the Advisory Committee (including any Major Decision), or any Member(s) as provided in Section 2.6(b), 3.1, 3.2, 3.4(c), 6.6, 6.8, 10.11, 14.3, 14.20 or 14.21, without first obtaining such Consent or without such Consent being “deemed” to be given pursuant to Section 6.3(b); or (ii) avoid the Manager’s ultimate responsibility under this Agreement by delegation of authority, provided that this clause (ii) shall not prohibit delegation of any of its duties or obligations hereunder as long as the Manager retains ultimate responsibility for such duties and obligations; provided, further, that the Manager shall retain ultimate responsibility for the delegation of any of its duties or obligations to the Management Company (or another Affiliate of BH Waterford) in connection with the performance of property management, leasing and related services for the Projects.

(d)                                 No Obligation Other Than As Set Forth Herein.  The Manager and its Affiliates shall not be obligated to do or perform any act or thing in connection with the business of the Venture not expressly set forth in this Agreement.

6.2                               Operating Plan.

(a)                                 The operating plans for each Project covering the fiscal year ended December 31, 2011 are attached hereto as Exhibit C, and the operations of each Project through the end of the fiscal year ended December 31, 2011 shall be conducted in all material respects in accordance with each such operating plan, except for any action or expenditure the Manager deems reasonably necessary or appropriate in the event of an emergency situation affecting such Project, as determined by the Manager in its reasonable discretion, provided that prompt notice thereof is given to the Members.

(b)                                 On or before December 1, 2011 and at least sixty (60) days before the end of each fiscal year of the Venture ending on or after December 31, 2012, the Manager shall prepare, or cause to be prepared, and submit to the Advisory Committee for its review an initial draft operating plan (a “Subsequent Operating Plan”) for each Project for the next succeeding fiscal year of the Venture.  Each Subsequent Operating Plan for a Project shall contain all material pertinent leasing, financing, capital improvements and expenditures, operational and disposition information together with a detailed budget of projected operating and capital expenses and revenues, insurance coverage (including coverage types and policy limits) and any other information deemed appropriate by the Manager for the applicable fiscal year.  Each Authorized Representative may make comments on and suggestions for each Subsequent Operating Plan, and if accepted by the Manager in its reasonable discretion, such comments and suggestions shall be incorporated into a revised Subsequent Operating Plan for such Project and the Manager shall cause the operations of such Project for the applicable fiscal year to be conducted in all material respects in accordance with such Subsequent Operating Plan.  If the Manager does not accept, in whole or in part, the comments and suggestions of each of the Authorized Representatives with respect to a Subsequent Operating Plan and, as a result, the projected operating and capital expenses contemplated by the Subsequent Operating Plan proposed to be adopted by the Manager exceeds five percent (5%) of the aggregate operating and capital expenses proposed by any Authorized Representative, then the Manager shall cause the operations of the applicable Project to be conducted in all material respects in accordance with the operating plan for the immediately preceding fiscal year (the “Prior Operating Plan”); provided, however, that, (i) the Manager may increase each item of operating and capital expenses in the Prior Operating Plan by up to five percent (5%), and (ii) in the event of an emergency situation affecting such Project, as determined by the Manager in its reasonable discretion, the Manager may take, or cause to be taken, such action in respect of such emergency situation as the Manager deems reasonably necessary or appropriate; provided that the Manager promptly advises the Members of such emergency situation and such action taken or caused to be taken.

6.3                               Major Decisions.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement (except as permitted in accordance with Section 6.2), the Manager shall have no authority on behalf of the Venture to take any action, make any decision, expend any sum or undertake or suffer any obligation if to do so would constitute a Major Decision, unless such Major Decision is approved in advance in writing by the Advisory Committee or “deemed” to be approved in accordance with Section 6.3(b).  As used herein, “Major Decision” means any decision of the Venture to do or take any of the following actions, whether directly or indirectly through, or with respect to, the Venture, the Subsidiary REIT or any subsidiary thereof (regardless of whether so specified):

(i)                                     selling or otherwise disposing of all or any part of a Project (including without limitation, the sale of the Venture’s interest therein), or causing the Subsidiary REIT or any Sub-Sub REIT to sell or otherwise dispose of all or any part of a Project, or Transferring any material interest therein;

(ii)                                  selling or causing the sale of any additional interests in the Venture, the Subsidiary REIT or any Sub-Sub REIT (other than, in the case of the Subsidiary REIT or a Sub-Sub REIT, such number of Shares as the Manager may reasonably determine to be necessary or appropriate to permit the Subsidiary REIT or such Sub-Sub REIT to qualify or maintain its status as a REIT);

(iii)                               incurring, materially restructuring or materially modifying any indebtedness of the Venture, the Subsidiary REIT or any Sub-Sub REIT in excess of $100,000 or causing the Venture, the Subsidiary REIT or any Sub-Sub REIT to become liable as an endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person in excess of $100,000 other than in accordance with the operating plan of the related Project for the fiscal year ended December 31, 2011 or the applicable Subsequent Operating Plan, as the case may be, except for (A) indebtedness of the Venture, the Subsidiary REIT or any Sub-Sub REIT arising in the ordinary course of business for trade payables, wages, taxes or otherwise for goods or services rendered or provided to the Venture, the Subsidiary REIT or any such Sub-Sub REIT, and (B) endorsements of the Venture, the Subsidiary REIT or any Sub-Sub REIT for deposit or collection of checks, drafts and similar instruments received by the Venture, the Subsidiary REIT or any such Sub-Sub REIT in the ordinary course of business;

(iv)                              causing or permitting the Venture or the Subsidiary REIT or any Sub-Sub REIT to mortgage, pledge or hypothecate a Project (except pursuant to leases entered into in the ordinary course of business) to secure any indebtedness for borrowed money of the Venture, the Subsidiary REIT or any Sub-Sub REIT other than in accordance with the applicable operating plan for such Project for the fiscal year ended December 31, 2011 or the applicable Subsequent Operating Plan, as the case may be;

(v)                                 making any tax election or decision affecting the tax treatment of any or all of the Members in connection with its or their participation in the Venture other than as contemplated by Section 3.8;

(vi)                              determining that the Subsidiary REIT or any Sub-Sub REIT shall no longer qualify and operate as a REIT;

(vii)                           Transferring any interest in the Venture to any Person or admitting any Person as a Member of the Venture except in accordance with Article 9;

(viii)                        approving an independent registered public accounting firm other than Deloitte & Touche LLP to act as auditors pursuant to Section 13.3 or Ernst & Young LLP to review or prepare Tax Returns pursuant to Section 13.8;

(ix)                              approving or disapproving any transaction or conflict of interest requiring the Consent of the Advisory Committee pursuant to Section 6.4(b) or (d);

(x)                                 to the fullest extent permitted by law, dissolving or liquidating, in whole or in part, making an assignment for the benefit of any creditor, filing or otherwise initiating on behalf of the Venture, the Subsidiary REIT or any subsidiary thereof a petition in bankruptcy, or applying to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commencing any proceeding under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consenting or acquiescing in the filing of (or invoking or causing any Person to file) any such petition, application or proceeding, or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Venture, the Subsidiary REIT or any subsidiary thereof or any substantial part of its property, or admitting its inability to pay its debts generally as they become due or authorizing any of the foregoing to be done or taken on behalf of the Venture, the Subsidiary REIT or any subsidiary thereof, or consenting to or acquiescing in (A) the filing or other initiation of an involuntary petition for relief against the Venture, the Subsidiary REIT or any subsidiary thereof under any Chapter of Title 11 of the United States Code, or (B) the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) for the Venture, the Subsidiary REIT or any subsidiary thereof of all or substantially all of its assets; or

(xi)                              consolidating or merging with or into any other Entity, or purchasing or otherwise acquiring all or substantially all of the assets or any stock or shares of any class of any Entity, or redeeming or reacquiring any Interests, or otherwise engaging in any recapitalization, joint venture or other business combination.  For the avoidance of doubt, this Section 6.3(a)(xi) applies to actions of the Manager on behalf of the Venture and does not restrict

BH Multifamily REIT, Behringer Holdings or any of their respective Affiliates (other than the Venture and its subsidiaries) in any respect.

(b)                                 In connection with any proposed Consent to a Major Decision, the Manager shall provide the Authorized Representatives with such information as they may reasonably request and as shall be reasonably available to the Manager (or, in the case of Section 6.3(a)(v), the affected Member(s)) to make a prudent judgment whether to approve or disapprove the proposed action.  The Manager shall give the Advisory Committee not less than five (5) Business Days’ advance written notice of, and request its Consent to, each proposed Major Decision.  Should a Member’s Authorized Representative fail to respond to a Consent request with respect to a Major Decision within five (5) Business Days from when such notice is given, the Manager shall issue a second conspicuously marked notice to the applicable Authorized Representative seeking Consent to the proposed Major Decision.  Should the Authorized Representative of such Member fail to respond to the second Consent request with respect to the Major Decision within five (5) Business Days from when such notice is given, such Authorized Representative shall conclusively be deemed to have granted its Consent to such Major Decision (other than a Major Decision identified in Section 6.3(a)(i), (ii), (vi), (x) or (xi) which shall require the affirmative Consent of the Advisory Committee) and shall waive any right to withdraw such Consent or otherwise object to such Major Decision, provided that the notice must indicate that it will become effective at the expiration of such second, five (5) Business Day period in order to become effective in such manner.

(c)                                  If the Advisory Committee determines (which determination shall require the approval of the BH Representative and the MP Representative in the case of Stonegate and the BH Representative and the MWP Representative in the case of Argenta and West Village) to cause a Sub-Sub REIT to sell or otherwise dispose of a Project (rather than through a sale of the Venture’s interest in the Subsidiary REIT or the Subsidiary REIT’s interest in a Sub-Sub REIT as set forth in Section 2.6(b)) pursuant to Section 6.3(a), the Manager shall cause the Subsidiary REIT and the applicable Sub-Sub REIT to be liquidated, and the Sub-Sub REIT’s interest in the Project distributed in-kind to the Venture, which shall then sell or otherwise dispose of such Project in the manner approved by the Advisory Committee.  Notwithstanding any provision of this Agreement to the contrary, a Member may Transfer all or a portion of its Interest to an Affiliate in connection with the transactions contemplated by this Section 6.3(c).

6.4                               Business with Affiliates; Other Activities.

(a)                                 The Venture, directly or through the Subsidiary REIT, has invested in the Projects, notwithstanding that BH Multifamily REIT or its Affiliate may have held a material (or lesser) interest in the Projects or that the Projects have been developed by Behringer Holdings or any of its Affiliates.

(b)                                 Subject to obtaining the Consent of the Advisory Committee, the Venture, directly or through the Subsidiary REIT (and any other Person to which any of the foregoing are related or in which any of the foregoing are interested), may, as necessary or appropriate, engage in any transaction with or employ or retain Behringer Holdings or any of its Affiliates (including BH Multifamily REIT and its Affiliates) to provide services (including, without limitation, administration, accounting, construction management, data processing, development, engineering, environmental, financing, insurance brokerage, management and servicing, leasing, legal, market research, mortgage financing, property management or other similar services) that would otherwise be performed for the Venture or the Subsidiary REIT by third parties on terms (including, without limitation, the consideration to be paid) that are determined by the Manager to be fair and reasonable to the Venture or the Subsidiary REIT, as the case may be, and such Persons may receive from the Venture (and any such other Person) reasonable compensation (including, without limitation, salary, salary related employment costs and expenses of the employees who provide such services and other overhead expenses allocable thereto, as determined by the Manager based on the time expended by the employees who render such services or on a project-by-project basis) in addition to that expressly provided for in this Agreement.  It is expressly acknowledged and agreed that the Manager, without obtaining the Consent of the Advisory Committee pursuant to Section 6.3, may cause the Subsidiary REIT (or any subsidiary thereof that owns a Project) to engage the Management Company (or another Affiliate of Behringer Holdings), to perform property management, leasing and related services for a Project for a fee equal to the lesser of (i) 3.75% of the gross revenues from such Project and (ii) the amount that BH Multifamily REIT or any of its subsidiaries otherwise pays to the Management Company (or such other Affiliate) for property management, leasing and related services.

(c)                                  Nothing herein contained shall prevent or prohibit Behringer Holdings, any of its Affiliates, or any of their respective trustees, officers, directors, members, partners, employees or shareholders from acquiring, developing, investing in, managing, leasing or otherwise dealing in real property of any kind or nature for its own account or that of any of its Affiliates or third parties or from entering into, engaging in or conducting any other activity or performing for a fee any service (including, without limitation, engaging in any business dealing with real property of any type or location, acting as a director, officer or employee of any corporation, as a trustee of any trust, as a general partner of any partnership, as a member or manager of any limited liability company or as an official of any other Entity, or receiving compensation for services to, or participating in profits derived from, the investments of any such corporation, trust, partnership, limited liability company or other Entity, regardless of whether such activities are competitive with the Venture or any Project).  The fact that Behringer Holdings or its Affiliates may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of real or personal property and may take advantage of such opportunities themselves or introduce such opportunities to other Persons in which it has or has not any interest, shall not subject Behringer Holdings or its Affiliates to liability to the Venture or any of the Members (or any of the direct or indirect partners or members of the Members) on account of the lost opportunity.

(d)                                 Except for matters otherwise specifically authorized in this Agreement, any material transaction, and any other matter that involves a material conflict of interest between Behringer Holdings or any of its Affiliates, on the one hand, and the Venture or the Subsidiary REIT (or any subsidiary thereof), on the other hand, shall be subject to the prior Consent of the Advisory Committee.

6.5                               Maintenance of Domestic Status.  The Manager hereby agrees that, notwithstanding anything herein to the contrary, unless caused, consented to or induced by MWP and PGGM PRE Fund or any Affiliate thereof, either directly or through BH MP, neither the

Manager nor any of its Affiliates will (a) voluntarily take any action that, to the knowledge of the Manager, would result in a Domestic Status Loss, or (b) permit to occur any action that is within its reasonable control to prevent and that, to the knowledge of the Manager, would result in a Domestic Status Loss.  The provisions of this Section 6.5 shall not apply if there is not at least one Non-U.S. Member.

6.6                               Tax Status.  Each Member agrees to take commercially reasonable actions to assist the other Members in achieving the most favorable tax treatment for such other Members (and the owners of such Members); provided that, no Member shall be required to take or permit any action which (a) creates any risk of material adverse economic or tax consequences for such Member (or the owners of such Member), unless the requesting Member agrees to reimburse each such Person that may be subject to such consequences for all adverse economic and tax consequences, or (b) is contrary to law.  Any tax election to be made on behalf of the Venture that would, or could reasonably be expected to, have a material adverse effect on a Member shall require the prior written Consent of such Member.

6.7                               Liability for Venture’s Obligations.  The debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and neither the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Venture by reason of being the Members or the Manager of the Venture.

6.8                               Additional or Successor Manager.  The Manager may delegate its rights and powers as a manager under this Agreement and the Act, and may admit to the Venture as a successor Manager, any of its Affiliates, Behringer Holdings or any of its Affiliates without the Consent of any Member, provided that the Manager arranges for such Person(s) to be bound by the provisions of this Agreement by having such Person(s) execute such documents as may be reasonably required to make such Person(s) party to this Agreement as an additional or successor Manager(s).  In the event that any such Person is admitted as an additional Manager, the Manager and such additional Manager shall share in the rights and powers, as well as any duties and obligations, under this Agreement and the Act in such manner and to such extent as the Manager and such additional Manager may agree.  In the event that any such Person is admitted as a successor Manager, the Manager shall thereupon cease to have any rights, powers, duties or obligations under this Agreement and the Act, and such Person, as the successor Manager, shall assume all such rights, powers, duties and obligations previously held by the Manager.  Except as provided in this Section 6.8, the Manager may not admit any Person as an additional or successor Manager without the Consent of the Members.

6.9                               Removal of Manager for Cause.  Notwithstanding anything herein to the contrary, either MWP or BH MP shall have the right to elect to remove the Manager (a) for Cause, or (b) in the event neither BH Waterford nor any of its Affiliates is a Member.  Upon the occurrence of any event constituting Cause for its removal, the Manager shall deliver written notice of such event to MWP and BH MP promptly upon (and in any event within five (5) Business Days after) the occurrence of such event.  Each of MWP and BH MP shall exercise their right to remove the Manager, if at all, by delivering to the Manager and each Member written notice of such election at any time after the occurrence of the event constituting Cause (or upon neither BH Waterford nor any of its Affiliates being a Member), but not later than twenty (20) Business Days after the delivery of the notice of Cause from the Manager.  In the event MWP or BH MP shall exercise the right to remove the Manager, MWP and BH MP shall promptly (but in no event later than ten (10) Business Days after the removal of the Manager) appoint a mutually acceptable successor Manager of the Venture.  Upon the removal of the Manager the Venture shall file an amendment to its Certificate evidencing the removal of the Manager as manager of the Venture and changing the name of the Venture to delete any references to “Behringer Harvard”.

ARTICLE 7

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

7.1                               Limitation of Liability.  To the maximum extent permitted under the Act in effect from time to time, neither the Members, the Manager, the Authorized Representatives nor any other Indemnified Person shall be liable to the Venture or to any other Member for (a) any act or omission performed or failed to be performed by it, or for any losses, claims, costs, damages or liabilities arising from any such act or omission, except to the extent such loss, claim, cost, damage or liability results from such Indemnified Person’s gross negligence, willful misconduct, fraud or a material breach of this Agreement, (b) any tax liability imposed on the Venture or (c) any losses due to the negligence (gross or ordinary), dishonesty or bad faith of any agents of the Venture, as long as such Persons are selected and monitored with reasonable care.  Without limiting the generality of the foregoing, each Indemnified Person shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Venture and upon information, opinions, reports or statements presented to such Indemnified Person by the Manager or by any other Person as to matters such Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Venture.  Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a Person existing at the time of such repeal or modification.

7.2                               Indemnification.

(a)                                 Advancement of Expenses.  In the event that the Members, the Manager, their respective Affiliates or any directors, officers, shareholders, partners, members, employees, trustees, representatives or agents of any of them or the Authorized Representatives (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) becomes involved in any capacity in any threatened, pending or completed action, proceeding or suit, whether civil, criminal, administrative or investigative, by reason of the fact that it, he or she was a member, manager, officer, employee, Authorized Representative, representative or agent of the Venture, any Member, the Manager or otherwise authorized to act hereunder or in connection herewith or otherwise failed to act in connection with the business or affairs of the Venture or one of its direct or indirect subsidiaries or otherwise is or was serving at the Venture’s or one of the Venture’s direct or indirect subsidiary’s request as a director, trustee, officer, partner, employee or agent of another Entity, the Venture will periodically reimburse such Indemnified Person for its reasonable legal and other expenses (including, without limitation, the costs of any investigation and preparation) incurred in connection with such involvement, provided that such Indemnified Person shall promptly repay to the Venture the amount of any such reimbursed expenses paid to it if it is ultimately determined by a court having appropriate jurisdiction in a decision that is not subject to appeal, that such Indemnified Person is not entitled to be indemnified by the Venture under this Section 7.2.  Notwithstanding the foregoing, in no event shall the Venture advance any such funds to an Indemnified Person during the pendency of any claim made or action brought (a) by the Venture, the Manager or a Member against the Indemnified Person with respect to the underlying matter or (b) in which such Indemnified Person was the plaintiff, but if it is ultimately determined by a court having appropriate jurisdiction in a decision that is not subject to appeal that such Indemnified Person is entitled to be indemnified by the Venture under this Section 7.2, the Venture shall make such payments as may be required to such Indemnified Person by this Section 7.2.

(b)                                 Indemnification.  To the maximum extent permitted under the Act in effect from time to time, the Venture shall indemnify, defend and hold harmless any Indemnified Person against any losses, claims, costs, damages or liabilities to which such Indemnified Person may become subject in connection with the business or affairs of the Venture or one of its direct or indirect subsidiaries or serving at the Venture’s or one of the Venture’s direct or indirect subsidiary’s request as a director, trustee, officer, partner, employee or agent of another Entity, except to the extent that any such loss, claim, cost, damage or liability results from the gross negligence, willful misconduct, fraud or a material breach of this Agreement of such Indemnified Person.  If for any reason (other than the gross negligence, willful misconduct, fraud or material breach of this Agreement of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or is insufficient to hold it harmless, then the Venture shall contribute to the amount paid or payable to the Indemnified Person as a result of such loss, claim, cost, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Venture on the one hand and such Indemnified Person on the other hand but also the relative fault of the Venture and such Indemnified Person, as well as any relevant equitable considerations.

(c)                                  Successors.  The reimbursement, indemnity and contribution obligations of the Venture under this Section 7.2 shall be in addition to any liability which the Venture may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Venture, the Members, the Manager and any other Indemnified Person.  The foregoing provisions shall survive any termination of this Agreement and any amendment to such provisions shall not reduce the Venture’s indemnity obligation with respect to any act or omission occurring prior to the date of such amendment.

(d)                                 Exclusivity.  The indemnification provided by this Section 7.2 shall not be deemed to be exclusive of any other rights to which the Indemnified Person may be entitled under any agreement or as a matter of law, or otherwise, both as to action in an Indemnified Person’s official capacity and to action in another capacity, and shall continue as to an Indemnified Person who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of the Manager and shall inure to the benefit of the heirs, successors and administrators of such Indemnified Person.

(e)                                  Limitation.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.2 shall not be construed as to provide for the indemnification of any Indemnified Person for any liability (including, without limitation, liability under U.S. federal securities laws which, under certain circumstances, impose liability on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 7.2 to the fullest extent permitted by law.

(f)                                   Reliance.  An Indemnified Person may rely upon and shall be protected in acting or refraining from action upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g)                                  Consultation.  An Indemnified Person may consult with counsel, accountants and other experts reasonably selected by it, and any opinion of an independent counsel, accountant or expert retained with reasonable care shall be full and complete protection in respect of any action taken or suffered or omitted by the Indemnified Person hereunder in good faith and in accordance with such opinion.

ARTICLE 8

MEETINGS OF THE ADVISORY COMMITTEE

8.1                               Advisory Committee.  The Members shall form a committee (the “Advisory Committee”) to oversee their investments in the Venture.  The Advisory Committee shall have three (3) members, one (1) of whom shall be appointed by MWP (the “MWP Representative”), one (1) of whom shall be appointed by BH MP (the “MP Representative”) and one (1) of whom shall be appointed by BH Waterford (the “BH Representative” and, together with the MWP Representative and the MP Representative, the “Authorized Representatives”).  The initial MWP Representative shall be Howard Edelman, the initial MP Representative shall be Ross Odland, and the initial BH Representative shall be Mark Alfieri.  Each Consent, approval and decision of a Member pursuant to this Agreement shall be made by its Authorized Representative.  Each Authorized Representative shall be entitled to one (1) vote on every matter presented to the Advisory Committee for its Consent or approval.  Any Consent or other action of the Advisory Committee, to the extent related to Stonegate, shall require the affirmative vote (or a “deemed” vote in accordance with Section 6.3(b)) of the BH Representative and the MP Representative to be deemed the Consent or other action of the Advisory Committee.  Any Consent or other action of the Advisory Committee, to the extent related to Argenta or West Village, shall require the affirmative vote (or a “deemed” vote in accordance with Section 6.3(b)) of the BH Representative and the MWP Representative to be deemed the Consent or other action of the Advisory Committee.

MWP, BH MP and BH Waterford may replace the Authorized Representative designated by such Person by delivering written notice to the Venture and the other Members of the removal of such Authorized Representative and designating a new Authorized Representative.  The Manager, the Members and the Authorized Representatives may rely absolutely on the vote, Consent, approval, disapproval or execution and delivery of any instrument by an Authorized Representative as having been fully authorized and approved by the Person so designating such individual as its Authorized Representative.

Notwithstanding anything to the contrary in this Agreement, (a) the MP Representative shall not be entitled to vote on, and BH MP shall have no rights with respect to, any matter to the extent related to Argenta or West Village and (b) the MWP Representative shall not be entitled to vote on, and MWP shall have no rights with respect to, any matter to the extent related to Stonegate.

8.2                               Meetings of the Advisory Committee.

(a)                                 The Advisory Committee shall hold an annual meeting within a reasonable period of time after the close of each fiscal year of the Venture, the exact date of which and the time and place of which shall be determined by the Manager, but shall not, without the Consent of the Advisory Committee, be later than five (5) months after the close of the Venture’s fiscal year.  In addition to the annual meeting of the Advisory Committee, the Manager may call a meeting of the Advisory Committee from time to time in its sole discretion, and shall call a meeting of the Advisory Committee if so requested by an Authorized Representative, at the principal place of business of the Manager on such date as the Manager together with the Authorized Representatives may mutually agree on, such agreement not to be unreasonably withheld.  In the event of any change in the date, time or place of such meeting, the Manager shall promptly give reasonable notice to the Authorized Representatives.  Unless otherwise agreed by the Manager and the Authorized Representatives, all meetings of the Advisory Committee shall be held in the United States or by means of telephone conference or similar communications equipment by means of which all Persons participating the meeting can hear and speak to each other.

(b)                                 A quorum for the transaction of any business of the Advisory Committee related to Stonegate shall require that the BH Representative and MP Representative be represented at the meeting.  A quorum for the transaction of any business of the Advisory Committee related to Argenta or West Village shall require that the BH Representative and the MWP Representative be represented at the meeting.  Any action required or permitted to be taken at any meeting of the Advisory Committee may be taken without a meeting if the Authorized Representatives required for such action pursuant to Section 8.1 grant their Consent thereto in writing, and the writing or writings are promptly provided to each Authorized Representative and filed with the minutes of the proceedings of the Advisory Committee.  The Authorized Representatives may participate in a meeting of the Advisory Committee by means of telephone conference or similar communications equipment by means of which all Persons participating the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at such meeting.

8.3                               Dispute Resolution Procedure.  Any dispute between the Members or the Authorized Representatives may, but is not required to, be submitted for resolution in accordance with the procedures set forth in Sections 8.3(a) and (b).  For the avoidance of doubt, the provisions of Section 9.2 of this Agreement may be invoked by BH Waterford or BH MP with respect to matters related to Stonegate, or BH Waterford or MWP with respect to matters related to Argenta or West Village, after the occurrence and during the continuation of any Major Dispute, notwithstanding that such Member did not first submit such dispute to the provisions of this Section 8.3.

(a)                                 Negotiation.  With respect to any dispute between the Members or the Authorized Representatives, the Authorized Representatives may attempt in good faith to resolve any dispute through negotiation.  In the event that the Authorized Representatives are unable to resolve a dispute in an amount of time that a Member deems reasonable under the circumstances but in any event within ten (10) Business Days after such dispute first arose, then such Member may, by written notice (a “Dispute Notice”) to the other Member(s), require that such dispute be referred to executives of the Members (the “Senior Executives”) who are at a more senior level than the Authorized Representatives and who shall have authority to resolve or settle the dispute on behalf of the respective Members whom they represent.  Within ten (10) Business Days after receipt of a Dispute Notice, the Senior Executives shall hold a meeting between themselves and any Persons whom either of the Senior Executives deems appropriate.  Such meeting may be by telephonic communication, provided the parties can clearly hear and speak to each other.  In the event that the Senior Executives are unable to resolve the dispute during such meeting or, if mutually agreed by the Senior Executives, any succeeding meeting(s), and in any event, if the dispute has not been resolved in accordance with this Section 8.3(a) within thirty (30) Business Days after the dispute first arose, any Member may seek mediation in accordance with Section 8.3(b).

(b)                                 Mediation.  If a dispute between the Members or the Authorized Representatives has not been timely resolved by the Senior Executives through negotiations pursuant to Section 8.3(a), a Member may submit such dispute to mediation under the Conflict Prevention and Resolution Mediation Procedure of CPR then in effect.  The Members shall select a mediator from the Conflict Prevention and Resolution Panel of Distinguished Neutrals of CPR within ten (10) Business Days after such dispute has been submitted to mediation.  All discussions and negotiations pursuant to such mediation will be confidential and will be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence and any additional confidentiality protections afforded by agreement of the Members or applicable law.  Each Member agrees to act in good faith and use reasonable efforts during such mediation to reach a settlement of such dispute.

ARTICLE 9

TRANSFER OF MEMBERS’ INTERESTS IN THE VENTURE;
BUY/SELL

9.1                               Transfers of a Member’s Interest.

(a)                                 Except as provided in Section 6.3(c), no Member may Transfer all or any portion of its Interest or have any transferee admitted as a substituted Member in respect of such Interest or any portion thereof without the prior written Consent of the Manager, which Consent may be withheld in the sole discretion of the Manager.  Notwithstanding the foregoing, a Member may Transfer all or any part of its Interest pursuant to Section 9.2, and any such transferee shall succeed to all the rights and assume all the obligations of the Member with respect to such Interest, without the prior Consent of the Manager, provided that the requirements of Section 9.1(b) are satisfied.  In the event a Member desires to secure permission to Transfer its Interest or any portion thereof, it shall notify the Manager in the manner described in Section 14.1 hereof and shall deliver such information to the Manager as it may request, including, if requested, evidence reasonably satisfactory to the Manager with respect to (i) compliance with applicable federal and state securities laws and (ii) any other appropriate laws or regulations.  No Transfer may be made if it would violate applicable federal or state securities laws or other laws or regulations.

(b)                                 In the event any Member desires to Transfer all or any portion of its Interest in the Venture (and the Manager Consents thereto, unless such Consent is not required pursuant to Section 9.1(a)) the Transferring Member shall arrange for its transferee to be bound by the provisions of this Agreement by having such transferee execute such documents as shall be reasonably required by the Manager to make the transferee a party to this Agreement and by delivering the same to the Manager together with such other information that may be reasonably requested by counsel to the Manager.  The transferee of all or any portion of the Interest of a Member shall become a substituted Member as to the Interest (or portion thereof) thus Transferred upon the written Consent of the Manager, which Consent may be granted or withheld in the sole discretion of the Manager, except as otherwise provided in Section 9.1(a) when such Consent is not required.  Any such substituted Member shall succeed to all of the rights and assume all of the obligations of the Member to the extent of the portion of the Interest in the Venture which has been Transferred to such substituted Member.  A transferee of all of any portion of the Interest of a Member who is not a substituted Member shall have the right to receive allocations of income, gain, loss and deduction and distributions of Net Cash Flow and other distributions pursuant to this Agreement, but shall have no other rights hereunder, and neither the transferor nor the transferee shall have the right to vote with respect to any Interest so Transferred.  The effective date of any Transfer under Section 9.1 (a) or (b) shall be the date on which the transferee executes and delivers to the Manager the documents required by the Manager, and the Manager grants its Consent in accordance with Section 9.1(a) or (b), as the case may be.

(c)                                  Anything contained in Sections 9.1(a) or (b) to the contrary notwithstanding, no Transfer of an Interest or any portion shall be effective if it would result in (i) the Venture being classified as an association (or publicly traded partnership) taxable as a corporation for U.S. federal or state income tax purposes, or (ii) the occurrence of a Domestic Status Loss, and any such Transfer shall be effected in such manner as may be necessary to maintain the classification of the Venture as a partnership for U.S. federal and state income tax purposes and to avoid the occurrence of a Domestic Status Loss.

(d)                                 Notwithstanding anything to the contrary in this Agreement, no Interest in the Venture, or any portion thereof, shall be issued in a transaction that is (or transactions that are) registered or required to be registered under the Securities Act of 1933, as amended, and any Transfer of an Interest or any portion thereof must be made in a transaction that is exempt from registration or qualification under the Securities Act of 1933, as amended, and applicable state securities law.

(e)                                  No admission (or purported admission) of a Member and no Transfer (or purported Transfer) of all or part of a Member’s Interest (or any interest or right or attribute therein) in the Venture shall be effective, and no Person shall otherwise become a Member, if the Venture would or may have more than one hundred (100) members, treating as a member for this purpose each Person indirectly owning an Interest (or any interest therein) in the Venture through a partnership, a grantor trust or an S corporation.

9.2                               Buy/Sell Arrangement.  The Members shall be entitled to initiate the buy/sell rights set forth in this Section 9.2 with respect to the Interests of such Members attributable to a Project at any time after the occurrence and during the continuance of a Major Dispute that has continued for a period of not less than fifteen (15) days with respect to such Project.  BH Waterford and BH MP shall be entitled to initiate such buy/sell rights with respect to Stonegate in connection with a Major Dispute relating to the Venture, the Subsidiary REIT or such Project.  BH Waterford and MWP shall be entitled to initiate such buy/sell rights with respect to Argenta or West Village in connection with a Major Dispute relating to the Venture, the Subsidiary REIT or such Project.  The fifteen (15) day period set forth above shall commence upon written notice by one Member to the other Member stating there has been a Major Dispute and briefly describing the same.  The Manager shall use commercially reasonable efforts to keep any non-participating Member reasonably apprised with respect to the status of any buy/sell procedures initiated pursuant to this Section 9.2.  For purposes of this Section 9.2, references to a “Member” or the “Members” shall be to the Members involved in the underlying Major Dispute and references to the “Project” shall be to the Project that is the subject of such Major Dispute.

(a)                                 Either Member (an “Offeror”) may serve upon the other Member (an “Offeree”) a notice (an “Offering Notice”) which shall contain the following:

(i)                                     a statement of intent to rely on this Section 9.2; and

(ii)                                  a statement of the aggregate dollar amount that the Offeror would be willing to pay in cash (the “Offer Price”) for all of the interest of the Offeree in the Project (expressed in terms of Shares of the applicable Sub-Sub REIT) (the interest of the Offeree or the Offeror, as the case may be, the “Buy/Sell Interest”) which the Offeree would hold if the Venture and the Subsidiary REIT were liquidated and such Shares were distributed in-kind to the Members, as specified in the Offering Notice.

(b)                                 Within thirty (30) days after receipt of the Offering Notice by the Offeree (the “Option Period”), the Offeree shall notify the Offeror whether the Offeree elects:

(i)                                     to sell its Buy/Sell Interest to the Offeror for a price equal to the Offer Price; or

(ii)                                  to purchase the Buy/Sell Interest of the Offeror for a price (the “Alternative Offer Price”) that is in proportion to the Offer Price (based upon the relative interests of the Members in the Project).

(c)                                  If the Offeree does not notify the Offeror of its election to purchase or sell prior to the expiration of the Option Period, the Offeree shall for all purposes be conclusively deemed to have elected to sell its Buy/Sell Interest to the Offeror for the Offer Price indicated in Section 9.2(a)(ii).

(d)                                 (i)                                     The Member obligated to purchase the Buy/Sell Interest under Section 9.2(b) or (c) (the “Purchaser”) shall, within (A) five (5) Business Days after (x) in the case of the Offeree, its election to purchase pursuant to Section 9.2(b)(ii) and (y) in the case of the Offeror, Offeree’s election to sell pursuant to Section 9.2(b)(i) or its deemed election to sell pursuant to Section 9.2(c); or (B) if an election to extend the closing has been made pursuant to Section 9.2(e), five (5) Business Days after the election to proceed with the purchase made during the one hundred fifty (150) day period provided for therein, deposit in cash an amount in escrow, which amount while in escrow shall be invested in Permitted Temporary Investments as directed by the Purchaser (such amount, together with any interest earned thereon, being the “Earnest Money Deposit”), equal to ten percent (10%) of the Offer Price or Alternative Offer Price, as the case may be, for the Buy/Sell Interest being purchased (such Offer Price or Alternative Offer Price, as applicable, being the “Purchase Price”), with an independent third party (the “Escrow Agent”) reasonably satisfactory to the Member obligated to sell its Buy/Sell Interest under Section 9.2(b) or (c) (the “Seller”).  The Earnest Money Deposit shall be applied against the Purchase Price at the closing referenced below, or shall be paid to the Seller as liquidated damages in the event of a default by the Purchaser in accordance with this Section 9.2(d)(i); provided, however, that the Seller shall not be entitled to receive the Earnest Money Deposit of the defaulted Purchaser, if any, as liquidated damages if it elects to become the Substituted Purchaser in accordance with this Section 9.2(d).  In the event the Purchaser fails to deposit timely such Earnest Money Deposit as provided above or fails or refuses to close on the purchase and sale of its Buy/Sell Interest on the Closing Date (such Purchaser being then referred to as the “Defaulting Purchaser”), then within fifteen (15) days thereafter, unless the Defaulting Purchaser has earlier cured such default by depositing the required Earnest Money Deposit as provided above or has proven to the reasonable satisfaction of the Seller that the Defaulting Purchaser is ready, willing and able to close such purchase and sale, the Seller shall have the option of substituting itself as the Purchaser of the Buy/Sell Interest of the Defaulting Purchaser (such Seller being then referred to as the “Substituted Purchaser”) under this Section 9.2(d) at a purchase price (the “Substituted Purchase Price”) equal to ninety percent (90%) of the Purchase Price multiplied by the ratio of the Defaulting Purchaser’s interest in the Project to the Substituted Purchaser’s interest in the Project.  In the event that the Seller elects to become the Substituted Purchaser in accordance with the preceding sentence, the Seller shall, within fifteen (15) days after the Seller obtains the right to become the Substituted Purchaser, give written notice to the Defaulting Purchaser of its intention to do so, which notice shall specify the Substituted Purchase Price and whether or not the Substituted Purchaser elects to extend the closing pursuant to Section 9.2(e).  Within five (5) Business Days after (x) the giving of such notice or (y) if an election to extend the closing is made pursuant to Section 9.2(e), the giving of notice of election to proceed with the purchase made during the one hundred fifty (150) day period provided for therein, the Substituted Purchaser shall deposit an Earnest Money Deposit equal to ten percent (10%) of the Substituted Purchase Price in escrow with an Escrow Agent selected by the Substituted Purchaser, whereupon, for purposes of Sections 9.2(d)(ii), (iii), (iv) and (v) and Section 9.2(e) below, the Substituted Purchaser shall become the Purchaser, the Defaulting Purchaser shall become the Seller and the Substituted Purchase Price shall become the Purchase Price.  Alternatively, after the default by the Defaulting Purchaser and its failure to cure such default within fifteen (15) days thereafter, the Seller may elect to decline its option to become the Substituted Purchaser and obtain and retain, as liquidated damages for the Defaulting Purchaser’s default under this Section 9.2(d), the amount of the Earnest Money Deposit deposited by the Defaulting Purchaser (or the amount that should have been deposited by the Defaulting Purchaser as the Earnest Money Deposit but was not).

(ii)                                  On or before the date on which the Purchaser (whether it be the Offeree, the Offeror or the Substituted Purchaser) is required to make the Earnest Money Deposit referenced in Section 9.2(d)(i), the Purchaser shall fix a closing date (the “Closing Date”) not later than thirty (30) days (or as soon thereafter as practicable) following (i) the date of election or deemed election to purchase by the Purchaser (including because the Offeree elects to sell), or (ii) if an election to extend the closing has been made pursuant to Section 9.2(e), the date of election to proceed with the purchase made during the one hundred fifty (150) day period provided for therein.  Immediately prior to the Closing Date, if the applicable Sub-Sub REIT has made a valid election to be treated as an association taxable as a corporation pursuant to Section 13.5(c), the Venture and the Subsidiary REIT shall each make a distribution in-kind of the Shares of the Sub-Sub REIT representing the interest of the Venture and the Subsidiary REIT in the Project to the Members in accordance with their respective interests in the Project so that the purchase and sale of the Buy/Sell Interest can be consummated by the Transfer of Shares of the applicable Sub-Sub REIT directly owned by the Members; provided, however, that if the purchase and sale contemplated hereby occurs after the applicable Sub-Sub REIT has made a valid election to be treated as an association taxable as a corporation, but prior to the filing of a valid REIT election for such Sub-Sub REIT, the Purchaser shall cause such REIT election to be filed in accordance with Section 13.5(c).  For purposes of the distribution in-kind, the distributed Shares shall have a value per Share equal to the Purchase Price divided by the number of Shares to be distributed to the Seller.  If the applicable Sub-Sub REIT has not made a valid election to be treated as an association taxable as a corporation pursuant to Section 13.5(c), the purchase and sale of the Buy/Sell Interest shall be effected by the Purchaser’s Percentage Interest and Project Net Capital with respect to the applicable Project being increased to reflect the Purchaser’s acquisition of such Buy/Sell Interest and the Seller’s Percentage Interest and Project Net Capital with respect to the applicable Project becoming zero (0).  The closing of the purchase of any Buy/Sell Interest pursuant to this Section 9.2 shall take place on the Closing Date at a location reasonably designated by the Purchaser.  The Purchaser may assign its rights to purchase the Buy/Sell Interest of the Seller hereunder to any third party, including one or more of its Affiliates; provided that the Purchaser shall remain liable for any such obligation to purchase.

(iii)                               At the closing on the Closing Date, the Purchaser shall pay the Seller, in cash, the amount determined under Section 9.2(d)(i), as the Purchase Price for the Buy/Sell Interest of the Seller (with the Purchaser’s Earnest Money Deposit being credited against such amount at the closing) and the Seller shall execute and deliver to the Purchaser or its designee stock powers, bills of sale, instruments of assignment, and other instruments as the Purchaser may reasonably require, to give it or its designee good and indefeasible title to all of the Seller’s right, title and interest in and to all of its Buy/Sell Interest.  The Venture shall pay all closing costs; provided, however, that the Purchaser and the Seller shall pay their own respective legal costs and expenses in connection with the preparation of the closing documentation.  In addition, on the Closing Date, the Purchaser shall cause the Seller to be released from any liability accruing from and after the Closing Date in respect of the Venture and the Project (including any financing arrangements entered into by the Venture or with respect to the Project) or shall indemnify the Seller with respect to such liability.

(iv)                              The Purchase Price to be paid pursuant to this Section 9.2(d) in respect of the applicable Buy/Sell Interest being sold shall be reduced proportionately on a per Share basis for any distributions made by the Venture after the determination of the Offer Price and prior to the Transfer of the applicable Buy/Sell Interest to the extent such distributions comprise sale, disposition or refinancing proceeds with respect to the applicable Project.

(v)                                 A sale of its Buy/Sell Interest shall not relieve the Seller from any obligations or liabilities arising under or in connection with this Agreement prior to the closing of the sale of its Buy/Sell Interest, including, without limitation, any obligation to repay a Member Loan in accordance with Section 3.4(b).

(e)                                  (i)                                     On or prior to (A) in the case of the Offeree, the expiration of the Option Period, (B) in the case of the Offeror, five (5) Business Days after the Offeree elects (or is deemed to have elected) to sell its Buy/Sell Interest and (C) in the case of the Substituted Purchaser, five (5) Business Days after giving notice of its election to become the Substituted Purchaser, the Purchaser may notify the Seller of its election to extend the time it has to close by one hundred fifty (150) days after the giving of such extension notice.  During such one hundred fifty (150) day period, the Purchaser may seek a third party to form a joint venture or other joint ownership arrangement (the “Purchaser Venture”) with the Purchaser for the acquisition and ownership of the Buy/Sell Interest of the Seller.  In the event that the Purchaser elects to proceed with the purchase of the Buy/Sell Interest of the Seller, whether alone or through a Purchaser Venture, the Purchaser shall provide notice of such election to the Seller on or prior to the expiration of the one hundred fifty (150) day period.  In such event, the Purchaser, the Substituted Purchaser or the Purchaser Venture, as the case may be, shall become the “Purchaser,” the other Member shall become the “Seller” and the provisions of Section 9.2(d), to the extent not inconsistent with this Section 9.2(e)(i), shall apply.  If the Purchaser does not find a third party with whom to form a joint venture or other joint ownership arrangement or otherwise elects not to proceed with the purchase of the Buy/Sell Interest of the Seller, the provisions of Section 9.2(e)(ii) shall apply.

(ii)                                  If, within the one hundred fifty (150) day period referred to in clause (i) above, the Purchaser (A) does not find a third party with whom to form a joint venture or other joint arrangement and otherwise elects not to proceed with the purchase, (B) affirmatively elects not to proceed with the purchase and provides notice of such election to the Seller, or (C) does not notify the other Member in writing that the Purchaser will proceed with the purchase, then, subject to Section 2.6(b), the Seller shall have the opportunity to elect (such election to be made within thirty (30) days after the expiration of such one hundred fifty (150) day period or the Purchaser’s earlier notice that it will not proceed with the purchase) to purchase, or to have its Affiliate or another designee (collectively, the “Alternative Purchaser”) purchase the Project in accordance with the following procedures.  In the event that the Alternative Purchaser ultimately does not elect to purchase the Buy/Sell Interest of the Purchaser, the Alternative Purchaser shall not be obligated to purchase the Buy/Sell Interest of the Purchaser.

(1)                                 The Alternative Purchaser and the Purchaser shall attempt to mutually agree on a fair market value of the Project through negotiation for a period of ten (10) days (the “Negotiation Deadline”) commencing upon the Purchaser’s election or deemed election (including as a result of the failure to find a Purchaser Venture) not to proceed with the purchase.  If the Alternative Purchaser and the Purchaser do not agree upon the fair market value of the Project prior to the expiration of the Negotiation Deadline, then either the Alternative Purchaser or the Purchaser may deliver to the other a written notice of arbitration (the “Arbitration Notice”), pursuant to which the fair market value (the “Mark to Market Price”) of the Project shall be determined by “baseball style” arbitration in accordance with the provisions in paragraphs (2) through (8) of this Section 9.2(e)(ii).

(2)                                 The Alternative Purchaser and the Purchaser shall each use reasonable efforts to agree, within ten (10) days after the delivery of an Arbitration Notice, upon the appointment of one arbitrator to agree on a Mark to Market Price of the Project.  If an agreement on a single arbitrator is not reached within such ten (10) day period, then the Alternative Purchaser and the Purchaser shall each appoint one arbitrator within ten (10) days after the expiration of such previous ten (10) day period and shall specify the name and address of their respective arbitrators to the other party prior to the expiration of such ten (10) day period; provided that, if one party fails to specify the name and address of its selected arbitrator within such ten (10) day period, then the other party shall give such failing party written notice, and if within three (3) Business Days after such written notice the failing party still has not specified an arbitrator, then the arbitrator selected by the other party shall act as the sole arbitrator as if both parties had agreed to the appointment of such arbitrator as provided above.

(3)                                 If two arbitrators have been selected, then such arbitrators shall then appoint a third arbitrator within ten (10) days after their appointment.  If the first two arbitrators are unable to agree upon a third arbitrator within such ten (10) day period, then the third arbitrator shall be appointed as soon as reasonably practicable thereafter by a court of competent jurisdiction residing in the county in which the Project is situated, subject to the qualification requirements set forth in paragraph (7) of this Section 9.2(e)(ii).  In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed as a replacement, which appointment shall be made in the same manner as set forth above for the appointment of such resigning arbitrator.  Immediately after the selection of the final arbitrator, the three arbitrators shall meet and, within fifteen (15) days after the completion of the selection of the arbitrators shall, or, if there is only one arbitrator, within fifteen (15) days after its selection, such arbitrator shall endeavor to determine the Mark to Market Price for the Project.

(4)                                 Within ten (10) days after the selection of the sole arbitrator or all arbitrators, as the case may be, the Alternative Purchaser and the Purchaser shall submit to the arbitrator(s) such party’s proposed Mark to Market Price for the Project as well as all other economic terms relevant to the determination of the Mark to Market Price for the Project, together with reasonable evidence supporting such proposed Mark to Market Price for the Project.  The arbitrator(s) shall select either the proposed Mark to Market Price submitted by the Alternative Purchaser with respect to the Project or the proposed Mark to Market Price submitted by the Purchaser with respect to the Project, whichever proposal the arbitrator(s) deem to be the most nearly correct according to the definitions, terms and requirements set forth in this Agreement and the information submitted to the arbitrator(s) by the parties, with no compromise.  The power of the arbitrator(s) shall be exercised by the concurrence of at least two arbitrators, except that if only one arbitrator is selected, the decision of such arbitrator shall govern.  The proposed Mark to Market Price selected by the arbitrator(s) with respect to the Project shall be the “Mark to Market Price” for the Project.  The determination of the arbitrator(s) shall be final and non-appealable, shall be binding on both the Purchaser and the Alternative Purchaser, and may be enforced in any court of competent jurisdiction.

(5)                                 The price (the “Buy/Sell Market Price”) to be paid for the Buy/Sell Interest of the Purchaser shall be equal to the amount that the Purchaser would receive for its interest in the Project expressed in terms of Shares (assuming that each Venture and the Subsidiary REIT were liquidated and the Shares representing the interest of the Venture and the Subsidiary REIT in the Project were distributed in-kind to the Members).  Within ten (10) days after the decision of the arbitrator(s) determining the Mark to Market Price for the Project, the Alternative Purchaser shall deliver written notice to the Purchaser stating whether the Alternative Purchaser elects to purchase the Buy/Sell Interest of the Purchaser at the Buy/Sell Market Price.  In the event that the Alternative Purchaser elects to purchase the Buy/Sell Interest of the Purchaser, the Alternative Purchaser and the Purchaser shall close on such purchase at the Buy/Sell Market Price payable in cash within thirty (30) days after such election by the Alternative Purchaser.  The provisions of Section 9.2(d) shall, to the extent not inconsistent with Section 9.2(e)(ii), apply to such purchase.  In the event that the Alternative Purchaser does not elect to purchase the Buy/Sell Interest of the Purchaser, either Member may, at its election, re-initiate the Buy/Sell procedure in accordance with this Section 9.2 but otherwise shall not be obligated to purchase the other party’s Buy/Sell Interest.

(6)                                 The arbitrator(s) shall have the authority to request additional facts or evidence from each of the parties and, if such arbitrator(s) so require, a hearing to present the same.  In the event of such a hearing, rules of evidence applicable to state court judicial proceedings in civil district courts in Dallas, Texas shall govern; provided that, evidence will be admitted or excluded in the sole discretion of the arbitrator(s).  The arbitrator(s) shall resolve the controversy and shall execute and acknowledge his or their decision, together with a brief statement describing the rationale for such decision, in writing and simultaneously deliver a copy thereof to each of the parties personally or by registered or certified mail, return receipt requested.  If the arbitrators fail to reach an agreement during such fifteen (15) day period (as may be extended in accordance with the next sentence), then they shall be discharged, and new arbitration proceedings shall commence, with new arbitrators being appointed in the same manner as set forth above.  By agreement in writing, the Alternative Purchaser and the Purchaser may extend the time to reach agreement either before or after the expiration thereof up to a maximum of thirty (30) additional days.  The period within which the arbitrator(s) must act is not jurisdictional.

(7)                                 Each arbitrator shall (x) be an independent appraiser licensed under the laws of the state in which the Project is situated, and (y) have been actively and continuously engaged in appraising multifamily rental communities as a member of the Appraisal Institute in the county in which the Project is situated, for not less than the previous five (5) years.  The arbitrator(s) selected by the Alternative Purchaser and the other Member shall be instructed that they are neutral arbitrators and shall not have any ex parte communication with the appointing party and may not be appraisers that consulted with the Alternative Purchaser or the other Member in negotiations regarding the Mark to Market Price of the Project prior to the submission of the Mark to Market Price proposals to arbitration.  In addition, the sole arbitrator or third arbitrator, as the case may be, shall be an independent appraiser having no relationship representing the Alternative Purchaser, the other Member or their respective Affiliates during the immediately preceding three hundred sixty-five (365) day period prior to selection.

(8)                                 Each party to the arbitration proceeding shall bear its own costs and the costs of the arbitrator it appoints.  The cost of the third arbitrator (or the single arbitrator if only one arbitrator is required) shall be split equally between the Alternative Purchaser and the Purchaser.

9.3                               Basis Election.  The Venture will file an election under Section 754 of the Code, or has filed such an election that has not been revoked, in accordance with procedures set forth in the applicable Treasury regulations.  Each Member shall provide the Venture with all information necessary to give effect to any election under Section 754 of the Code.

9.4                               Void Transfer.  In no event shall any Interest, or any portion, thereof, be Transferred to a minor or an incompetent or in violation of any state or Federal law or in violation of this Article 9.  Any such attempted Transfer shall be void and ineffectual and shall not bind the Venture or any Member.

ARTICLE 10

EXCESS INTEREST PROVISIONS

10.1                        Definitions.  For purposes of this Article 10, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Interests by a Person who would be treated as an owner of such Interests either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

“Charitable Beneficiary” shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Venture as the beneficiary or beneficiaries of the Excess Interest Trust.

“Excess Interest Trust” shall mean the trust created pursuant to Section 10.14.

“Excess Interest Trustee” shall mean a Person, who shall be unaffiliated with the Venture, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Venture as the trustee of the Excess Interest Trust.

“Excess Interests” shall have the meaning given to it in Section 10.3(a).

“Existing Holder” shall mean (a) each of MWP (and its limited partner), BH MP and BH Waterford and (b) any Person to whom an Existing Holder Transfers, subject to the limitations provided in this Agreement, Beneficial Ownership of Interests causing such transferee to Beneficially Own Interests in excess of the Ownership Limit.

“Existing Holder Limit” (a) for the Members shall mean, initially, forty-five percent (45%) in the case of MWP (and its limited partner) and BH MP and fifty-five percent (55%) in the case of BH Waterford of the Interests, and, after any adjustment pursuant to Section 10.9, shall mean such percentage of the outstanding Interests, as the case may be, as so adjusted, and (b) for any Existing Holder who becomes an Existing Holder by virtue of clause (b) of the definition thereof, shall mean, initially, the percentage of the outstanding Interests Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transferred Beneficial Ownership of such Interests or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, and, after any adjustment pursuant to Section 10.9, shall mean such percentage of the outstanding Interests as so adjusted.

“Market Price” shall mean the market price of such class of Interests on the relevant date as determined in good faith by the Manager.

“Ownership Limit” shall initially mean nine and eight-tenths percent (9.8%) in number of the Interests or value of the outstanding Interests, and after any adjustment as set forth in Section 10.10, shall mean such greater percentage of the outstanding Interests as so adjusted.  The number and value of the outstanding Interests of the Venture shall be determined by the Manager in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including, without limitation, a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other Entity.

“Prohibited Owner Event” has the meaning provided in Section 10.3(c).

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Interests, the beneficial holder of the Interests, if such Transfer had been valid under Section 10.2.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Interests, the record holder of the Interests, if such Transfer had been valid under Section 10.2.

“Redemption Price” has the meaning provided in Section 10.18.

“Restriction Termination Date” shall mean the first day on which the Venture determines that it is no longer in the best interests of the Subsidiary REIT to attempt to, or continue to, qualify as a REIT.

10.2                        Ownership Limitation.

(a)                                 Except as provided in Section 10.12, until the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own Interests in excess of the Ownership Limit and no Existing Holder shall Beneficially Own Interests in excess of the Existing Holder Limit for such Existing Holder.

(b)                                 Except as provided in Section 10.12, until the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Interests in excess of the Ownership Limit shall be void ab initio as to the Transfer of the Interests which would otherwise be Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Interests.

(c)                                  Except as provided in Sections 10.9 and 10.12, until the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Interests in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of the Interests which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such Interests.

(d)                                 Until the Restriction Termination Date, any Transfer that, if effective, would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Interests which would cause the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Interests.

(e)                                  Until the Restriction Termination Date, any Transfer that, if effective, would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) otherwise failing to qualify as a REIT shall be void ab initio as to the Transfer of Interests that would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) failing to qualify as a REIT; and the intended transferee shall acquire no rights in such Interests.

(f)                                   Until the Restriction Termination Date, any Transfer that would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) not maintaining its status as a Domestically-Controlled REIT shall be void ab initio as to the

Transfer of Interests which would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) failing to maintain its status as a Domestically-Controlled REIT; and the intended transferee shall acquire no rights in such Interests.

10.3                        Excess Interests.

(a)                                 If, notwithstanding the other provisions contained in this Article 10, at any time, until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Venture such that any Person would Beneficially Own Interests in excess of the applicable Ownership Limit or Existing Holder Limit (as applicable), then, except as otherwise provided in Sections 10.9 and 10.12, the Interests Beneficially Owned in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole Interest) shall constitute “Excess Interests” and shall be treated as provided in this Article 10.  Such designation and treatment shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or change in capital structure.

(b)                                 If, notwithstanding the other provisions contained in this Article 10, at any time, until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Venture (as a result of a direct or indirect Transfer or otherwise) which, if effective, would cause the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) to (i) become “closely held” within the meaning of Section 856(h) of the Code, (ii) fail to qualify as a Domestically-Controlled REIT or (iii) otherwise fail to qualify as a REIT, then the Interests that are the subject of such Transfer or other event which would cause the Venture to fail such requirement shall constitute “Excess Interests” and shall be treated as provided in this Article 10.  Such designation and treatment shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or change in capital structure.

(c)                                  If, at any time prior to the Restriction Termination Date, notwithstanding the other provisions contained in this Article 10, there is an event (a “Prohibited Owner Event”) which would result in the disqualification of the Venture as a REIT under the Code (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) by virtue of actual, Beneficial or constructive ownership of Interests, then Interests which result in such disqualification shall be automatically exchanged for an equal number of Excess Interests to the extent necessary to avoid such disqualification.  Such exchange shall be effective as of the close of business on the Business Day prior to the date of the Prohibited Owner Event.  In determining which Interests are exchanged, Interests owned directly or indirectly by any Person who caused the Prohibited Owner Event to occur shall be exchanged before any Interests not so held are exchanged.  If similarly situated Persons exist, such exchange shall be pro rata.  If the Venture is still so disqualified as a REIT (treating the Venture as if it otherwise qualified as a REIT solely for this purpose), Interests owned directly or indirectly by Persons who did not cause the Prohibited Owner Event to occur shall be chosen by random lot and exchanged for Excess Interests until the Venture is no longer so disqualified as a REIT (treating the Venture as if it otherwise qualified as a REIT solely for this purpose).

10.4                        Prevention of Transfer.  If the Venture or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 10.2 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Interests in violation of Section 10.2, the Venture or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, without limitation, refusing to give effect to such Transfer on the books of the Venture or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 10.2(b), (c), (d), (e) or (f) shall automatically result in the designation and treatment described in Section 10.3, irrespective of any action (or non-action) by the Venture.

10.5                        Notice.  Any Person who acquires or attempts to acquire Interests in violation of Section 10.2, or any Person who is a transferee such that Excess Interests result under Section 10.3, shall immediately give written notice or, in the event of a proposed or attempted Transfer, shall give at least fifteen (15) days prior written notice to the Venture of such event and shall provide to the Venture such other information as the Venture may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Subsidiary REIT’s status as a REIT.

10.6                        Information for the Venture.  Until the Restriction Termination Date:

(a)                                 Every Beneficial Owner of more than one-half (½) of one percent (1%) of the number or value of outstanding Interests shall, within thirty (30) days after January 1 of each year, give written notice to the Venture stating the name and address of such Beneficial Owner, the number of Interests Beneficially Owned, and a description of how such Interests are held.  Each such Beneficial Owner shall provide to the Venture such additional information as the Venture may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Subsidiary REIT’s status as a REIT.

(b)                                 Each Person who is a Beneficial Owner of Interests and each Person who is holding Interests for a Beneficial Owner shall provide to the Venture in writing such information with respect to direct, indirect and constructive ownership of Interests as the Venture deems reasonably necessary to comply with the provisions of the Code applicable to a real estate investment trust, to determine the Subsidiary REIT’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

10.7                        Other Action by Venture.  Nothing contained in this Article 10 shall limit the authority of the Venture to take such other action as it deems necessary or advisable to protect the Venture, the Subsidiary REIT and the interests of their respective members by preservation of the Subsidiary REIT’s status as a REIT.

10.8                        Ambiguities.  In the case of an ambiguity in the application of any of the provisions of this Article 10, including, without limitation, any definition contained in Section 10.1, the Venture shall have the power to interpret and determine the application of the provisions of this Article 10 with respect to any situation based on the facts known to the Venture.

10.9                        Modification of Existing Holder Limits.  The Existing Holder Limits may be modified as follows:

(a)                                 Subject to the limitations provided in Section 10.11, the Venture may grant options which result in Beneficial Ownership of Interests by an Existing Holder pursuant to an option plan approved by the Venture.  Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 10.11 to permit the Beneficial Ownership of the Interests issuable upon the exercise of such option.

(b)                                 The Venture shall reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Article 10 by such Existing Holder by the percentage of the outstanding Interests so Transferred or after the lapse (without exercise) of an option described in paragraph (a) of this Section 10.9 by the percentage of the Interests that the option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

10.10                 Increase or Decrease in Ownership Limit.  Subject to the limitations provided in Section 10.11, the Venture may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain the Subsidiary REIT’s status as a REIT, in which case such decrease shall be effective immediately).

10.11                 Limitations on Changes in Existing Holder and Ownership Limits.

(a)                                 Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five (5) or fewer Beneficial Owners of Interests (including, without limitation, all of the then Existing Holders) could Beneficially Own, in the aggregate, more than forty-nine and nine-tenths percent (49.9%) in number or value of the outstanding Interests.

(b)                                 Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Sections 10.9 or 10.10, the Venture may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Subsidiary REIT’s status as a REIT.

(c)                                  No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

(d)                                 The Existing Holder Limit for MWP shall not be increased above forty-nine and nine-tenths percent (49.9%) without the prior Consent of MWP.

10.12                 Waivers by Venture.  The Venture, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the Manager and upon at least fifteen (15) days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning Interests in excess of the Ownership Limit or the Existing Holder Limit, as the case may be, and upon such other conditions as the Venture may direct, may waive the Ownership Limit or the Existing Holder Limit, as the case may be, with respect to such transferee.

10.13                 Severability.  If any provision of this Article 10 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

10.14                 Trust for Excess Interests.  Upon any purported Transfer that results in Excess Interests pursuant to Section 10.3, such Excess Interests shall be deemed to have been transferred to the Excess Interest Trustee, as trustee of the Excess Interest Trust for the exclusive benefit of the Charitable Beneficiary.  Excess Interests so held in trust shall be issued and outstanding Interests of the Venture.  The Purported Beneficial Transferee shall have no rights in such Excess Interests except as provided in Section 10.17.

10.15                 Distributions on Excess Interests.  Any distributions (whether as dividends, distributions upon liquidation, dissolution or winding up or otherwise) on Excess Interests shall be paid to the Excess Interest Trust for the benefit of the Charitable Beneficiary.  Upon liquidation, dissolution or winding up of the Venture, the Purported Record Transferee shall receive the lesser of (a) the amount of any distribution made upon liquidation, dissolution or winding up or (b) the price paid by the Purported Record Transferee for the Interests, or if the Purported Record Transferee did not give value for the Interests, the Market Price of the Interests on the day of the event causing the Interests to be held in trust.  Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Venture that the Interests with respect to which the dividend or distribution was made had been exchanged for Excess Interests shall be repaid by the Purported Record Transferee to the Excess Interest Trust for the benefit of the Charitable Beneficiary.

10.16                 Voting of Excess Interests.  The Excess Interest Trustee shall be entitled to vote the Excess Interests for the benefit of the Charitable Beneficiary on any matter.  Subject to Delaware law, any vote taken by a Purported Record Transferee prior to the discovery by the Venture that the Excess Interests were held in trust shall be rescinded ab initio.  The owner of the Excess Interests shall be deemed to have given an irrevocable proxy to the Excess Interest Trustee to vote the Excess Interests for the benefit of the Charitable Beneficiary.

10.17                 Non-Transferability of Excess Interests.  Excess Interests shall be transferable only as provided in this Section 10.17. At the direction of the Venture, the Excess Interest Trustee shall Transfer the Interests held in the Excess Interest Trust to a Person whose ownership of the Interests will not violate the Ownership Limit or Existing Holder Limit and for whom such Transfer would not be wholly or partially void pursuant to Section 10.2.  Such Transfer shall be made within sixty (60) days after the latest of (x) the date of the Transfer which resulted in such Excess Interests and (y) the date the Venture determines in good faith that a Transfer resulting in Excess Interests has occurred, if the Venture does not receive a notice of such Transfer pursuant to Section 10.5.  If such a Transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of the price paid by the Purported Record Transferee for the Interests or, if the Purported Record Transferee did not give value for the Interests, the Market Price of the Interests on the day of the event causing the Interests to be held in trust, and the price received by the Excess Interest Trust from the sale or other disposition of the Interests.  Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary.  Prior to any Transfer of any Excess Interests by the Excess Interest Trustee, the Venture must have waived in writing its purchase rights under Section 10.18.  It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section 10.17 against the Charitable Beneficiary.

If any of the foregoing restrictions on Transfer of Excess Interests is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Venture, to have acted as an agent of the Venture in acquiring such Excess Interests and to hold such Excess Interests on behalf of the Venture.

10.18                 Call by the Venture on Excess Interests.  Excess Interests shall be deemed to have been offered for sale to the Venture, or its designee, at a price per Interest equal to the lesser of the price per Interest in the transaction that created such Excess Interests (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Interests, the Market Price at the time of such devise, gift or other transaction) and the Market Price of the Interests to which such Excess Interests relates on the date the Venture, or its designee, accepts such offer (the “Redemption Price”).  The Venture shall have the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the Transfer which resulted in such Excess Interests and (y) the date the Manager determines in good faith that a Transfer resulting in Excess Interests has occurred, if the Venture does not receive a notice of such Transfer pursuant to Section 10.5 but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 10.17.  Unless the Manager determines that it is in the interests of the Venture to make earlier payments of all of the amount determined as the Redemption Price per Interest in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Venture at any time up to but not later than one (1) year after the date the Venture accepts the offer to purchase the Excess Interests.  In no event shall the Venture have an obligation to pay interest to the Purported Record Transferee.

ARTICLE 11

DISSOLUTION OF VENTURE

11.1                        Bankruptcy of Member.

(a)                                 The Bankruptcy, insolvency, termination, dissolution, liquidation or other cessation or assignment for the benefit of creditors by any Member (the occurrence of the foregoing with respect to any Person, a “Bankruptcy Event”), or, except as otherwise permitted in accordance with Article 9, the withdrawal of any Member, shall dissolve the Venture, unless within ninety (90) days after notice is given to the other Members of the occurrence of such event, the remaining Members elect to continue the business of the Venture.  The Member suffering a Bankruptcy Event (or its legal representative) or withdrawing from the Venture, except as otherwise permitted in accordance with Article 9, is hereby deemed to Consent to the continuation of the business of the Venture.  In the event of a Bankruptcy Event with respect to BH Waterford or a withdrawal of BH Waterford as the Manager of the Venture, the Venture shall file an amendment to the Venture’s Certificate removing BH Waterford as the manager of the Venture and changing the name of the Venture to remove any references to “Behringer Harvard”.

(b)                                 For purposes of this Agreement, the “Bankruptcy” of a Member shall be deemed to have occurred upon the happening of any of the following: (i) the filing of an application by the Member for, or a consent to or acquiescence in, the appointment of a trustee of its assets, (ii) the filing by the Member of a voluntary petition for relief as a debtor under the United States Bankruptcy Code or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (iii) the making by the Member of a general assignment for the benefit of creditors or (iv) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Member a bankrupt or appointing a trustee of its assets.

11.2                        Other Events of Dissolution.  The happening of any one of the following events shall cause a dissolution of the Venture:

(i)                                     The reduction to cash or cash equivalents of all Venture assets;

(ii)                                  The agreement in writing to dissolution by the Members; or

(iii)                               The termination of the term of the Venture pursuant to Section 2.4 of this Agreement.

Each Member waives the right to cause a dissolution of the Venture in any other way.  Dissolution of the Venture shall be effective on the day on which the event occurs which gives rise to the dissolution, but the Venture shall not terminate until the assets of the Venture shall have been distributed as provided herein and a certificate of cancellation of the Certificate has been filed with the Secretary of State of the State of Delaware.

11.3                        Distribution Upon Liquidation.

(a)                                 Upon dissolution of the Venture, unless the business of the Venture is continued as provided above, the Manager (or, in the event that the dissolution is caused by a Bankruptcy Event with respect to the Manager, such Person, other than the Manager, as the Members shall designate as liquidator of the Venture) shall act as “Liquidator”.  The Liquidator shall wind up the affairs of the Venture, shall sell such of the assets of the Venture as it deems necessary or appropriate in accordance with Section 2.6(b), and (i) any resulting gain or loss from each sale plus (ii) the fair market value of such property which has not been sold shall be determined and income, gain, loss or deduction inherent in such property (which has not been reflected in the Capital Accounts previously) shall be allocated among the Members as provided in Section 4.1 and, after paying all debts and liabilities of the Venture, including all costs of dissolution, shall distribute any remaining Venture property along with any cash received from the sale of the property as follows:

(i)                                     The Liquidator may set up any reserve it deems reasonably necessary for any contingent liabilities or obligations of the Venture arising out of or in connection with the Venture.  Such reserve may be paid over by the Liquidator to a bank or trust company to act as escrow agent.  Any such escrow agent shall hold such reserves for payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidator shall designate, distribute the balance thereafter remaining in the manner hereinafter provided.

(ii)                                  Cash and all other assets of the Venture not sold pursuant to this Section 11.3 will be distributed among the Members in the same manner as Net Cash Flow in accordance with Section 5.1.

(b)                                 The Members shall continue to share income, loss and other tax items during the period of such Liquidation in the same proportions as before dissolution.  Subject to Section 2.6(b) the Liquidator shall determine whether to sell any Venture property, and, if so, whether at a public or private sale, for what price, and on what terms. If the Liquidator determines to sell or otherwise dispose of any Venture property or any interest therein, the Liquidator shall not be required to do so promptly but shall do so in an orderly and commercially reasonable manner so as to avoid a distress sale.

(c)                                  The obligation of any Member to the Venture or any other Member that shall have accrued and be unsatisfied as of the date of dissolution or termination of the Venture shall survive such dissolution or termination.

(d)                                 Each Member shall look solely to the assets of the Venture for all distributions with respect to the Venture, its Capital Account and its share of income, loss and other tax items, and shall have no recourse therefor (upon dissolution or otherwise) against the Manager, any other Member, the Liquidator or any of their Affiliates.

11.4                        Procedural and Other Matters.

(a)                                 Upon dissolution of the Venture and until the filing of a certificate of cancellation, the Liquidator may, in the name of, and for and on behalf of, the Venture, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the business of the Venture, dispose of and convey the property of the Venture, discharge or make reasonable provision for the liabilities of the Venture and distribute to the Members any remaining assets of the Venture, in accordance with this Article 11 and all without affecting the liability of the Members or the Manager and without imposing liability on the Liquidator.

(b)                                 The Certificate may be canceled upon the dissolution and the completion of winding-up of the Venture by any Person authorized to cause such cancellation in connection with such dissolution and winding-up.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1                        Representations and Warranties of the Members.  Each of the Members hereby represents and warrants to the other Member as follows:

(a)                                 Such Member is a corporation or other Entity duly formed and validly existing under the laws of the jurisdiction of its organization with all requisite power and authority to own its assets and to carry on its business as now being conducted.  Such Member has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

(b)                                 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Member.  This Agreement has been executed and delivered by a duly authorized officer of such Member or the general partner of such Member and constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(c)                                  The execution, delivery and performance by such Member of this Agreement does not and will not (i) violate any decree or judgment of any court of governmental authority that may be applicable to such Member; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event with or without notice or lapse of time or both would constitute a default) under any contract or agreement to which such Member is a party; or (iv) violate or conflict with any provision of the organizational documents of such Member.

(d)                                 No broker, finder, agent or other third party has been employed by or on behalf of such Member (or any partner, member, shareholder or advisor thereof) in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and no such party has any claim for any commission, finder’s fee or similar amount payable as a result of any engagement of such party by or on behalf of such Member.

(e)                                  Such Member has acquired its Interest in the Venture for investment purposes and has not acquired its Interest in the Venture for the purpose of selling its Interest in the Venture, or causing the Venture to sell its assets, to customers in the ordinary course of a trade or business.

(f)                                   (i) To the best of such Member’s knowledge, (A) all amounts contributed and to be contributed, if any, to the Venture by such Member were not and will not be directly or indirectly derived from activities that contravene federal, state or international laws, regulations or executive or other orders, including, without limitation, anti-money laundering laws, regulations or executive or other orders; and (B) none of (1) such Member, (2) any Affiliate of such Member, (3) any Person having a greater than ten percent (10%) beneficial interest in such Member, or (4) any Person for whom such Member is acting as agent or nominee in connection with its investment in the Venture is a Prohibited Member; and (ii) such Member will provide (A) prompt notice to the Manager if, at any time, any of the representations and warranties in the foregoing clause (i) are untrue at any time, and (B) any information reasonably requested by the Manager in connection with the same.  Such Member acknowledges and agrees that the Venture or the Manager may be required by applicable laws, regulations or executive or other orders, including the USA PATRIOT Act and regulations and executive orders administered by the U.S.

Treasury Department’s Office of Foreign Assets Control, to take certain actions, including, without limitation, requiring a withdrawal of such Member, and “freezing the account” of such Member by, among other things, prohibiting further investments by such Member, prohibiting distributions to be made to such Member, and reporting any such actions and disclosing such Member’s identity to the U.S. Treasury Department’s Office of Foreign Assets Control, and otherwise to comply with applicable laws, regulations and executive or other orders related to the USA PATRIOT Act and other anti-money laundering laws.

ARTICLE 13

BOOKS AND RECORDS; REPORTS TO MEMBERS

13.1                        Books.  The Manager shall maintain or cause to be maintained separate, full and accurate books and records of the Venture, and each Member or any authorized representative of any Member shall have the right to freely inspect, examine and copy the same and to meet with employees of the Manager responsible for preparing the same at reasonable times during business hours and upon reasonable notice.  In addition, the Manager agrees to provide each Member, its representatives and an independent accounting firm (if any) designated by such Member reasonable access to all such books and records, during which such Member or such accounting firm may conduct an audit of the Venture.  The cost of any such audit shall be borne by the requesting Member unless an error is discovered which has had the effect of reducing or increasing such Member’s distributions from the Venture by an amount equal to or greater than five percent (5%), in which case the Venture shall bear the cost of the audit.  The Manager will keep the financial and other relevant records of the Venture, the Subsidiary REIT and any subsidiary thereof, as determined in the reasonable discretion of the Manager, for seven (7) years after the date of the dissolution of the Venture.

13.2                        Monthly and Quarterly Reports.  Subject to the following sentence, the Manager shall cause to be prepared and distributed to the Members a monthly report with respect to the Venture within twenty (20) days after the last day of each month prepared in accordance with U.S. GAAP (except as set forth in the footnotes thereto and except for year-end adjustments made after the dates of such monthly reports), consistently applied, including (i) a balance sheet, (ii) a profit and loss statement, (iii) a statement showing cash distributions for such fiscal quarter and for the year to date, (iv) a statement showing computation of related-party fees and Member distributions for such month and for the year to date, (v) a report briefly describing any significant variances from the applicable budget line item in the operating plan of the Venture for each Project for the applicable Subsequent Operating Plan and (vi) the other reports identified on Exhibit D, and within ten (10) days after the last day of each month, the requested electronic downloads in the format described in Exhibit E to the extent available.  During the months following the end of each fiscal quarter of the Venture (January, April, July and October) the Manager shall cause to be prepared and delivered, by the twentieth (20th) day of such month, the financial statements set forth in clauses (i) through (iv) of this Section 13.2 for the prior fiscal quarter.  In lieu of the financial statements set forth in clauses (i) through (iv) of this Section 13.2, the Manager may cause to be prepared and distributed to each of the Members combined financial statements of the Venture and each other venture in which such Member (or its Affiliate) has invested with such other Member (or its Affiliate), prepared in accordance with U.S. GAAP (except as set forth in the footnotes thereto and except for year-end adjustments made after the dates of such monthly reports), consistently applied, including (A) a combined balance sheet, (B) a combined profit and loss statement, (C) a combined statement showing cash distributions for such fiscal quarter and year to date, and (D) a combined statement of related party fees and distributions to each Member (or its Affiliate) for such fiscal quarter and for the year to date.

13.3        Annual Reports.  Subject to the following sentence, the Manager shall engage Deloitte & Touche LLP or such other nationally recognized independent registered public accounting firm selected by the Manager with the Consent of the Advisory Committee to examine and audit the Venture’s books and records.  Subject to the following sentence, within ninety (90) days after the end of each fiscal year, the Manager shall cause to be distributed to the Members financial statements with respect to the Venture, which shall include the items set forth in clauses (i) through (v) of Section 13.2 with respect to such fiscal year and which shall be prepared in accordance with U.S. GAAP (except as set forth in the footnotes thereto), consistently applied, and shall be audited by the Venture’s independent registered public accounting firm.  In lieu of the financial statements set forth in clauses (i) through (iv) of Section 13.2, the Manager may cause to be distributed to each Member with respect to such fiscal year combined financial statements, prepared in accordance with U.S. GAAP (except as set forth in the footnotes thereto), consistently applied, and audited by the Venture’s independent registered public accounting firm, which include the items set forth in clauses (A) through (D) of Section 13.2.

13.4        Electronic Data Transmission.  The Manager shall comply with the procedures established pursuant to Exhibit E to facilitate the automatic and electronic transmission of data to MWP.  The Manager shall implement and use Yardi or such other property management software chosen by the Manager, providing electronic delivery of data on a monthly basis as set forth in Section 13.2 and making such reasonable accommodations consistent with the foregoing as may be necessary to support data transmission requests of MWP.

13.5        Accountants; Tax Returns.

(a)           The Manager shall engage Ernst & Young LLP or such other nationally recognized independent registered public accounting firm selected by the Manager and approved by the Advisory Committee to review, or to sign as preparer, all federal, state and local Tax Returns that the Venture is required to file.  The Manager will cause to be furnished to each Member within one hundred twenty (120) days after the end of each fiscal year a Schedule K-1 or such other statement as is required by the IRS that sets forth such Member’s share of the income, gain, loss, deduction and other relevant fiscal items of the Venture for such fiscal year. Each Member shall be entitled to receive, upon request, copies of all federal, state and local income Tax Returns and information returns, if any, that the Venture is required to file.

(b)           The Venture shall cause the Subsidiary REIT and each Sub-Sub REIT to prepare and timely file all applicable Tax Returns and amendments thereto required to be filed by such Persons.  Each Member shall have a reasonable opportunity to review prior to filing all such Tax Returns and amendments thereto.

(c)           Effective on or before January 31, 2013, Manager shall cause each of Behringer Harvard West Village Project Owner, LLC, Behringer Harvard Stonegate, LLC and Behringer Harvard Argenta, LLC (each, a “Waterford SPE”) to file a valid election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an association taxable as a corporation for U.S. federal income tax purposes.  Manager shall cause each Waterford SPE to file, on its Tax Return for the taxable year beginning on the first day such Waterford SPE is treated as an association taxable as a corporation, an election pursuant to Section 856(c)(1) of the Code to be treated as a REIT.

(d)           The Manager shall cause the Venture to be treated as a partnership for federal income tax purposes that is not a “publicly traded partnership” within the meaning of Section 7704 of the Code and will not elect to be classified as a corporation for U.S. federal income tax purposes.  The Manager shall cause the manager of the Subsidiary REIT and each Sub-Sub REIT to use commercially reasonable efforts to prevent the Subsidiary REIT and each Sub-Sub REIT (upon such Sub-Sub REIT making a valid election to be treated as an association taxable as a corporation pursuant to Section 13.5(c)) from engaging in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code.

13.6        Accounting and Fiscal Year.  The Venture books and records shall be kept on the accrual basis.  The fiscal year of the Venture shall end on December 31.

13.7        Property Management Reports.  The Manager shall provide promptly to each Member copies of any report delivered by the Management Company (or another Affiliate of the Manager) pursuant to the property management, leasing and related services agreement contemplated by Section 6.4(b), along with electronic downloads of such data to the extent available.

13.8        Additional Information.  The Manager shall cause the Venture or the Management Company (or another Affiliate of the Manager) to provide promptly any additional information that any Member may reasonably request so that it may fully understand the financial performance of the Venture.

13.9        Cooperation with Project Valuation.  The Manager shall reasonably assist and cooperate with any Member that elects, at its sole cost and expense, to retain an independent third-party appraiser to perform a valuation (or an update of a prior valuation) of a Project.  The Manager shall cause the Venture and its representatives, agents and advisors to reasonably assist and cooperate with the Member and its appraiser in connection with any information requests, including answering queries and providing copies of any documents and other Venture-related materials that are necessary for the appraiser to perform its valuation.  Any Member that elects to obtain a valuation (or an update of a prior valuation) of a Project at its own cost shall be under no obligation to provide copies of such valuation or update to the Venture, the Manager or any other Member, except that such Member may elect to provide such valuation to the Manager upon the Manager’s reasonable request in connection with any valuation required pursuant to Section 3.4.

13.10      Dissemination of Books, Records, Notices and Reports.  Notwithstanding anything to the contrary in this Agreement, (a) the Manager shall not provide to BH MP or any of its authorized representatives (including any Authorized Representative designated by BH

MP), and BH MP shall have no rights in or to, any books, records, reports, financial statements, notices, operating plans or any other data or information related to Argenta or West Village and (b) the Manager shall not provide to MWP or any of its authorized representatives (including any Authorized Representative designated by MWP), and MWP shall have no rights in or to, any books, records, reports, financial statements, notices, operating plans or any other data or information related to Stonegate.

ARTICLE 14

MISCELLANEOUS

14.1        Notices.  All notices and demands under this Agreement shall be in writing and may be either delivered personally (which shall include deliveries by courier), by telefax, telex or other wire transmission or by email (with request for assurance of receipt in a manner appropriate with respect to communications of that type, provided that a confirmation copy is concurrently sent by an internationally recognized express courier for overnight delivery, if possible) or mailed, postage prepaid, by registered air mail, return receipt requested:

If to MWP, addressed as follows:

Heitman Capital Management LLC

191 North Wacker Drive

Suite 2500

Chicago, Illinois 60606

Attention:  Thomas McCarthy and Howard Edelman

Facsimile:  (312) 541-6789

Email:  thomas.mccarthy@heitman.com and howard.edelman@heitman.com with a copy to:

Mayer Brown LLP

71 S. Wacker Drive

Suite 3200

Chicago, Illinois 60606

Attention:  John W. Noell, Jr.

Facsimile:  (312) 701-7711

Email:  jnoell@mayerbrown.com

If to BH MP, addressed as follows:

Behringer Harvard Master Partnership I LP

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attention:  Daniel J. Rosenberg

Facsimile:  (214) 655-1610

Email:  drosenberg@behringerharvard.com

with a copy to:

Stichting Depositary PGGM Private Real Estate Fund,

acting in its capacity as depositary of and for the

account and risk of

PGGM Private Real Estate Fund

c/o PGGM Vermogensbeheer B.V.

Kroostweg-Noord 149

P.O. Box 117

3700 AC Zeist

The Netherlands

Attention:  Werner Sohier

Facsimile:  011.31.30.277 4724

Email:  werner.sohier@pggm.nl

and a copy to:

Stichting Depositary PGGM Private Real Estate Fund,

acting in its capacity as depositary of and for the account

and risk of PGGM Private Real Estate Fund

c/o PGGM Vermogensbeheer B.V.

Kroostweg-Noord 149

P.O. Box 117

3700 AC Zeist

The Netherlands

Attention:  Reinoud Soons

Facsimile:  011.31.30.277 1780

Email:  reinoud.soons@pggm.nl

If to BH Waterford (whether as Manager or a Member), addressed as follows:

Behringer Harvard Waterford, LLC

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attention:  Daniel J. Rosenberg

Facsimile:  (214) 655-1610

Email:  drosenberg@behringerharvard.com

Unless delivered personally or by telefax, telex or other wire transmission or by email as above (which shall be deemed delivered on the next Business Day following the date of such personal delivery or transmission or email, provided that such day is a Business Day in the recipient’s jurisdiction, or otherwise on the following Business Day in such jurisdiction), any notice shall be deemed to have been given when received by its addressee.  Any party hereto may designate a different address to which notices and demands shall thereafter be directed by written notice given in the same manner and directed to the other parties at their offices hereinabove set forth.

14.2        Execution in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the some instrument.  In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signature (or one of the several signatures) of the Manager and each of the Members to any of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

14.3        Amendments.  This Agreement may be amended only with the unanimous written Consent of the Manager and the Members.  Any waiver of any provision of this Agreement shall require the Consent of the party from whom such waiver is sought.

14.4        Additional Documents.  The Manager may cause to be filed with any governmental agency any Applications for Authority and, where applicable, certificates of cancellation or certificates or statements of dissolution as may be required or permitted by the laws of the State of Delaware and any other jurisdiction where the Venture is organized or doing business.

14.5        Validity.  If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby and shall continue to be binding and in force.

14.6        Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware. Except as otherwise provided herein, the rights and obligations of the Manager and the Members and the administration and termination of the Venture shall be governed by the Act.

14.7        Waiver.  The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

14.8        Consent and Approval.  Whenever under this Agreement the Consent of any Member is required or permitted, such Consent may be evidenced by a written consent signed by an authorized representative of such Member.

14.9        Waiver of Partition.  The Members hereby agree that the assets of the Venture are not and will not be suitable for partition.  Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that it may have to maintain any action for partition of any of the assets of the Venture.

14.10      Binding Effect.  Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs, administrators, executors, successors and permitted assigns.

14.11      Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the formation and operation of the Venture; it supersedes any prior agreements or understandings among them and it may not be modified or amended in any manner other than pursuant to Section 14.3.

14.12      Captions.  Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or any provision hereof.

14.13      No Strict Construction.  The language used in this Agreement is that chosen by the parties hereto to express their mutual understanding and agreement, and no rule of strict construction shall be applied against any Person in interpreting this Agreement.

14.14      Identification.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, feminine and neuter.

14.15      Recourse to the Manager.  ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY MEMBERS OF THE MANAGER, AGAINST THE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS OR PRINCIPALS OF THE MANAGER OR ITS MEMBERS, OR AGAINST THE ASSETS OF ANY SUCH PARTIES, FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF THE MANAGER OR THE VENTURE.

14.16      Recourse to the Members.  ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY DIRECT OR INDIRECT MEMBERS, PARTNERS OR SHAREHOLDERS OF EITHER MEMBER, AGAINST THE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS OR PRINCIPALS OF EITHER MEMBER OR ANY SUCH DIRECT OR INDIRECT MEMBERS, PARTNERS OR SHAREHOLDERS OF A MEMBER, OR AGAINST THE ASSETS OF ANY SUCH PARTIES, FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF SUCH MEMBER OR THE VENTURE.

14.17      Remedies Not Exclusive.  Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

14.18      Use of Behringer Harvard Trade Name.  If any third parties other than BH Multifamily REIT or any of its Affiliates acquires the Interest of Manager, or if the property management agreement between the Subsidiary REIT (or any subsidiary thereof) and the Management Company (or any other Affiliate of Behringer Holdings) is terminated for any reason, then the remaining Member shall cause the Venture (and the Subsidiary REIT (and any subsidiary thereof)) to cease to use the name “Behringer Harvard” within thirty (30) days after such event, unless BH Multifamily REIT or Behringer Holdings, as the case may be, agrees in writing to allow the continued use of such name beyond such thirty (30) day period.

14.19      Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.20      Confidentiality.

(a)           The provisions of this Agreement and of any other agreement relating to the Venture, the Subsidiary REIT or the Projects to which the Venture or any Member is a party and all other business, financial or other information relating directly to the business or affairs of the Venture or the Subsidiary REIT or the relative or absolute rights or interests of any of the Members (collectively, the “Information”) that has not been publicly disclosed with the Consent of all of the Members is confidential and proprietary information of the Venture, the disclosure of which could cause irreparable harm to the Venture and the Members. Accordingly, each Member represents that it has not, and agrees that it will not and that it will use its commercially reasonable efforts to prevent its shareholders, directors, trustees, officers, agents, advisors (including any appraiser selected by or on behalf of it, or by or on behalf of any appraiser selected by it), current and prospective investors and their advisors, current and prospective financial partners, prospective lenders, and Affiliates (“Member Representatives”) from, disclosing to any Person (except to the extent, if any, it is required by applicable law or as required under the Code to make disclosure to a court or governmental authority or as required under the Code or as required by applicable securities laws) any Information or confirm any statement made by any other Person regarding Information unless all of the Members consent thereto or until the Venture has publicly disclosed, with the Consent of the Members, the Information and has notified each Member that it has done so.  Each Member agrees to be responsible for any breach of this Section 14.20 by its Member Representatives.  Notwithstanding any contrary provision in this Section 14.20, the Information shall exclude, and the Members and Member Representatives may disclose, any information or documentation that (i) is readily ascertainable to the public, (ii) was known to a Member prior to the execution of this Agreement, (iii) is deemed advisable by a Member to disclose to its officers, directors, members, managers, employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers and others who need to know such information or review such documentation for the purpose of assisting a Member in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such Member of the confidential nature of such information and are directed by such Member to treat such information confidentially, (iv) is required to be disclosed by applicable law, or (v) is deemed advisable by a Member or its counsel to be disclosed in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines applicable to such Member or any Affiliate thereof, including any disclosures to the Securities and Exchange Commission.

(b)           The covenants and agreements contained in this Section 14.20 will (i) terminate with respect to a Member twelve (12) months after such Member ceases to be a

Member or hold any interest in the Venture and (ii) survive the termination of the Venture for twelve (12) months.

(c)           Notwithstanding any contrary provision in this Section 14.20, any Member may, without breach of the covenants set forth in this Section 14.20 and without notice to or Consent of the Manager, disclose any Information to any potential transferee of all or part of an Interest or in connection with any proposed or actual Transfer of any interest in the direct or indirect beneficial owners of any of the Members permitted by this Agreement if such transferee executes and delivers to the Venture a written confidentiality agreement in which it agrees (i) to use such Information solely for the purpose of evaluating the purchase of an Interest or beneficial interest in a Member and (ii) to be bound by the terms and provisions of this Section 14.20 on the same basis and in the same manner as would apply if it were a Member of the Venture who had signed this Agreement.  The Members may also disclose such Information as is reasonably necessary for it (or its Affiliates) to perform any of its (or any of its Affiliates’) duties or obligations hereunder; provided that, in the case of an Affiliate, such Affiliate has agreed to be bound by the terms and provisions of this Section 14.20 on the same basis and in the same manner as would apply if it were a Member of the Venture who had signed this Agreement. The parties agree that, if this Section 14.20 is breached, the remedy at law may be inadequate, and therefore, in addition to any other remedy to which a party may be entitled, the non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 14.20 and/or to seek to compel specific performance of this Section 14.20.

(d)           Notwithstanding any contrary provision in this Section 14.20, the Members (and each employee, representative or other agent of the Members) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein; provided that, no Member (and no employee, representative or other agent thereof) shall disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated herein (including the identity of the Members, any information that could reasonably allow a Person to determine the identity of the Members, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law).

(e)           Notwithstanding any contrary provision in this Section 14.20, (i) each Member may disclose to its direct and indirect interest holders and their trustees the terms and conditions of this Agreement (including providing copies of this Agreement) and such other matters as may be required by its subscription documents, side letters or other organizational documents or by applicable law, and (ii) each Member may disclose Information to its attorneys, accountants and other professional advisors.

14.21      Public Disclosure.  The Manager shall not make (or permit any of its Affiliates or Behringer Holdings or any of its Affiliates to make), nor shall the Members make (or permit any of their respective Affiliates to make) any public disclosure relating to the subject matter of this Agreement (whether by way of the issuance of a press release, public announcement or otherwise) without the prior written Consent of the other parties, which Consent may not be unreasonably conditioned, delayed or withheld so long as such public disclosure is otherwise in compliance with this Agreement; provided that, without the Consent of the other parties, any such Person may make (i) any public disclosure it reasonably believes is required by applicable law, rule or regulation (in which event such Person shall use reasonable efforts to advise the other parties prior to the making of such disclosure); (ii) such disclosure as may be reasonably necessary to enforce any provision of this Agreement; or (iii) any disclosure to any Person permitted pursuant to Section 14.20.  Subject to the preceding sentence, if (x) the Manager (or any of its Affiliates), or (y) any Member (or any of its Affiliates or Behringer Holdings or any of its Affiliates) desires to make public disclosure relating to the subject matter of this Agreement, such Person shall provide to the other parties a draft of the proposed disclosure for its review and comment and shall otherwise cooperate with the other parties with respect to such proposed disclosure.  The other parties may make any comments or suggested changes to such disclosure within three (3) Business Days after its receipt of the proposed disclosure. The Person seeking approval of such disclosure shall consider and use reasonable efforts to address or otherwise take into account the comments or suggested changes on such disclosure made by the other parties and shall submit a revised draft of the proposed disclosure, if applicable, to the other parties, and the other parties shall not unreasonably condition, delay or withhold their Consent to such disclosure; provided that, if the other parties have not provided any comments or suggested changes within such three (3) Business Day period, the other parties will be deemed to have granted their Consent to the disclosure as proposed to it.  No disclosure permitted by Section 14.20 shall be deemed a public disclosure relating to the subject matter of this Agreement (whether by way of the issuance of a press release, public announcement or otherwise) for purposes of this Section 14.21.

[INTENTIONALLY LEFT BLANK]

*  *  *  *  *

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the date of this Agreement set forth above.

Manager:	BEHRINGER HARVARD WATERFORD PLACE, LLC, a Delaware limited liability company

By:
		Name:	Ross P. Odland
		Title:	Senior Vice President — Portfolio Management

BEHRINGER HARVARD MASTER PARTNERSHIP I LP, a Delaware limited partnership

	By:	Behringer Harvard Institutional GP LP, a Texas limited partnership, its general partner

	By:	Harvard Property Trust, LLC, a Delaware limited liability company, its general partner

By:
		Name:	Ross P. Odland
		Title:	Vice President

BEHRINGER HARVARD WATERFORD PLACE, LLC, a Delaware limited liability company

By:
		Name:	Ross P. Odland
		Title:	Senior Vice President — Portfolio Management

EXHIBIT A

MEMBERS; ADDRESSES; CAPITAL ACCOUNTS; PERCENTAGE INTERESTS

	Capital Account as of [ ], 2011
Members	Argenta		Stonegate		West Village		Percentage Interests
Milky Way Partners, L.P. c/o Heitman Capital Management LLC 191 North Wacker Drive, Suite 2500 Chicago, Illinois 60606	$	[ ]	—		$	[ ]	[•]	%*

Behringer Harvard Master Partnership I LP 15601 Dallas Parkway, Suite 600 Addison, Texas 75001	—		$	[ ]	—		[•]	%**

Behringer Harvard Waterford Place, LLC 15601 Dallas Parkway, Suite 600 Addison, Texas 75001	$	[ ]	$	[ ]	$	[ ]	55%

Total:	$	[ ]	$	[ ]	$	[ ]	100%

*                This Percentage Interest represents an indirect limited liability company membership interest of 45% in each of Argenta and West Village.

**          This Percentage Interest represents an indirect limited liability company membership interest of 45% in Stonegate.

A-1

EXHIBIT B-1

LEGAL DESCRIPTION OF ARGENTA

B-1-1

EXHIBIT B-2

LEGAL DESCRIPTION OF STONEGATE

B-2-1

EXHIBIT B-3

LEGAL DESCRIPTION OF WEST VILLAGE

B-3-1

EXHIBIT C

OPERATING PLAN FOR FISCAL YEAR ENDED DECEMBER 31, 2011

ARGENTA

OPERATING PLAN FOR FISCAL YEAR ENDED DECEMBER 31, 2011

STONEGATE

OPERATING PLAN FOR FISCAL YEAR ENDED DECEMBER 31, 2011

WEST VILLAGE

EXHIBIT D

MONTHLY REPORTS

1	Trial Balance
2	General Ledger
3	Management Fee Calculation and Support (YTD and for the month)
4	Income Register (if applicable)
5	Bank Statement, Reconciliation(s) and Support
6	Escalation Report (CAM/Tax Recovery) (if applicable)
7	Reforecast (Quarterly, as available)
8	Leasing Status Report
9	Aging A/R Support Schedule(s)
10	Pre-Paid Rent Support Schedule
11	A/P Support Schedule(s)
12	Security Deposit Summary
13	Detailed Rent Roll
14	Market Survey (Monthly or Quarterly)
15	Bad Debt Expense / Allowance Support Schedule (Quarterly)
16	Real Estate Tax Support Schedule (Prepaid/Accrued/Exp)
17	Insurance Support Schedule (Prepaid/Accrued/Exp)
18	Loan statements / schedules (if applicable)
19	Status of Capital Improvements Schedule
20	Tenant Work Order (if applicable)
21	Legal Action Report (if applicable)
22	Expense Distribution Report (if applicable)
23	Member Capital Account Balance

D-1

EXHIBIT E

ELECTRONIC DATA TRANSMISSION

At the end of each calendar month the Manager shall cause the Venture to transmit data to MWP in compliance with the following requirements.  The Manager agrees to provide written notice to MWP in the event of any modifications to this process.

1.              The Manager will transmit data to MWP using the SSH protocol (used to provide a secure connection between two computers; once the connection is established, data passed over this connection is done so in encrypted format).

2.              The Manager will provide a public IP address to MWP that will serve as the transmitting address.

a.              The address provided will be static.

b.              The Manager agrees to notify MWP at least thirty (30) days in advance of any change to this address.

3.              An email address will be provided to MWP.

a.              This address will be used for electronic system generated communications from the Manager to MWP.

b.              If the Manager decides to modify the email address, MWP will be notified no later than ten (10) Business Days prior to the update.

4.              Data will be submitted in .csv format.

#	Field	Type	Length	Contents

1	Type	String	1	Enter J

2	Transaction Number	Integer	8	Control number of the transaction in the original (exporting) database

3	Person Code	String	8	Leave blank

4	Name	String	40	Leave blank

5	Date	String	10	Charge date, cash received date, invoice date, check date, journal entry date (mm/dd/yyyy)

E-1

6	Post month	String	7	This is the month that the transaction updates the account totals (mm/yyyy)

7	Reference	String	24	Enter PROPERTY MANAGER NAME import

8	Remark	String	120	Leave blank

9	Property Code	String	8	Heitman property code

10	Amount	Currency	15	USD amount

11	Account Code	String	9	Heitman GL account

12	Accrual	String	9	Leave blank

13	Offset	String	9	Leave blank

14	Booknum/Checknum	String	14	Enter 1000

15	Description	String	36

Trans code & description based on type:

Check: Trans code (usually the check#) & Payee

Invoice: Trans code & vendor

Charge: Trans code & tenant

Receipt: Trans code & tenant

Journal: Trans code & JE description

Other: Trans code & description

E-2

APPENDIX 4.3(f-2)

FORM OF AMENDED AND RESTATED VENTURE AGREEMENT

FOR VENTURES OTHER THAN WATERFORD VENTURE

Appendix 4.3(f-2) - Page 1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BEHRINGER HARVARD REDWOOD VENTURE, LLC

(a Delaware Limited Liability Company)

Dated as of                   , 2011

THE INTERESTS (THE “INTERESTS”) OF BEHRINGER HARVARD REDWOOD VENTURE, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE U.S. OR NON-U.S. SECURITIES LAWS, IN EACH CASE IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THE INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY, AND NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS, AND (II) THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT.  THE INTERESTS WILL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED LIABILITY COMPANY AGREEMENT. THEREFORE, PURCHASERS OF THE INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

i

(continued)

6.3	Major Decisions	20
6.4	Business with Affiliates; Other Activities	22
6.5	Maintenance of Domestic Status	23
6.6	Tax Status	24
6.7	Liability for Venture’s Obligations	24
6.8	Additional or Successor Manager	24
6.9	Removal of Manager for Cause	24
ARTICLE 7	LIMITATIONS ON LIABILITY AND INDEMNIFICATION	25
7.1	Limitation of Liability	25
7.2	Indemnification	25
ARTICLE 8	MEETINGS OF THE ADVISORY COMMITTEE	27
8.1	Advisory Committee	27
8.2	Meetings of the Advisory Committee	27
8.3	Dispute Resolution Procedure	28
ARTICLE 9	TRANSFER OF MEMBERS’ INTERESTS IN THE VENTURE; BUY/SELL	29
9.1	Transfers of a Member’s Interest	29
9.2	Buy/Sell Arrangement	30
9.3	Basis Election	37
9.4	Void Transfer	37
ARTICLE 10	EXCESS INTEREST PROVISIONS	37
10.1	Definitions	37
10.2	Ownership Limitation	39
10.3	Excess Interests	40
10.4	Prevention of Transfer	40
10.5	Notice	41
10.6	Information for the Venture	41
10.7	Other Action by Venture	41
10.8	Ambiguities	41
10.9	Modification of Existing Holder Limits	41

(continued)

10.10	Increase or Decrease in Ownership Limit	42
10.11	Limitations on Changes in Existing Holder and Ownership Limits	42
10.12	Waivers by Venture	42
10.13	Severability	42
10.14	Trust for Excess Interests	43
10.15	Distributions on Excess Interests	43
10.16	Voting of Excess Interests	43
10.17	Non-Transferability of Excess Interests	43
10.18	Call by the Venture on Excess Interests	44
ARTICLE 11	DISSOLUTION OF VENTURE	44
11.1	Bankruptcy of Member	44
11.2	Other Events of Dissolution	45
11.3	Distribution Upon Liquidation	45
11.4	Procedural and Other Matters	46
ARTICLE 12	REPRESENTATIONS AND WARRANTIES	46
12.1	Representations and Warranties of the Members	46
ARTICLE 13	BOOKS AND RECORDS; REPORTS TO MEMBERS	48
13.1	Books	48
13.2	Monthly and Quarterly Reports	48
13.3	Annual Reports	49
13.4	Electronic Data Transmission	49
13.5	Accountants; Tax Returns	49
13.6	Accounting and Fiscal Year	50
13.7	Property Management Reports	50
13.8	Additional Information	50
13.9	Cooperation with Project Valuation	50
ARTICLE 14	MISCELLANEOUS	50
14.1	Notices	50
14.2	Execution in Counterparts	51
14.3	Amendments	51

(continued)

14.4	Additional Documents	51
14.5	Validity	52
14.6	Governing Law	52
14.7	Waiver	52
14.8	Consent and Approval	52
14.9	Waiver of Partition	52
14.10	Binding Effect	52
14.11	Entire Agreement	52
14.12	Captions	52
14.13	No Strict Construction	52
14.14	Identification	52
14.15	Recourse to the Manager	53
14.16	Recourse to the Members	53
14.17	Remedies Not Exclusive	53
14.18	Use of Behringer Harvard Trade Name	53
14.19	Waiver of Jury Trial	53
14.20	Confidentiality	53
14.21	Public Disclosure	55

EXHIBITS

A	Members; Addresses; Capital Accounts; Percentage Interests
B	Legal Description of Project
C	Operating Plan for Fiscal Year Ended December 31, 2011
D	Monthly Reports
E	Electronic Data Transmission

v

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BEHRINGER HARVARD REDWOOD VENTURE, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of BEHRINGER HARVARD REDWOOD VENTURE, LLC is made and entered into as of [            ], 2011 by and between Behringer Harvard Redwood, LLC (“BH Redwood”), a Delaware limited liability company that is an indirect wholly owned subsidiary of Behringer Harvard Multifamily REIT I, Inc. (“BH Multifamily REIT”), a Maryland corporation, with its principal office at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, and Milky Way Partners, L.P. (“MWP”), a Delaware limited partnership with its principal office at 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606.

W I T N E S S E T H

WHEREAS, BH Redwood and Behringer Harvard Master Partnership I LP (“BH MP”), a Delaware limited partnership, formed the Venture for the purpose of jointly owning, operating and managing the real property located at 4055 Redwood Avenue, Marina del Rey, California 90066, the legal description for which is set forth in Exhibit B hereof and which is known as the Forty55 Lofts (the “Project”);

WHEREAS, BH Redwood and BH MP entered into a certain Limited Liability Company Agreement of Behringer Harvard Redwood Venture, LLC (the “Venture”), dated as of August 27, 2009 (the “Original Agreement”), to establish their respective rights and duties relating to the Venture on the terms provided therein;

WHEREAS, effective as of the date hereof, BH MP has transferred its Interest to MWP and desires to withdraw as a Member of the Venture, on the terms and subject to the conditions of that certain Membership Interest Purchase and Sale Agreement, dated as of November 29, 2011, between BH MP and MWP (the “Purchase Agreement”);

WHEREAS, MWP desires to be admitted to the Venture as a Member and, pursuant to the terms and conditions of the Purchase Agreement, the Manager has agreed to admit MWP as a Member pursuant to Section 8.1 of the Original Agreement; and

WHEREAS, the Members desire to amend and restate the Original Agreement in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement (including, without limitation, Exhibits, Schedules and amendments) have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement.  All terms defined in this Agreement in the singular have the same meanings when used in the plural and vice versa.  Accounting terms used but not otherwise defined shall have the meanings given to them under U.S. GAAP.  References to Sections, Articles and Exhibits and Schedules refer to the sections and articles of, and the exhibits and schedules to, this Agreement, unless the context requires otherwise.

“Act” means the Limited Liability Company Act of the State of Delaware, Del. Code Ann. tit. 6, §§ 18-101 et seq., as it may be amended from time to time, and any successor to such statute.

“Advisory Committee” has the meaning ascribed thereto in Section 8.1.

“Affiliate” means, when used with respect to a specified Person, (i) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person or (ii) any Person that is an officer, general partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person serves in a similar capacity.  For this purpose, the term “control” (including, without limitation, the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, which shall conclusively be deemed to exist where one Person directly or indirectly is the beneficial owner of fifty and one-tenths percent (50.1%) or more of any class of voting equity securities or other voting ownership interests of another Person.

“Affiliated Entity” means, with respect to the Manager, an Entity that is an Affiliate of the Manager.  For the avoidance of doubt, an Affiliated Entity does not include any individual that is an Affiliate of the Manager.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Alternative Offer Price” has the meaning ascribed thereto in Section 9.2(b)(ii).

“Alternative Purchaser” has the meaning ascribed thereto in Section 9.2(e)(ii).

“Arbitration Notice” has the meaning ascribed thereto in Section 9.2(e)(ii)(A).

“Authorized Representatives” has the meaning ascribed thereto in Section 8.1.

“Bankruptcy” has the meaning ascribed thereto in Section 11.1(b).

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“Bankruptcy Event” has the meaning ascribed thereto in Section 11.1(a).

“Behringer Holdings” means Behringer Harvard Holdings, LLC, a Delaware limited liability company.

“Best Efforts” has the meaning ascribed thereto in Section 2.6(b)(ii).

“BH MP” has the meaning ascribed thereto in the recitals to this Agreement.

“BH Multifamily REIT” has the meaning ascribed thereto in the preamble to this Agreement.

“BH Redwood” has the meaning ascribed thereto in the preamble to this Agreement.

“BH Representatives” has the meaning ascribed thereto in Section 8.1.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to close.

“Buy/Sell Interest” has the meaning ascribed thereto in Section 9.2(a)(ii).

“Buy/Sell Market Price” has the meaning ascribed thereto in Section 9.2(e)(ii)(E).

“Capital Account” has the meaning ascribed thereto in Section 3.6.

“Capital Call” means a call for capital to be contributed to the Venture in accordance with Section 3.3.

“Capital Contribution” means any initial capital contribution made pursuant to the Original Agreement or any capital contribution made by a Member (or its predecessor) to the Venture in accordance with Section 3.3 hereof.

“Cause” means (i) a material breach of this Agreement by the Manager involving fraud; or (ii) the conviction of, or the entry of a guilty plea or plea of no contest with respect to, a felony involving fraud, embezzlement or dishonesty by BH Multifamily REIT or any Affiliate of BH Multifamily REIT.

“Certificate” means the Certificate of Formation of the Venture, as originally filed with the office of the Secretary of State of the State of Delaware on August 27, 2009, as amended, supplemented or otherwise modified from time to time as herein provided or as provided in the Original Agreement.

“Closing Date” has the meaning ascribed thereto in Section 9.2(d)(ii).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law); any reference to any section of the Code shall include any corresponding provision of succeeding laws. Notwithstanding the foregoing, any change in the Code which causes the Subsidiary REIT not to be a Domestically-Controlled REIT shall not be included in the definition of “Code” hereunder, it being understood that MWP will

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bear the risk of such change; provided that the Manager will use commercially reasonable efforts to minimize the financial impact to MWP of any such change at the expense of MWP; provided further that the same does not adversely affect the Manager’s tax status.

“Consent” means the vote, approval or consent, as the case may be, of a Person to do the act or thing for which the vote, approval or consent is solicited, or the act of voting or granting such approval or consent, as the context may require.

“CPR” means The International Institute for Conflict Prevention and Resolution, an international organization for public and private dispute resolution.

“Defaulting Purchaser” has the meaning ascribed thereto in Section 9.2(d)(i).

“Dispute Notice” has the meaning ascribed thereto in Section 8.3(a).

“Domestic Status Loss” means a disqualification of the Subsidiary REIT as a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

“Domestically-Controlled REIT” means a REIT that is a “domestically-controlled qualified investment entity” for purposes of Section 897(h)(4)(B) of the Code.

“Earnest Money Deposit” has the meaning ascribed thereto in Section 9.2(d)(i).

“Entity” means a partnership, corporation, business trust, limited liability company, proprietorship, joint stock company, trust, estate, unincorporated association, joint venture, pension fund, governmental entity, cooperative association or other foreign or domestic entity or enterprise.

“Escrow Agent” has the meaning ascribed thereto in Section 9.2(d)(i).

“Funding Event” has the meaning ascribed thereto in Section 3.4(a).

“Funding Member” has the meaning ascribed thereto in Section 3.4(a).

“Indemnified Person” and “Indemnified Persons” have the meanings ascribed thereto in Section 7.2(a).

“Information” has the meaning ascribed thereto in Section 14.20(a).

“Interest” means, as to a Member, the ownership interest of such Member in the Venture at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“IRS” has the meaning ascribed thereto in Section 3.8.

“Liquidation” means (i) when used with reference to the Venture, the date upon which the Venture ceases to be a going concern, and (ii) when used with reference to any Member, the

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earlier of (A) the date upon which there is a Liquidation of the Venture or (B) the date upon which such Member’s entire Interest in the Venture is terminated other than by Transfer to a Person other than the Venture.

“Liquidator” has the meaning ascribed thereto in Section 11.3(a).

“Major Decision” has the meaning ascribed thereto in Section 6.3(a).

“Major Dispute” means any disagreement of the Members in respect of (i) the establishment of sale objectives and parameters for the Project (it being understood that such parameters shall be consistent with the provisions of this Agreement, including Section 2.6(b)); (ii) the sale or other disposition of the Project or any other property owned, directly or indirectly, by the Venture in excess of $100,000 (it being understood that such sale or other disposition shall be consistent with the provisions of this Agreement, including Section 2.6(b)); (iii) incurring, materially restructuring or materially modifying any indebtedness of the Venture or the Subsidiary REIT in excess of $100,000 or causing or the Venture or Subsidiary REIT to become liable as an endorser, guarantor, surety or otherwise, except as otherwise contemplated under Section 6.3(a)(iii); (iv) a mortgage, pledge or hypothecation of the Project to secure indebtedness of the Subsidiary REIT, except as otherwise contemplated under Section 6.3(a)(iv); or (v) selling any additional interests in the Venture or the Subsidiary REIT.

“Management Company” means Behringer Harvard Multifamily Management Services, LLC, a Texas limited liability company.

“Manager” means BH Redwood, or any permitted successor or delegee of BH Redwood in accordance with this Agreement, in such Person’s capacity as the manager of the Venture.

“Mark to Market Price” has the meaning ascribed thereto in Section 9.2(e)(ii)(A).

“Member” means MWP or BH Redwood, or any permitted successor or assign of either of them that is admitted as a Member in accordance with this Agreement, in such Person’s capacity as a member of the Venture.

“Member Loan” has the meaning ascribed thereto in Section 3.3(a).

“Member Representatives” has the meaning ascribed thereto in Section 14.20(a).

“MWP” has the meaning ascribed thereto in the preamble to this Agreement.

“MWP Representatives” has the meaning ascribed there in Section 8.1.

“Negotiation Deadline” has the meaning ascribed thereto in Section 9.2(e)(ii)(A).

“Net Cash Flow,” for any period, means all cash receipts to the Venture from any source during such period (other than from Capital Contributions), plus releases from reserves, minus all cash expenditures by the Venture during such period (but only to the extent not made from Capital Contributions), including costs, expenses, fees and additions to reserves determined by the Manager in its sole discretion.

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“Non-Funding Member” has the meaning ascribed thereto in Section 3.4(a).

“Non-U.S. Member” means a direct or indirect (through another partnership or limited liability company) Member of the Venture that is not a U.S. Person and for whom the direct or indirect receipt of Real Estate Proceeds would have a material adverse tax consequence on such Member.  For the avoidance of doubt, MWP is a Non-U.S. Member.

“Offer Price” has the meaning ascribed thereto in Section 9.2(a)(ii).

“Offeree” has the meaning ascribed thereto in Section 9.2(a).

“Offering Notice” has the meaning ascribed thereto in Section 9.2(a).

“Offeror” has the meaning ascribed thereto in Section 9.2(a).

“Operating Expenses” has the meaning ascribed thereto in Section 5.4.

“Option Period” has the meaning ascribed thereto in Section 9.2(b).

“Original Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Percentage Interest” means, as to any Member, its percentage ownership interest in the Venture as set forth in Exhibit A, as the same may be amended from time to time.

“Permitted Temporary Investments” means investments in (i) U.S. government and agency obligations with maturities of not more than one (1) year and one (1) day from the date of acquisition, (ii) commercial paper with maturities of not more than six (6) months and one (1) day from the date of acquisition and having a rating assigned to such commercial paper by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the United States of America) equal to one of the two highest commercial paper ratings assigned by such organization, it being understood that as of the date hereof such ratings by Standard and Poor’s Rating Services are “P1” and “P2” and such ratings by Moody’s Investors Service, Inc. are “A1” and “A2,” (iii) interest bearing deposits in U.S. banks with an unrestricted surplus of at least $250 million, maturing within one (1) year and (iv) money market mutual funds with assets of not less than $500 million, substantially all of which assets are believed by the Manager to consist of items described in the foregoing clause (i), (ii) or (iii).

“Person” means an individual or Entity.

“Prime Rate” means the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal published on the second Business Day of each month as having been the rate in effect for corporate loans at large United States money center commercial banks (whether or not such rate has actually been charged by any such bank) as of the first Business Day of such month for which such rate is published.  The Prime Rate shall change monthly and shall be effective for the entire calendar month.  If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by JPMorgan Chase & Co., New York, New York or its successors (whether or not

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such rate has actually been charged by such bank).  If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

“Prior Operating Plan” has the meaning ascribed thereto in Section 6.2(b).

“Profits” or “Losses” means, for each period taken into account under Article 4, an amount equal to the Venture’s taxable income or taxable loss for such period, determined in accordance with U.S. federal income tax principles, adjusted to the extent the Manager determines that such adjustment is necessary to comply with the requirements of Section 704(b) of the Code.

“Prohibited Member” means any Person who is (i) a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the regulations of the United States Treasury Department’s Office of Foreign Assets Control; (ii) acting on behalf of, or a Person owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the regulations of the United States Treasury Department, including, but not limited to, the “Government of Sudan,” the “Government of Iran” and the “Government of Cuba”; (iii) within the scope of Executive Order 13224—Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001; (iv) subject to additional restrictions imposed by the following statutes (or regulations and executive orders issued thereunder): the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act, and the Foreign Operations, Export Financing, and Related Programs Appropriations Act; (v) designated or blocked, associated or involved in terrorism, subject to restrictions under laws, regulations or executive orders similar to, or any other law, regulation or executive order of similar import as, those set forth above under the preceding clauses (i) through (iv), if and to the extent such laws, regulations or executive orders are in effect; or (vi) as any of the laws, regulations or executive or other orders in the preceding clauses (i) through (v) may be amended, supplemented, adjusted, modified, reviewed or interpreted from time to time.

“Project” has the meaning ascribed thereto in the recitals to this Agreement.

“Purchase Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Purchase Price” has the meaning ascribed thereto in Section 9.2(d)(i).

“Purchaser” has the meaning ascribed thereto in Section 9.2(d)(i).

“Purchaser Venture” has the meaning ascribed thereto in Section 9.2(e)(i).

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“Qualifying Opinion” means a written opinion of outside, reputable tax counsel licensed to practice law in the United States and acting reasonably.

“Real Estate Proceeds” means proceeds from the direct sale of the Project (as opposed to proceeds from the sale of interests in the Subsidiary REIT).

“REIT” means a real estate investment trust under the Code.

“REIT Disposition Requirement” has the meaning ascribed thereto in Section 2.6(b)(i).

“Seller” has the meaning ascribed thereto in Section 9.2(d)(i).

“Senior Executives” has the meaning ascribed thereto in Section 8.3(a).

“Shares” means the shares of beneficial interests (including, for the avoidance of doubt, membership interests) in the Subsidiary REIT.

“Subsequent Operating Plan” has the meaning ascribed thereto in Section 6.2(b).

“Subsidiary REIT” means Behringer Harvard Redwood REIT, LLC, a subsidiary of the Venture.

“Substitute Capital” has the meaning ascribed thereto in Section 3.4(c).

“Substituted Purchase Price” has the meaning ascribed thereto in Section 9.2(d)(i).

“Substituted Purchaser” has the meaning ascribed thereto in Section 9.2(d)(i).

“Tax Matters Partner” has the meaning ascribed thereto in Section 6231(a)(7) of the Code.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“Transfer” means to give, sell, assign, pledge, hypothecate, devise, bequeath or otherwise dispose of, transfer or permit to be transferred, during life or at death.  The term “Transfer,” when used as a noun, means any Transfer transaction.

“U.S. GAAP” means U.S. generally accepted accounting principles at the time in effect.

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“U.S. Person” means a “U.S. Person” as such term is defined in Section 7701(a)(30) of the Code.

“Venture” has the meaning ascribed thereto in the recitals to this Agreement.

ARTICLE 2

THE VENTURE

2.1                               Formation of Venture.  The Venture has been formed as a limited liability company pursuant to the provisions of the Act, and the rights and liabilities of the Members shall be as provided in the Act except as herein otherwise expressly provided.

2.2                               Venture Name and Principal Office.  The name of the Venture shall be “Behringer Harvard Redwood Venture, LLC” or such other name as the Manager may determine.  The principal place of business and the principal administrative office of the Venture shall be 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  The Venture may change such office and may have such additional offices as the Manager may determine.

2.3                               Office of and Agent for Service of Process.  The registered office of the Venture in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the Venture’s agent for service of process on the Venture in the State of Delaware shall be Corporation Service Company.  The Venture may change, at any time and from time to time, the location of such registered office and/or such registered agent upon written notice of the change to the Members.

2.4                               Term of the Venture.  The term of the Venture commenced on the date the Certificate was first filed with the Secretary of State of the State of Delaware.  Unless sooner terminated as hereinafter provided or by operation of law, the term of the Venture shall continue until December 31, 2057.

2.5                               Title to Assets.  Record title to all assets acquired by the Venture shall be held in the name of the Venture, and no Member shall have any property interest in such assets.

2.6                               Purpose and Powers.

(a)                                  The Venture has been organized for the object and purpose of investing in the Project through the Subsidiary REIT, owning, managing, supervising and disposing of such investment as provided in this Agreement, sharing the profits and losses therefrom and engaging in such activities necessary, incidental or ancillary thereto and in any other lawful act or activity in furtherance of the foregoing for which limited liability companies may be organized under the Act.  Notwithstanding any other provision of this Agreement, the Venture, and the Manager on behalf of the Venture, may execute, deliver and perform such agreements and documents as the Manager determines are necessary or desirable for the formation, organization and continuation of the Venture.  Any provision herein regarding the purpose and powers of the Venture and the authorization of actions hereunder may be done through the Subsidiary REIT (and any subsidiary thereof).  In furtherance of this purpose, subject to the limitations and restrictions set forth elsewhere in this Agreement, including, without limitation, Section 6.3 hereof, the Venture shall

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have all powers necessary, suitable or convenient for the accomplishment of the aforesaid purpose, as principal or agent, including, without limitation, all of the powers that may be exercised by the Manager on behalf of and, except as specifically provided herein, at the expense of, the Venture pursuant to this Agreement or the Act, and further including, without limitation, the following:

(i)                                    to organize or cause to be organized the Subsidiary REIT and any subsidiary thereof and to act as manager of the Subsidiary REIT, and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(ii)                                 to borrow money, encumber assets and otherwise incur recourse and non-recourse indebtedness (including, without limitation, the issuance of guarantees of the payment or performance of obligations by any Person) in connection with or in furtherance of the acquisition or development or the financing or refinancing of the Project;

(iii)                             to improve, develop, redevelop, construct, reconstruct, maintain, renovate, rehabilitate, reposition, manage, lease, mortgage and otherwise deal with the assets and/or businesses of the Venture;

(iv)                              to lend money on a secured or unsecured basis and, if applicable, in connection therewith take as collateral a mortgage or pledge of any real or personal property and to extend or modify the terms of any such financing;

(v)                                 to alter or restructure the Venture’s investment in the Project at any time during the term of the Venture without any precondition that the Manager make any distributions to the Members in connection therewith;

(vi)                              to make additional investments in the Project (including, without limitation, additional investments made to finance any capital improvements, tenant improvements or other improvements or alterations to any property constituting the Project or otherwise to protect the Venture’s investment in the Project or to provide working capital for the Project);

(vii)                          to invest the Venture’s funds in Permitted Temporary Investments;

(viii)                      to pay commissions, fees or other charges to Persons that may be applicable in connection with any transactions entered into by or on behalf of the Venture;

(ix)                              to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys;

(x)                                 to engage outside accountants, custodians, appraisers, attorneys, property managers, leasing brokers and any and all other third-party agents and assistants, both professional and nonprofessional, and to compensate them in such reasonable degree and manner as the Manager may deem necessary or advisable;

(xi)                              subject to Section 2.6(b), to enter into, make and perform all contracts, agreements and other undertakings as may be necessary or advisable or incidental to

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carrying out its purpose, including, without limitation, such agreements as the Manager deems necessary or appropriate for the operation, management, financing, sale or other disposition of the Project or as otherwise contemplated by this Agreement;

(xii)                           to sue and be sued, to prosecute, arbitrate, settle or compromise all claims of or against third parties, to compromise, arbitrate, settle or accept judgment with respect to claims of or against the Venture and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xiii)                        to make any and all elections and filings for federal, state, local and foreign tax purposes, including, without limitation, any consent dividend on IRS Form 972;

(xiv)                       to purchase, and otherwise enter into contracts of, insurance (including, without limitation, property and casualty insurance, terrorism insurance, and liability insurance in respect of any liabilities for which the Venture, the Manager or any other Indemnified Person would otherwise be entitled to indemnification under this Agreement);

(xv)                          to enter into and perform the terms of any credit facility as borrower or guarantor and cause the Subsidiary REIT to enter into and perform the terms of any credit facility as borrower, including, without limitation, repaying borrowings under any credit facility on behalf of the Venture; and

(xvi)                       to do such other things and engage in such other activities as the Manager may deem necessary, convenient or advisable with respect to the conduct of the business of the Venture, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

(b)                                 (i)                                     Subject to Section 6.3(c), the interest in the Project owned by the Venture may only be sold, exchanged or otherwise disposed of (A) by selling, exchanging or otherwise disposing of for cash the Venture’s Shares in the Subsidiary REIT, or (B) in connection with a like-kind exchange of the Project pursuant to Section 1031 of the Code that does not result in the recognition of any taxable gain to the Subsidiary REIT, an involuntary conversion of the Project pursuant to Section 1033 of the Code that does not result in the recognition of any taxable gain to the Subsidiary REIT, or any other disposition or transfer that pursuant to a nonrecognition provision in the Code does not result in the recognition of any taxable gain to the Subsidiary REIT; provided that, in a transaction within the description of the foregoing clause (B) the Members agree on the asset or assets to be acquired as a result of such transaction (the “REIT Disposition Requirement”).

(ii)                                  The Manager shall use “Best Efforts” to cause the Subsidiary REIT to satisfy the requirements for taxation as a Domestically-Controlled REIT; provided, however, that the Manager and its Affiliates shall not be required to engage in any transaction with, or on behalf of, the Venture or contribute additional capital to the Venture in connection with such obligation.  For purposes of the foregoing sentence, the Manager’s “Best Efforts” means that (A) no Capital Contribution shall be accepted and no redemption of interests in the Venture shall be allowed if as a result thereof more than forty-nine percent (49%) of the interests in the Subsidiary REIT would be held, directly or indirectly (including, without limitation, through the Venture)

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by Persons that are not U.S. Persons, and (B) no Transfer of less than all of the Venture’s interest in the Subsidiary REIT shall be permitted if such Transfer would result in the Subsidiary REIT no longer qualifying as a Domestically-Controlled REIT.  In satisfying the requirements of this Section 2.6(b)(ii), in the absence of actual knowledge to the contrary, the Manager shall be entitled to rely upon the most recent written representations of the direct or indirect partners or members and prospective partners or members of the Venture regarding the extent to which they are, or are owned by, U.S. Persons.

(iii)                               The Manager shall cause the limited liability company agreement, charter or other governing document of the Subsidiary REIT to provide that any Transfer that, if effective, would result in the interests in the Subsidiary REIT being beneficially owned (as provided in Section 856(a) of the Code) by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of any interest in the Subsidiary REIT which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee and that the intended transferee shall acquire no rights in such interest.

(iv)                              The provisions of Sections 2.6(b)(i) and (ii) shall not apply if either (A) there is not at least one Non-U.S. Member or (B) the Venture has received a Qualifying Opinion (from counsel reasonably acceptable to MWP) that there has been a change in applicable U.S. law that eliminates the material adverse tax consequence relating to the receipt by a Non-U.S. Member of Real Estate Proceeds.

ARTICLE 3

MEMBERS AND CAPITAL CONTRIBUTIONS

3.1                               Members; Capital Contributions.  The name, address and Capital Account of each Member as of the date of this Agreement shall be as set forth on Exhibit A.  Except as otherwise provided in Section 3.3 or unless otherwise agreed by the Members, no Member shall have any right or obligation to fund any additional Capital Contributions to the Venture.

3.2                               Capital Calls.  The Manager from time to time may call for payment of additional Capital Contributions in accordance with Section 3.3.  Each such call for contributions of capital from the Members shall be made in accordance with their respective Percentage Interests. Except as provided in Section 3.3 or otherwise agreed by each Member, no Member shall be required to make any Capital Contribution to the Venture.

3.3                               Additional Capital Contributions.

(a)                                 If at any time, and from time to time, additional cash in excess of Net Cash Flow and other funds available to the Venture is required by the Venture (i) in order to pay any Operating Expenses, or (ii) in respect of the Project, including in order to pay the costs of maintenance, repairs, capital improvements, replacements or other expenses necessary to comply with lease or other contractual obligations of the Subsidiary REIT (or any subsidiary thereof that owns the Project) and to keep the Project in good condition and repair, then the Manager may make a Capital Call for additional capital from the Members in proportion to their respective

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Percentage Interests in an amount believed in good faith by the Manager to be the amount needed to fund the cash needs of the Venture, and in such event shall provide the Members with not less than thirty-five (35) days’ advance notice of the date on which such contributions are required to be made; provided, however, that if the Manager determines in its reasonable discretion that such additional Capital Contributions are required prior to the expiration of such advance notice period, then the Manager may, at its election, make a loan to the Venture (a “Member Loan”) of the aggregate amount that each Member was requested to contribute to the Venture pursuant to this Section 3.3, which Member Loan shall accrue interest in accordance with Section 3.4(b) and, if not repaid pursuant to Section 3.3(b), be repaid in accordance with Sections 3.4(b) and 5.1.  The Manager shall provide prompt written notice to the Members upon the Manager making any such Member Loan or upon BH Redwood making any such additional Capital Contribution to the Venture.

(b)                                 If the Manager makes a Member Loan as set forth in Section 3.3(a) above, the Manager shall cause such Member Loan to be repaid (including principal and any unpaid accrued interest) promptly upon the other Member(s) making the requested additional Capital Contributions to which such Member Loan relates.  If such other Member(s) does not make the requested additional Capital Contribution by the later of (i) five (5) Business Days after the Manager has provided written notice that BH Redwood has made its corresponding Capital Contribution and (ii) the expiration of the thirty-five (35) day period referred to in Section 3.3(a) and thereafter becomes a Non-Funding Member, the Manager shall cause (i) such Member Loan to remain a Member Loan, or (ii) the portion of such Member Loan representing its requested additional Capital Contribution (together with any unpaid accrued interest thereon) to be treated as such additional Capital Contribution, and cause the portion of such Member Loan representing the requested Capital Contribution of the Non-Funding Member(s) (together with any unpaid accrued interest thereon) to be treated as Substitute Capital pursuant to Section 3.4(c), such election to be made within thirty (30) days of the occurrence of the Funding Event with respect to such Non-Funding Member by delivering notice of such election to each Member.  In the event that the Manager does not make such an election within thirty (30) days after the date a Member becomes a Non-Funding Member pursuant to the prior sentence, the Manager shall be deemed to have elected to treat such amount as a Member Loan.

3.4                               Failure to Make Capital Contributions.

(a)                                 If, for any reason, a Member (the “Non-Funding Member”) (i) does not confirm in writing to the Manager its intent to make an additional Capital Contribution pursuant to Section 3.3 within thirty (30) days after the related Capital Call, or (ii) does not make its additional Capital Contribution within the later of (x) thirty-five (35) days after the related Capital Call (provided the condition described in the final sentence of Section 3.3(a) has been satisfied, if applicable) and (y) five (5) Business Days after such Member has received written notice that BH Redwood has funded its portion of the requested Capital Contribution (each of the events described in clauses (i) and (ii), a “Funding Event”), the Member who has made, or is prepared to make, its contribution of such capital (the “Funding Member”) may, at its election (unless the Funding Member has already made a Member Loan, in which case Section 3.3(b) shall govern rather than this sentence), and within thirty (30) days of such Funding Event (A) make a Member Loan to the Venture in accordance with Section 3.4(b), or (B) make its Capital

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Contribution to the Venture pursuant to Section 3.3 and contribute additional Substitute Capital to the Subsidiary REIT in accordance with Section 3.4(c).

(b)                                 Upon the occurrence of a Funding Event, the Funding Member may make a Member Loan to the Venture of the aggregate amount that each Member was requested to contribute to the Venture pursuant to Section 3.3.  Each Member Loan shall be repaid by the Venture on a priority basis from available Net Cash Flow, including Net Cash Flow resulting from any sale or disposition of interests in the Subsidiary REIT or any other asset of the Venture.  The Capital Account of the Funding Member shall not be credited with the amount of any Member Loan made by the Funding Member to the Venture, and the repayment of a Member Loan by the Venture shall not constitute a return of Capital Contributions or otherwise reduce the Capital Account of the Funding Member.  Each Member Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding from the date advanced until repaid, at six percent (6%) per annum plus the Prime Rate (compounded annually), and all payments made thereon shall be applied first toward payment of unpaid accrued interest and then (if anything remains) toward payment of principal.

(c)                                  Upon the occurrence of a Funding Event, the Funding Member may contribute, or cause one or more of its Affiliates to contribute, the amount (the “Substitute Capital”) that the Non-Funding Member was requested to contribute to the Venture pursuant to Section 3.3.  Unless otherwise agreed by the Non-Funding Member, the Funding Member (or one or more of its Affiliates) shall contribute the Substitute Capital to the Subsidiary REIT.  In consideration of the contribution of the Substitute Capital, the Subsidiary REIT shall issue Shares to the Funding Member (or one or more of its Affiliates) contributing the Substitute Capital based on the value of the outstanding Shares of the Subsidiary REIT determined in accordance with this Section 3.4(c).  The number of Shares to be issued by the Subsidiary REIT in consideration of the contribution of Substitute Capital shall equal the amount of such Substitute Capital divided by the value of a Share, which value shall be determined by the net asset value of the Subsidiary REIT, based upon the valuation of the Project specified in this Section 3.4(c) and the Subsidiary REIT’s interest in the Project and taking into account the fair value of any other assets and the liabilities of the Subsidiary REIT and the number of Shares outstanding immediately prior to the contribution of the Substitute Capital.  The value of the Project shall be determined based on a valuation (or an update of the most recent valuation) that has been prepared within the three months preceding the contribution of the Substitute Capital to the Subsidiary REIT and made by an independent third-party appraiser at the cost of the Venture; provided, however, that if there has been any event that in the reasonable judgment of the Manager has had a material effect (whether beneficial or adverse) on the Project since the date of such valuation, a new valuation or an update of the most recent valuation shall be obtained for the valuation of the Project.

(d)                                 If the Manager fails to make any required Capital Contribution within the thirty-five (35) day period contemplated in Section 3.3(a) above, the related Capital Call shall be deemed to have been withdrawn, the Manager shall deliver prompt written notice to MWP of such withdrawal, and any Capital Contributions of MWP with respect thereto shall be returned promptly to MWP.

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3.5                               Return of Capital Contributions.  Except as otherwise expressly provided herein, (i) the Capital Contributions of a Member will be returned to that Member only in the manner and to the extent provided in this Article 3 and in Articles 5, 10 and 11, (ii) except to the extent provided in this Article 3 and in Articles 5, 10 and 11, no Member shall have any right to demand or receive the return of any Capital Contribution to the Venture, and (iii) subject to Section 9.2, no Member shall have the right or, subject to Sections 9.2 and 11.3(a)(ii), the obligation to receive a distribution of property other than cash.  No Member shall be entitled to interest on any Capital Contribution or Capital Account notwithstanding any disproportion therein as between the Members.  No Member shall be liable for the return of any portion of the Capital Contributions of the Members, and the return of such Capital Contributions shall be made solely from, and to the extent of, available Venture assets.  No Member shall be entitled to withdraw from the Venture.

3.6                               Capital Account.  The Venture has established and shall maintain throughout the life of the Venture for each Member a separate capital account (“Capital Account”) in accordance with Section 704(b) of the Code.  Such Capital Account shall be increased by (i) the amount of the Capital Contributions made by such Member to the Venture pursuant to this Agreement, and (ii) all items of income and gain allocated to such Member pursuant to Section 4.1; and such Capital Account shall be decreased by (A) the amount of cash and property distributed to such Member pursuant to this Agreement and (B) all items of loss and deduction allocated to such Member pursuant to Section 4.1.  Any other Venture item which is required or authorized under Section 704(b) of the Code to be reflected in the Capital Accounts shall be so reflected.

3.7                               Transfer of Capital Account.  The original Capital Account established for each transferee shall be in the same amount as the Capital Account or portion thereof of the Member which such transferee succeeds, at the time such transferee is admitted to the Venture.  The Capital Account of any Member whose Percentage Interest shall be increased by means of the Transfer to it of all or part of the Interest of another Member shall be appropriately adjusted to reflect such Transfer.  Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Member shall include a Capital Contribution or distribution, as the case may be, previously made by or to any prior Member on account of the Interest of such then-Member.

3.8                               Tax Matters Partner.  BH Redwood shall initially be the Venture’s Tax Matters Partner, with all of the powers that accompany such status (except as otherwise provided in this Agreement).  If BH Redwood is removed as the Manager pursuant to Section 6.9 or otherwise ceases to be a Member, MWP shall promptly appoint a successor Tax Matters Partner, which may be MWP.  BH Redwood or any successor Tax Matters Partner shall cause MWP to be a “notice partner” (as defined in Section 6231(a)(8) of the Code) with respect to the Venture.  Promptly following the written request of the Tax Matters Partner, the Venture shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including, without limitation, reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.  The provisions of this Section 3.8 shall survive the termination of the Venture and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal

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Revenue Service (the “IRS”) any and all matters regarding the U.S. federal income taxation of the Venture or the Members.

3.9                               Liability for Venture’s Obligations.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and the Members shall not be obligated personally for any such debt, obligation or liability solely by reason of being a Member of the Venture.  Each Member shall be obligated to make payment of its contributions of capital as and when due hereunder and other payments as provided in this Agreement.

ARTICLE 4

ALLOCATIONS

4.1                               Allocation of Profits and Losses.

(a)                                 Except as otherwise provided in this Section 4.1, Profits and Losses shall be allocated among the Members in accordance with their respective Percentage Interests.

(b)                                 Notwithstanding anything to the contrary in this Agreement, Profits and Losses shall be allocated as though this Agreement contained (and there is hereby incorporated herein by reference) a qualified income offset provision which complies with Treas. Reg. § 1.704-1(b)(2)(ii)(d) and minimum gain chargeback and partner minimum gain chargeback provisions which comply with the requirements of Treas. Reg. § 1.704-2.

(c)                                  In the event that any amounts paid or payable to any Member or any Affiliate which the Venture deducted or intended to deduct are disallowed as deductions for U.S. federal income tax purposes (or it is determined that such amounts are no longer allowable as deductions), (i) the amounts thus disallowed or no longer allowable will be allocated to the Member which received them (or whose Affiliate received them) as income, and (ii) notwithstanding any provision herein to the contrary, the balance of the redetermined income or loss of the Venture for the taxable year in question shall, to the extent permitted by law, be allocated among the Members to obtain the same allocation of Venture income or loss (after giving effect to the income allocated pursuant to clause (i) hereof) as would have been obtained for such taxable year if the amounts thus disallowed or no longer allowable had been proper deductions by the Venture.

4.2                               Tax Allocations.

(a)                                 Items of taxable income, gain, loss and deduction shall be determined in accordance with Section 703 of the Code, and except as otherwise provided in this Section 4.2, the Members’ distributive shares of such items for purposes of Section 702 of the Code shall be determined according to their respective shares of Profits or Losses (or items thereof) to which such items relate.

(b)                                 In accordance with Section 704(c) of the Code and the regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Venture shall, solely for tax purposes, be allocated among the Members so as to

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take account of any variation between the adjusted basis of such property to the Venture for U.S. federal income tax purposes and its fair market value as of the date of contribution.  In the event the book value of any Venture property is adjusted pursuant to the Venture’s maintenance of Capital Accounts, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value for Capital Account purposes in the same manner as under Section 704(c) of the Code and the regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.

(c)                                  Allocations pursuant to this Section 4.2 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or distributions pursuant to any provision of this Agreement.

ARTICLE 5

DISTRIBUTIONS AND EXPENSES

5.1                               Distributions of Net Cash Flow.  The Net Cash Flow of the Venture, as determined by the Manager, shall first be used repay any outstanding Member Loans (if applicable, pro rata and pari passu among the Member Loans based on the outstanding principal and accrued unpaid interest thereon) in accordance with Section 3.4.  Any Net Cash Flow of the Venture remaining following the repayment of any outstanding Member Loans, including any accrued unpaid interest thereon, shall be distributed to the Members on a monthly basis in accordance with their respective Percentage Interests no later than fifteen (15) days following the end of each month; provided, however, that the initial $880 of Net Cash Flow of the Venture in each calendar month shall be distributed as a fee to the Manager before any other Net Cash Flow is distributed to any other Member.  The Net Cash Flow resulting from any sale or disposition of interests in the Subsidiary REIT or any other asset of the Venture, or any refinancing, shall be distributed to the Members as soon as reasonably practicable (but in any case within fifteen (15) days) after receipt of such amounts, except in connection with (i) a reinvestment by the Venture of any such amounts as set forth in any Subsequent Operating Plan or as otherwise approved by the Advisory Committee, (ii) a like-kind exchange of the Project or any of its assets pursuant to Section 1031 of the Code, (iii) a holdback of any such amounts in escrow required by the terms of a purchase and sale agreement entered into with a buyer that is not the Manager or its Affiliate or (iv) any other event that would, in the Manager’s reasonable discretion after obtaining the Consent of the Advisory Committee, make it impracticable to distribute such amounts at such time.

5.2                               Tax Provisions.  In the event the Venture is subject to any tax or other obligation that is attributable to the Interest of one Member, but not all the Members, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Member, and the amounts otherwise distributable to such Member pursuant to this Agreement shall be reduced by such amount but shall nevertheless be deemed to be a distribution of such amount to such Member for all purposes of this Agreement.

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5.3                               Priority.  Notwithstanding any other provision of this Agreement, it is specifically acknowledged and agreed by each Member that the Venture’s failure to pay any distribution pursuant to Section 5.1 to such Member shall not give such Member creditor status with regard to such unpaid amount; but rather, such Member shall be treated only as a Member of whatever class such Person is a Member, and not as a creditor with respect to such unpaid amount, of the Venture.  This Section 5.3 is, as permitted by Section 18-606 of the Act, intended to override the provisions of Section 18-606 of the Act relating to a member’s status and remedies as a creditor, to the extent that such provisions would be applicable in the absence of this Section 5.3.

5.4                               Operating Expenses.  The Venture shall bear all other costs and expenses of the Venture’s activities and operations, including without limitation the following: (i) Taxes of the Venture, fees and expenses of professional advisors to the Venture, premiums for insurance (including, without limitation, error and omissions, directors and officers and other forms of liability insurance (other than the cost of liability insurance for the Manager, its Affiliates and any of their respective officers, directors, partners, members, shareholders and employees)) protecting the Venture, the Manager and other Indemnified Persons and litigation costs of the Venture; (ii) administrative expenses related to the Venture, including without limitation, fees and expenses of accountants, lawyers and other professionals incurred in connection with the Venture’s annual audit, financial reporting, legal opinions and preparation of Tax Returns; (iii) the Venture’s proportionate share of all fees, costs and expenses incurred in holding, appraising, financing, selling or otherwise disposing of or otherwise dealing with the Subsidiary REIT and the Project (or the Venture’s interest therein); (iv) indemnification expenses incurred pursuant to Section 7.2; and (v) all other customary fees, costs and expenses of the Venture (collectively, “Operating Expenses”).  The Manager may make one or more Capital Calls in accordance with Article 3 in order to enable the Venture to pay any Operating Expenses.

ARTICLE 6

MANAGEMENT RIGHTS, DUTIES, AND POWERS OF THE
MANAGER; TRANSACTIONS INVOLVING
THE MANAGER OR ITS AFFILIATES;
ADDITIONAL OR SUCCESSOR MANAGER

6.1                               Management of the Venture.

(a)                                 Right, Power and Authority of Manager.  Except as provided in this Agreement, the Manager shall have the right, power and authority to manage and control the day-to-day affairs of the Venture.  Subject to Section 6.3 and except for any other provision of this Agreement that requires the Consent of the Advisory Committee or the Members, any action taken by the Manager on behalf of the Venture shall constitute the act of, and serve to bind, the Venture, and no Member (in such capacity) shall have any vote on any matter or the ability to bind the Venture.  In no event shall any Person dealing with the Manager with respect to the conduct of the affairs of the Venture be obligated to ascertain that the terms of this Agreement have been complied with or be obligated to inquire into the necessity or expediency of any action of the Manager.  The Manager shall be required to devote only such time to the business of the Venture as is reasonably necessary to perform its obligations under this Agreement.

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(b)                                 Reliance on Officers of the Manager.  It is understood and agreed that each officer of the Manager may act for and in the name of the Manager under this Agreement.  In dealing with any officer of the Manager acting for or on behalf of the Venture, no Person shall be required to inquire into, and Persons dealing with the Venture are entitled to rely conclusively on, the right, power and authority of any officer of the Manager to bind the Venture.

(c)                                  Limitations on the Manager.  Notwithstanding anything herein to the contrary, the Manager and its Affiliates shall not have authority or be entitled to (i) perform any act expressly requiring the Consent of the Advisory Committee (including any Major Decision) or any Member(s) as provided in Section 2.6(b), 3.1, 3.2, 3.4(c), 6.6, 6.8, 10.11, 14.3, 14.20 or 14.21 without first obtaining such Consent or without such Consent being “deemed” to be given pursuant to Section 6.3(b); or (ii) avoid the Manager’s ultimate responsibility under this Agreement by delegation of authority, provided that this clause (ii) shall not prohibit delegation of any of its duties or obligations hereunder as long as the Manager retains ultimate responsibility for such duties and obligations; provided, further, that the Manager shall retain ultimate responsibility for the delegation of any of its duties or obligations to the Management Company (or another Affiliate of BH Redwood) in connection with the performance of property management, leasing and related services for the Project.

(d)                                 No Obligation Other Than As Set Forth Herein.  The Manager and its Affiliates shall not be obligated to do or perform any act or thing in connection with the business of the Venture not expressly set forth in this Agreement.

6.2                               Operating Plan.  (a)                                        The operating plan for the Project covering the fiscal year ended December 31, 2011 is attached hereto as Exhibit C, and the operations of the Project through the end of the fiscal year ended December 31, 2011 shall be conducted in all material respects in accordance with such operating plan, except for any action or expenditure the Manager deems reasonably necessary or appropriate in the event of an emergency situation affecting the Project, as determined by the Manager in its reasonable discretion, provided that prompt notice thereof is given to the Members.

(b)                                 On or before December 1, 2011 and at least sixty (60) days before the end of each fiscal year of the Venture ending on or after December 31, 2012, the Manager shall prepare, or cause to be prepared, and submit to the Advisory Committee for its review an initial draft operating plan (a “Subsequent Operating Plan”) for the Project for the next succeeding fiscal year of the Venture.  Each Subsequent Operating Plan for the Project shall contain all material pertinent leasing, financing, capital improvements and expenditures, operational and disposition information together with a detailed budget of projected operating and capital expenses and revenues, insurance coverage (including coverage types and policy limits) and any other information deemed appropriate by the Manager for the applicable fiscal year.  The Authorized Representatives may make comments on and suggestions for the Subsequent Operating Plan, and if accepted by the Manager in its reasonable discretion, such comments and suggestions shall be incorporated into a revised Subsequent Operating Plan for such Project and the Manager shall cause the operations of the Project for the applicable fiscal year to be conducted in all material respects in accordance with such Subsequent Operating Plan.  If the Manager does not accept, in whole or in part, the comments and suggestions of each of the Authorized Representatives with respect to a Subsequent Operating Plan and, as a result, the

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projected operating and capital expenses contemplated by the Subsequent Operating Plan proposed to be adopted by the Manager exceeds five percent (5%) of the aggregate operating and capital expenses proposed by any Authorized Representative, then the Manager shall cause the operations of the Project to be conducted in all material respects in accordance with the operating plan for the immediately preceding fiscal year (the “Prior Operating Plan”); provided, however, that, (i) the Manager may increase each item of operating and capital expenses in the Prior Operating Plan by up to five percent (5%), and (ii) in the event of an emergency situation affecting the Project, as determined by the Manager in its reasonable discretion, the Manager may take, or cause to be taken, such action in respect of such emergency situation as the Manager deems reasonably necessary or appropriate; provided that, the Manager promptly advises the Members of such emergency situation and such action taken or caused to be taken.

6.3                               Major Decisions.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement (except as permitted in accordance with Section 6.2), the Manager shall have no authority on behalf of the Venture to take any action, make any decision, expend any sum or undertake or suffer any obligation if to do so would constitute a Major Decision, unless such Major Decision is approved in advance in writing by the Advisory Committee or “deemed” to be approved in accordance with Section 6.3(b).  As used herein, “Major Decision” means any decision of the Venture to do or take any of the following actions, whether directly or indirectly through, or with respect to, the Venture, the Subsidiary REIT or any subsidiary thereof (regardless of whether so specified):

(i)                                     selling or otherwise disposing of all or any part of the Project (including without limitation, the sale of the Venture’s interest therein), or causing the Subsidiary REIT to sell or otherwise dispose of all or any part of the Project, or Transferring any material interest therein;

(ii)                                  selling or causing the sale of any additional interests in the Venture or the Subsidiary REIT (other than, in the case of the Subsidiary REIT, such number of Shares as the Manager may reasonably determine to be necessary or appropriate to permit the Subsidiary REIT to qualify or maintain its status as a REIT);

(iii)                               incurring, materially restructuring or materially modifying any indebtedness of the Venture or the Subsidiary REIT in excess of $100,000 or causing the Venture or the Subsidiary REIT to become liable as an endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person in excess of $100,000 other than in accordance with the operating plan of the Venture for the fiscal year ended December 31, 2011 or the applicable Subsequent Operating Plan, as the case may be, except for (A) indebtedness of the Venture or the Subsidiary REIT arising in the ordinary course of business for trade payables, wages, taxes or otherwise for goods or services rendered or provided to the Venture or the Subsidiary REIT, and (B) endorsements of the Venture or the Subsidiary REIT for deposit or collection of checks, drafts and similar instruments received by the Venture or the Subsidiary REIT in the ordinary course of business;

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(iv)                              causing or permitting the Venture or the Subsidiary REIT to mortgage, pledge or hypothecate the Project (except pursuant to leases entered into in the ordinary course of business) to secure any indebtedness for borrowed money of the Venture other than in accordance with the operating plan of the Venture for the fiscal year ended December 31, 2011 or the applicable Subsequent Operating Plan, as the case may be;

(v)                                 making any tax election or decision affecting the tax treatment of any or all of the Members in connection with its or their participation in the Venture other than as contemplated by Section 3.8;

(vi)                              determining that the Subsidiary REIT shall no longer qualify and operate as a REIT;

(vii)                           Transferring any interest in the Venture to any Person or admitting any Person as a Member of the Venture except in accordance with Article 9;

(viii)                        approving an independent registered public accounting firm other than Deloitte & Touche LLP to act as auditors pursuant to Section 13.3 or Ernst & Young LLP to review or prepare Tax Returns pursuant to Section 13.5;

(ix)                              approving or disapproving any transaction or conflict of interest requiring the Consent of the Advisory Committee pursuant to Section 6.4(b) or (d);

(x)                                 to the fullest extent permitted by law, dissolving or liquidating, in whole or in part, making an assignment for the benefit of any creditor, filing or otherwise initiating on behalf of the Venture, the Subsidiary REIT or any subsidiary thereof a petition in bankruptcy, or applying to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commencing any proceeding under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consenting or acquiescing in the filing of (or invoking or causing any Person to file) any such petition, application or proceeding, or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Venture, the Subsidiary REIT or any subsidiary thereof or any substantial part of its property, or admitting its inability to pay its debts generally as they become due or authorizing any of the foregoing to be done or taken on behalf of the Venture, the Subsidiary REIT or any subsidiary thereof, or consenting to or acquiescing in (A) the filing or other initiation of an involuntary petition for relief against the Venture, the Subsidiary REIT or any subsidiary thereof under any Chapter of Title 11 of the United States Code, or (B) the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) for the Venture, the Subsidiary REIT or any subsidiary thereof of all or substantially all of its assets; or

(xi)                              consolidating or merging with or into any other Entity, or purchasing or otherwise acquiring all or substantially all of the assets or any stock or shares of any class of any Entity, or redeeming or reacquiring any Interests, or otherwise engaging in any recapitalization, joint venture or other business combination.  For the avoidance of doubt, this Section 6.3(a)(xi) applies to actions of the Manager on behalf of the Venture and does not restrict

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BH Multifamily REIT, Behringer Holdings or any of their respective Affiliates (other than the Venture and its subsidiaries) in any respect.

(b)                                 In connection with any proposed Consent to a Major Decision, the Manager shall provide the Authorized Representatives with such information as they may reasonably request and as shall be reasonably available to the Manager (or, in the case of Section 6.3(a)(v), the affected Member(s)) to make a prudent judgment whether to approve or disapprove the proposed action.  The Manager shall give the Advisory Committee not less than five (5) Business Days’ advance written notice of, and request its Consent to, each proposed Major Decision.  Should a Member’s Authorized Representatives fail to respond to a Consent request with respect to a Major Decision within five (5) Business Days from when such notice is given, the Manager shall issue a second conspicuously marked notice to the applicable Authorized Representatives seeking Consent to the proposed Major Decision.  Should the Authorized Representatives of such Member fail to respond to the second Consent request with respect to the Major Decision within five (5) Business Days from when such notice is given, such Authorized Representatives shall conclusively be deemed to have granted their Consent to such Major Decision (other than a Major Decision identified in Section 6.3(a)(i), (ii), (vi), (x) or (xi) which shall require the affirmative Consent of the Advisory Committee) and shall waive any right to withdraw such Consent or otherwise object to such Major Decision, provided that the notice must indicate that it will become effective at the expiration of such second five (5) Business Day period in order to become effective in such manner.

(c)                                  If the Advisory Committee determines to cause the Subsidiary REIT to sell or otherwise dispose of the Project (rather than through a sale of the Venture’s interest in the Subsidiary REIT) pursuant to Section 6.3(a), the Manager shall cause the Subsidiary REIT to be liquidated, and the Subsidiary REIT’s interest in the Project shall be distributed in-kind to the Venture, which shall then sell or otherwise dispose of the Project in the manner approved by the Advisory Committee.  Notwithstanding any provision of this Agreement to the contrary, a Member may Transfer all or a portion of its Interest to an Affiliate in connection with the transactions contemplated by this Section 6.3(c).

6.4                               Business with Affiliates; Other Activities.

(a)                                 The Venture, directly or through the Subsidiary REIT, has invested in the Project, notwithstanding that BH Multifamily REIT or its Affiliate may have held a material (or lesser) interest in the Project or that the Project has been developed by Behringer Holdings or any of its Affiliates.

(b)                                 Subject to obtaining the Consent of the Advisory Committee, the Venture, directly or through the Subsidiary REIT (and any other Person to which any of the foregoing are related or in which any of the foregoing are interested), may, as necessary or appropriate, engage in any transaction with or employ or retain Behringer Holdings or any of its Affiliates (including BH Multifamily REIT and its Affiliates) to provide services (including, without limitation, administration, accounting, construction management, data processing, development, engineering, environmental, financing, insurance brokerage, management and servicing, leasing, legal, market research, mortgage financing, property management or other similar services) that would otherwise be performed for the Venture or the Subsidiary REIT by third parties on terms

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(including, without limitation, the consideration to be paid) that are determined by the Manager to be fair and reasonable to the Venture or the Subsidiary REIT, as the case may be, and such Persons may receive from the Venture (and any such other Person) reasonable compensation (including, without limitation, salary, salary related employment costs and expenses of the employees who provide such services and other overhead expenses allocable thereto, as determined by the Manager based on the time expended by the employees who render such services or on a project-by-project basis) in addition to that expressly provided for in this Agreement.  It is expressly acknowledged and agreed that the Manager, without obtaining the Consent of the Advisory Committee pursuant to Section 6.3, may cause the Subsidiary REIT (or any subsidiary thereof that owns the Project) to engage the Management Company (or another Affiliate of Behringer Holdings), to perform property management, leasing and related services for the Project for a fee equal to the lesser of (i) 3.75% of the gross revenues from the Project and (ii) the amount that BH Multifamily REIT or any of its subsidiaries otherwise pays to the Management Company (or such other Affiliate) for property management, leasing and related services.

(c)                                  Nothing herein contained shall prevent or prohibit Behringer Holdings, any of its Affiliates, or any of their respective trustees, officers, directors, members, partners, employees or shareholders from acquiring, developing, investing in, managing, leasing or otherwise dealing in real property of any kind or nature for its own account or that of any of its Affiliates or third parties or from entering into, engaging in or conducting any other activity or performing for a fee any service (including, without limitation, engaging in any business dealing with real property of any type or location, acting as a director, officer or employee of any corporation, as a trustee of any trust, as a general partner of any partnership, as a member or manager of any limited liability company or as an official of any other Entity, or receiving compensation for services to, or participating in profits derived from, the investments of any such corporation, trust, partnership, limited liability company or other Entity, regardless of whether such activities are competitive with the Venture or the Project).  The fact that Behringer Holdings or its Affiliates may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of real or personal property and may take advantage of such opportunities themselves or introduce such opportunities to other Persons in which it has or has not any interest, shall not subject Behringer Holdings or its Affiliates to liability to the Venture or any of the Members (or any of the direct or indirect partners or members of the Members) on account of the lost opportunity.

(d)                                 Except for matters otherwise specifically authorized in this Agreement, any material transaction, and any other matter that involves a material conflict of interest between Behringer Holdings or any of its Affiliates, on the one hand, and the Venture or the Subsidiary REIT (or any subsidiary thereof), on the other hand, shall be subject to the prior Consent of the Advisory Committee.

6.5                               Maintenance of Domestic Status.  The Manager hereby agrees that, notwithstanding anything herein to the contrary, unless caused, consented to or induced by MWP, neither the Manager nor any of its Affiliates will (a) voluntarily take any action that, to the knowledge of the Manager, would result in a Domestic Status Loss, or (b) permit to occur any action that is within its reasonable control to prevent and that, to the knowledge of the

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Manager, would result in a Domestic Status Loss.  The provisions of this Section 6.5 shall not apply if there is not at least one Non-U.S. Member.

6.6                               Tax Status.  Each Member agrees to take commercially reasonable actions to assist the other Member in achieving the most favorable tax treatment for such other Member (and the owners of such Member); provided that, no Member shall be required to take or permit any action which (a) creates any risk of material adverse economic or tax consequences for such Member (or the owners of such Member), unless the requesting Member agrees to reimburse each such Person that may be subject to such consequences for all adverse economic and tax consequences, or (b) is contrary to law.  Any tax election to be made on behalf of the Venture that would, or could reasonably be expected to, have a material adverse effect on MWP shall require the prior written Consent of MWP.

6.7                               Liability for Venture’s Obligations.  The debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and neither the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Venture by reason of being the Members or the Manager of the Venture.

6.8                               Additional or Successor Manager.  The Manager may delegate its rights and powers as a manager under this Agreement and the Act, and may admit to the Venture as a successor Manager, any of its Affiliates, Behringer Holdings or any of its Affiliates without the Consent of any Member, provided that the Manager arranges for such Person(s) to be bound by the provisions of this Agreement by having such Person(s) execute such documents as may be reasonably required to make such Person(s) party to this Agreement as an additional or successor Manager(s).  In the event that any such Person is admitted as an additional Manager, the Manager and such additional Manager shall share in the rights and powers, as well as any duties and obligations, under this Agreement and the Act in such manner and to such extent as the Manager and such additional Manager may agree.  In the event that any such Person is admitted as a successor Manager, the Manager shall thereupon cease to have any rights, powers, duties or obligations under this Agreement and the Act, and such Person, as the successor Manager, shall assume all such rights, powers, duties and obligations previously held by the Manager.  Except as provided in this Section 6.8, the Manager may not admit any Person as an additional or successor Manager without the Consent of the Members.

6.9                               Removal of Manager for Cause.  Notwithstanding anything herein to the contrary, MWP shall have the sole right to elect to remove the Manager (a) for Cause, or (b) in the event neither BH Redwood nor any of its Affiliates is a Member.  Upon the occurrence of any event constituting Cause for its removal, the Manager shall deliver written notice of such event to MWP promptly upon (and in any event within five (5) Business Days after) the occurrence of such event.  MWP shall exercise its right to remove the Manager, if at all, by delivering to the Manager written notice of such election at any time after the occurrence of the event constituting Cause (or upon neither BH Redwood nor any of its Affiliates being a Member), but not later than twenty (20) Business Days after the delivery of the notice of Cause from the Manager.  In the event MWP shall exercise the right to remove the Manager, MWP shall promptly (but in no event later than ten (10) Business Days after the removal of the Manager) appoint a successor Manager of the Venture.  Upon the removal of the Manager the Venture shall file an amendment

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to its Certificate evidencing the removal of the Manager as manager of the Venture and changing the name of the Venture to delete any references to “Behringer Harvard”.

ARTICLE 7

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

7.1                               Limitation of Liability.  To the maximum extent permitted under the Act in effect from time to time, neither the Members, the Manager, the Authorized Representatives nor any other Indemnified Person shall be liable to the Venture or to any other Member for (a) any act or omission performed or failed to be performed by it, or for any losses, claims, costs, damages or liabilities arising from any such act or omission, except to the extent such loss, claim, cost, damage or liability results from such Indemnified Person’s gross negligence, willful misconduct, fraud or a material breach of this Agreement, (b) any tax liability imposed on the Venture or (c) any losses due to the negligence (gross or ordinary), dishonesty or bad faith of any agents of the Venture, as long as such Persons are selected and monitored with reasonable care.  Without limiting the generality of the foregoing, each Indemnified Person shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Venture and upon information, opinions, reports or statements presented to such Indemnified Person by the Manager or by any other Person as to matters such Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Venture.  Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a Person existing at the time of such repeal or modification.

7.2                               Indemnification.

(a)                                 Advancement of Expenses.  In the event that the Members, the Manager, their respective Affiliates or any directors, officers, shareholders, partners, members, employees, trustees, representatives or agents of any of them or the Authorized Representatives (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) becomes involved in any capacity in any threatened, pending or completed action, proceeding or suit, whether civil, criminal, administrative or investigative, by reason of the fact that it, he or she was a member, manager, officer, employee, Authorized Representative, representative or agent of the Venture, any Member, the Manager or otherwise authorized to act hereunder or in connection herewith or otherwise failed to act in connection with the business or affairs of the Venture or one of its direct or indirect subsidiaries or otherwise is or was serving at the Venture’s or one of the Venture’s direct or indirect subsidiary’s request as a director, trustee, officer, partner, employee or agent of another Entity, the Venture will periodically reimburse such Indemnified Person for its reasonable legal and other expenses (including, without limitation, the costs of any investigation and preparation) incurred in connection with such involvement, provided that such Indemnified Person shall promptly repay to the Venture the amount of any such reimbursed expenses paid to it if it is ultimately determined by a court having appropriate jurisdiction in a decision that is not subject to appeal, that such Indemnified Person is not entitled to be indemnified by the Venture under this Section 7.2.  Notwithstanding the foregoing, in no event shall the Venture advance any such funds to an Indemnified Person during the pendency of any claim made or action brought (a) by the Venture, the Manager or a Member against the

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Indemnified Person with respect to the underlying matter or (b) in which such Indemnified Person was the plaintiff, but if it is ultimately determined by a court having appropriate jurisdiction in a decision that is not subject to appeal that such Indemnified Person is entitled to be indemnified by the Venture under this Section 7.2, the Venture shall make such payments as may be required to such Indemnified Person by this Section 7.2.

(b)                                 Indemnification.  To the maximum extent permitted under the Act in effect from time to time, the Venture shall indemnify, defend and hold harmless any Indemnified Person against any losses, claims, costs, damages or liabilities to which such Indemnified Person may become subject in connection with the business or affairs of the Venture or one of its direct or indirect subsidiaries or serving at the Venture’s or one of the Venture’s direct or indirect subsidiary’s request as a director, trustee, officer, partner, employee or agent of another Entity, except to the extent that any such loss, claim, cost, damage or liability results from the gross negligence, willful misconduct, fraud or a material breach of this Agreement of such Indemnified Person.  If for any reason (other than the gross negligence, willful misconduct, fraud or material breach of this Agreement of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or is insufficient to hold it harmless, then the Venture shall contribute to the amount paid or payable to the Indemnified Person as a result of such loss, claim, cost, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Venture on the one hand and such Indemnified Person on the other hand but also the relative fault of the Venture and such Indemnified Person, as well as any relevant equitable considerations.

(c)                                  Successors.  The reimbursement, indemnity and contribution obligations of the Venture under this Section 7.2 shall be in addition to any liability which the Venture may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Venture, the Members, the Manager and any other Indemnified Person.  The foregoing provisions shall survive any termination of this Agreement and any amendment to such provisions shall not reduce the Venture’s indemnity obligation with respect to any act or omission occurring prior to the date of such amendment.

(d)                                 Exclusivity.  The indemnification provided by this Section 7.2 shall not be deemed to be exclusive of any other rights to which the Indemnified Person may be entitled under any agreement or as a matter of law, or otherwise, both as to action in an Indemnified Person’s official capacity and to action in another capacity, and shall continue as to an Indemnified Person who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of the Manager and shall inure to the benefit of the heirs, successors and administrators of such Indemnified Person.

(e)                                  Limitation.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.2 shall not be construed as to provide for the indemnification of any Indemnified Person for any liability (including, without limitation, liability under U.S. federal securities laws which, under certain circumstances, impose liability on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 7.2 to the fullest extent permitted by law.

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(f)                                   Reliance.  An Indemnified Person may rely upon and shall be protected in acting or refraining from action upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g)                                  Consultation.  An Indemnified Person may consult with counsel, accountants and other experts reasonably selected by it, and any opinion of an independent counsel, accountant or expert retained with reasonable care shall be full and complete protection in respect of any action taken or suffered or omitted by the Indemnified Person hereunder in good faith and in accordance with such opinion.

ARTICLE 8

MEETINGS OF THE ADVISORY COMMITTEE

8.1                               Advisory Committee.  The Members shall form a committee (the “Advisory Committee”) to oversee their investments in the Venture.  The Advisory Committee shall have four (4) members, two (2) of whom shall be appointed by MWP (the “MWP Representatives”) and two (2) of whom shall be appointed by BH Redwood (the “BH Representatives” and, together with the MWP Representatives, the “Authorized Representatives”).  The initial MWP Representatives shall be Howard Edelman and Christian Perez, and the initial BH Representatives shall be Ross Odland and Mark Alfieri.  Each Consent, approval and decision of a Member pursuant to this Agreement shall be made by its Authorized Representatives.  Each Authorized Representative shall be entitled to one (1) vote on every matter presented to the Advisory Committee for its Consent or approval.  Any Consent or other action of the Advisory Committee shall require the affirmative vote (or a “deemed” vote in accordance with Section 6.3(b)) of a majority of at least three (3) of the Authorized Representatives to be deemed the Consent or other action of the Advisory Committee.  MWP or BH Redwood may replace an Authorized Representative designated by such Person by delivering written notice to the Venture and the other Members of the removal of such Authorized Representative and designating a new Authorized Representative.  The Manager, the Members and the Authorized Representatives may rely absolutely on the vote, Consent, approval, disapproval or execution and delivery of any instrument by an Authorized Representative as having been fully authorized and approved by the Person so designating such individual as its Authorized Representative.

8.2                               Meetings of the Advisory Committee.

(a)                                 The Advisory Committee shall hold an annual meeting within a reasonable period of time after the close of each fiscal year of the Venture, the exact date of which and the time and place of which shall be determined by the Manager, but shall not, without the Consent of the Advisory Committee, be later than five (5) months after the close of the Venture’s fiscal year.  In addition to the annual meeting of the Advisory Committee, the Manager may call a meeting of the Advisory Committee from time to time in its sole discretion, and shall call a meeting of the Advisory Committee if so requested by an Authorized Representative, at the principal place of business of the Manager on such date as the Manager together with the Authorized Representatives may mutually agree on, such agreement not to be unreasonably withheld.  In the event of any change in the date, time or place of such meeting, the Manager

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shall promptly give reasonable notice to the Authorized Representatives.  Unless otherwise agreed by the Manager and the Authorized Representatives, all meetings of the Advisory Committee shall be held in the United States or by means of telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other.

(b)                                 A quorum for the transaction of any business of the Advisory Committee shall require that at least three (3) Authorized Representatives be represented at the meeting.  Any action required or permitted to be taken at any meeting of the Advisory Committee may be taken without a meeting if at least three (3) of the Authorized Representatives grant their Consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Advisory Committee.  The Authorized Representatives may participate in a meeting of the Advisory Committee by means of telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at such meeting.

8.3                               Dispute Resolution Procedure.  Any dispute between the Members or the Authorized Representatives may, but is not required to, be submitted for resolution in accordance with the procedures set forth in Sections 8.3(a) and (b).  For the avoidance of doubt, the provisions of Section 9.2 of this Agreement may be invoked by any Member after the occurrence and during the continuation of any Major Dispute, notwithstanding that such Member did not first submit such dispute to the provisions of this Section 8.3.

(a)                                 Negotiation.  With respect to any dispute between the Members or the Authorized Representatives, the Authorized Representatives may attempt in good faith to resolve any dispute through negotiation.  In the event that the Authorized Representatives are unable to resolve a dispute in an amount of time that a Member deems reasonable under the circumstances but in any event within ten (10) Business Days after such dispute first arose, then such Member may, by written notice (a “Dispute Notice”) to the other Member(s), require that such dispute be referred to executives of the Members (the “Senior Executives”) who are at a more senior level than the Authorized Representatives and who shall have authority to resolve or settle the dispute on behalf of the respective Members whom they represent.  Within ten (10) Business Days after receipt of a Dispute Notice, the Senior Executives shall hold a meeting between themselves and any Persons whom either of the Senior Executives deems appropriate.  Such meeting may be by telephonic communication, provided the parties can clearly hear and speak to each other.  In the event that the Senior Executives are unable to resolve the dispute during such meeting or, if mutually agreed by the Senior Executives, any succeeding meeting(s), and in any event, if the dispute has not been resolved in accordance with this Section 8.3(a) within thirty (30) Business Days after the dispute first arose, either Member may seek mediation in accordance with Section 8.3(b).

(b)                                 Mediation.  If a dispute between the Members or the Authorized Representatives has not been timely resolved by the Senior Executives through negotiations pursuant to Section 8.3(a), a Member may submit such dispute to mediation under the Conflict Prevention and Resolution Mediation Procedure of CPR then in effect.  The Members shall select a mediator from the Conflict Prevention and Resolution Panel of Distinguished Neutrals of

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CPR within ten (10) Business Days after such dispute has been submitted to mediation.  All discussions and negotiations pursuant to such mediation will be confidential and will be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence and any additional confidentiality protections afforded by agreement of the Members or applicable law.  Each Member agrees to act in good faith and use reasonable efforts during such mediation to reach a settlement of such dispute.

ARTICLE 9

TRANSFER OF MEMBERS’ INTERESTS IN THE VENTURE;
BUY/SELL

9.1                               Transfers of a Member’s Interest.

(a)                                 Except as provided in Section 6.3(c), no Member may Transfer all or any portion of its Interest or have any transferee admitted as a substituted Member in respect of such Interest or any portion thereof without the prior written Consent of the Manager, which Consent may be withheld in the sole discretion of the Manager.  In the event a Member desires to secure permission to Transfer its Interest or any portion thereof, it shall notify the Manager in the manner described in Section 14.1 hereof and shall deliver such information to the Manager as it may request, including, if requested, evidence reasonably satisfactory to the Manager with respect to (i) compliance with applicable federal and state securities laws and (ii) any other appropriate laws or regulations.  No Transfer may be made if it would violate applicable federal or state securities laws or other laws or regulations.

(b)                                 In the event any Member desires to Transfer all or any portion of its Interest in the Venture (and the Manager Consents thereto, unless such Consent is not required pursuant to Section 9.1(a)) the Transferring Member shall arrange for its transferee to be bound by the provisions of this Agreement by having such transferee execute such documents as shall be reasonably required by the Manager to make the transferee a party to this Agreement and by delivering the same to the Manager together with such other information that may be reasonably requested by counsel to the Manager.  The transferee of all or any portion of the Interest of a Member shall become a substituted Member as to the Interest (or portion thereof) thus Transferred upon the written Consent of the Manager, which Consent may be granted or withheld in the sole discretion of the Manager, except as otherwise provided in Section 9.1(a) when such Consent is not required.  Any such substituted Member shall succeed to all of the rights and assume all of the obligations of the Member to the extent of the portion of the Interest in the Venture which has been Transferred to such substituted Member.  A transferee of all of any portion of the Interest of a Member who is not a substituted Member shall have the right to receive allocations of income, gain, loss and deduction and distributions of Net Cash Flow and other distributions pursuant to this Agreement, but shall have no other rights hereunder, and neither the transferor nor the transferee shall have the right to vote with respect to any Interest so Transferred.  The effective date of any Transfer under Section 9.1 (a) or (b) shall be the date on which the transferee executes and delivers to the Manager the documents required by the Manager, and the Manager grants its Consent in accordance with Section 9.1(a) or (b), as the case may be.

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(c)                                  Anything contained in Sections 9.1(a) or (b) to the contrary notwithstanding, no Transfer of an Interest or any portion shall be effective if it would result in (i) the Venture being classified as an association (or publicly traded partnership) taxable as a corporation for U.S. federal or state income tax purposes, or (ii) the occurrence of a Domestic Status Loss, and any such Transfer shall be effected in such manner as may be necessary to maintain the classification of the Venture as a partnership for U.S. federal and state income tax purposes and to avoid the occurrence of a Domestic Status Loss.

(d)                                 Notwithstanding anything to the contrary in this Agreement, no Interest in the Venture, or any portion thereof, shall be issued in a transaction that is (or transactions that are) registered or required to be registered under the Securities Act of 1933, as amended, and any Transfer of an Interest or any portion thereof must be made in a transaction that is exempt from registration or qualification under the Securities Act of 1933, as amended, and applicable state securities law.

(e)                                  No admission (or purported admission) of a Member and no Transfer (or purported Transfer) of all or part of a Member’s Interest (or any interest or right or attribute therein) in the Venture shall be effective, and no Person shall otherwise become a Member, if the Venture would or may have more than one hundred (100) members, treating as a member for this purpose each Person indirectly owning an Interest (or any interest therein) in the Venture through a partnership, a grantor trust or an S corporation.

9.2                               Buy/Sell Arrangement.  Any time after the occurrence and during the continuance of (i) a Major Dispute for a period of not less than fifteen (15) days (such fifteen (15) day period to commence upon written notice by a Member to the other Member), or (ii) an event triggering the Subsidiary REIT’s “Excess Share” provisions pursuant to its limited liability company agreement (or other governing instrument), then either Member shall be entitled to initiate the buy/sell rights set forth in this Section 9.2.

(a)                                 Either Member (an “Offeror”) may serve upon the other Member (an “Offeree”) a notice (an “Offering Notice”) which shall contain the following:

(i)                                     a statement of intent to rely on this Section 9.2; and

(ii)                                  a statement of the aggregate dollar amount that the Offeror would be willing to pay in cash (the “Offer Price”) for all of the interest in the Shares (the “Buy/Sell Interest”) which the Offeree would hold if the Venture was liquidated and the Shares owned by the Venture were distributed in-kind to the Members, as specified in the Offering Notice.

(b)                                 Within thirty (30) days after receipt of the Offering Notice by the Offeree (the “Option Period”), the Offeree shall notify the Offeror whether the Offeree elects:

(i)                                     to sell its Buy/Sell Interest to the Offeror for a price equal to the Offer Price; or

(ii)                                  to purchase the Buy/Sell Interest of the Offeror for a price (the “Alternative Offer Price”) that is in proportion to the Offer Price (based upon the relative

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Percentage Interests of the Members), together with a statement of whether the Offeree elects to purchase the Offeror’s Buy/Sell Interest in respect of the Venture or the Shares.

(c)           If the Offeree does not notify the Offeror of its election to purchase or sell prior to the expiration of the Option Period, the Offeree shall for all purposes be conclusively deemed to have elected to sell its Buy/Sell Interest to the Offeror for the Offer Price indicated in Section 9.2(a)(ii).

(d)           (i)            The Member obligated to purchase the Buy/Sell Interest under Section 9.2(b) or (c) (the “Purchaser”) shall, within (A) five (5) Business Days after (x) in the case of the Offeree, its election to purchase pursuant to Section 9.2(b)(ii) and (y) in the case of the Offeror, Offeree’s election to sell pursuant to Section 9.2(b)(i) or its deemed election to sell pursuant to Section 9.2(c); or (B) if an election to extend the closing has been made pursuant to Section 9.2(e), five (5) Business Days after the election to proceed with the purchase made during the one hundred fifty (150) day period provided for therein, deposit in cash an amount in escrow, which amount while in escrow shall be invested in Permitted Temporary Investments as directed by the Purchaser (such amount, together with any interest earned thereon, being the “Earnest Money Deposit”), equal to ten percent (10%) of the Offer Price or Alternative Offer Price, as the case may be (such Offer Price or Alternative Offer Price, as applicable, being the “Purchase Price”), with an independent third party (the “Escrow Agent”) reasonably satisfactory to the Member obligated to sell its Buy/Sell Interest under Section 9.2(b) or (c) (the “Seller”).  The Earnest Money Deposit shall be applied against the Purchase Price at the closing referenced below, or shall be paid to the Seller as liquidated damages in the event of a default by the Purchaser in accordance with this Section 9.2(d)(i); provided, however, that the Seller shall not be entitled to receive the Earnest Money Deposit of the defaulted Purchaser, if any, as liquidated damages if it elects to become the Substituted Purchaser in accordance with this Section 9.2(d).  In the event the Purchaser fails to deposit timely such Earnest Money Deposit as provided above or fails or refuses to close on the purchase and sale of its Buy/Sell Interest on the Closing Date (such Purchaser being then referred to as the “Defaulting Purchaser”), then within fifteen (15) days thereafter, unless the Defaulting Purchaser has earlier cured such default by depositing the required Earnest Money Deposit as provided above or has proven to the reasonable satisfaction of the Seller that the Defaulting Purchaser is ready, willing and able to close such purchase and sale, the Seller shall have the option of substituting itself as the Purchaser of the Buy/Sell Interest of the Defaulting Purchaser (such Seller being then referred to as the “Substituted Purchaser”) under this Section 9.2(d) at a purchase price (the “Substituted Purchase Price”) equal to ninety percent (90%) of the Purchase Price multiplied by the ratio of the Defaulting Purchaser’s Percentage Interest to the Substituted Purchaser’s Percentage Interest.  In the event that the Seller elects to become the Substituted Purchaser in accordance with the preceding sentence, the Seller shall, within fifteen (15) days after the Seller obtains the right to become the Substituted Purchaser, give written notice to the Defaulting Purchaser of its intention to do so, which notice shall specify the Substituted Purchase Price and whether or not the Substituted Purchaser elects to extend the closing pursuant to Section 9.2(e).  Within five (5) Business Days after (x) the giving of such notice or (y) if an election to extend the closing is made pursuant to Section 9.2(e), the giving of notice of election to proceed with the purchase made during the one hundred fifty (150) day period provided for therein, the Substituted Purchaser shall deposit an Earnest Money Deposit equal to ten percent (10%) of the Substituted Purchase Price in escrow with an Escrow Agent selected by the Substituted Purchaser, whereupon, for purposes of Sections

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9.2(d)(ii), (iii), (iv) and (v) and Section 9.2(e) below, the Substituted Purchaser shall become the Purchaser, the Defaulting Purchaser shall become the Seller and the Substituted Purchase Price shall become the Purchase Price.  Alternatively, after the default by the Defaulting Purchaser and its failure to cure such default within fifteen (15) days thereafter, the Seller may elect to decline its option to become the Substituted Purchaser and obtain and retain, as liquidated damages for the Defaulting Purchaser’s default under this Section 9.2(d), the amount of the Earnest Money Deposit deposited by the Defaulting Purchaser (or the amount that should have been deposited by the Defaulting Purchaser as the Earnest Money Deposit but was not).

(ii)           On or before the date on which the Purchaser (whether it be the Offeree, the Offeror or the Substituted Purchaser) is required to make the Earnest Money Deposit referenced in Section 9.2(d)(i), the Purchaser shall fix a closing date (the “Closing Date”) not later than thirty (30) days (or as soon thereafter as practicable) following (i) the date of election or deemed election to purchase by the Purchaser (including because the Offeree elects to sell), or (ii) if an election to extend the closing has been made pursuant to Section 9.2(e), the date of election to proceed with the purchase made during the one hundred fifty (150) day period provided for therein.  Immediately prior to the Closing Date, the Venture shall make a distribution in-kind of the Shares owned by the Venture to the Members in accordance with their respective Percentage Interests so that the purchase and sale of the Buy/Sell Interest can be consummated by the Transfer of Shares directly owned by the Members.  For purposes of the distribution in-kind, the distributed Shares shall have a value per Share equal to the Purchase Price divided by the number of Shares to be distributed to the Seller.  The closing shall take place on the Closing Date at a location reasonably designated by the Purchaser.  The Purchaser may assign its rights to purchase the Buy/Sell Interest of the Seller hereunder to any third party, including one or more of its Affiliates; provided that, the Purchaser shall remain liable for any such obligation to purchase.

(iii)          At the closing on the Closing Date, the Purchaser shall pay the Seller, in cash, the amount determined under Section 9.2(d)(i), as the Purchase Price for the Buy/Sell Interest of the Seller (with the Purchaser’s Earnest Money Deposit being credited against such amount at the closing) and the Seller shall execute and deliver to the Purchaser or its designee stock powers, bills of sale, instruments of assignment, and other instruments as the Purchaser may reasonably require, to give it or its designee good and indefeasible title to all of the Seller’s right, title and interest in and to all of its Buy/Sell Interest.  The Venture shall pay all closing costs; provided, however, that the Purchaser and the Seller shall pay their own respective legal costs and expenses in connection with the preparation of the closing documentation.  In addition, on the Closing Date, the Purchaser shall cause the Seller to be released from any liability accruing from and after the Closing Date in respect of the Venture and the Project (including any financing arrangements entered into by the Venture or with respect to the Project) or shall indemnify the Seller with respect to such liability.

(iv)          The Purchase Price to be paid pursuant to this Section 9.2(d) in respect of the applicable Buy/Sell Interest being sold shall be reduced proportionately on a per Share basis for any distributions made by the Venture after the determination of the Offer Price and prior to the Transfer of the applicable Buy/Sell Interest to the extent such distributions comprise sale, disposition or refinancing proceeds.

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(v)           A sale of its Buy/Sell Interest shall not relieve the Seller from any obligations or liabilities arising under or in connection with this Agreement prior to the closing of the sale of its Buy/Sell Interest.

(e)           (i)            On or prior to (A) in the case of the Offeree, the expiration of the Option Period, (B) in the case of the Offeror, five (5) Business Days after the Offeree elects (or is deemed to have elected) to sell its Buy/Sell Interest and (C) in the case of the Substituted Purchaser, five (5) Business Days after giving notice of its election to become the Substituted Purchaser, the Purchaser may notify the Seller of its election to extend the time it has to close by one hundred fifty (150) days after the giving of such extension notice.  During such one hundred fifty (150) day period, the Purchaser may seek a third party to form a joint venture or other joint ownership arrangement (the “Purchaser Venture”) with the Purchaser for the acquisition and ownership of the Buy/Sell Interest of the Seller.  In the event that the Purchaser elects to proceed with the purchase of the Buy/Sell Interest of the Seller, whether alone or through a Purchaser Venture, the Purchaser shall provide notice of such election to the Seller on or prior to the expiration of the one hundred fifty (150) day period.  In such event, the Purchaser, the Substituted Purchaser or the Purchaser Venture, as the case may be, shall become the “Purchaser,” the other Member shall become the “Seller” and the provisions of Section 9.2(d), to the extent not inconsistent with this Section 9.2(e)(i), shall apply; provided that such Purchaser (including the Substituted Purchaser or the Purchaser Venture, as the case may be), shall have five (5) Business Days after its election to proceed with the purchase to deposit its Earnest Money Deposit in escrow.  If the Purchaser does not find a third party with whom to form a joint venture or other joint ownership arrangement or otherwise elects not to proceed with the purchase of the Buy/Sell Interest of the Seller, the provisions of Section 9.2(e)(ii) shall apply.

(ii)           If, within the one hundred fifty (150) day period referred to in clause (i) above, the Purchaser (A) does not find a third party with whom to form a joint venture or other joint arrangement and otherwise elects not to proceed with the purchase, (B) affirmatively elects not to proceed with the purchase and provides notice of such election to the Seller, or (C) does not notify the other Member in writing that the Purchaser will proceed with the purchase, then, subject to Section 2.6(b), the Seller shall have the opportunity to elect (such election to be made within thirty (30) days after the expiration of such one hundred fifty (150) day period or the Purchaser’s earlier notice that it will not proceed with the purchase) to purchase, or to have its Affiliate or another designee (collectively, the “Alternative Purchaser”) purchase, or to seek to cause the sale of, the Project in accordance with the following procedures.  In the event that the Alternative Purchaser ultimately does not elect to purchase the Buy/Sell Interest of the Purchaser, the Alternative Purchaser shall not be obligated to purchase the Buy/Sell Interest of the Purchaser.

(A)          The Alternative Purchaser and the Purchaser shall attempt to mutually agree on a fair market value of the Project through negotiation for a period of ten (10) days (the “Negotiation Deadline”) commencing upon the Purchaser’s election or deemed election (including as a result of the failure to find a Purchaser Venture) not to proceed with the purchase.  If the Alternative Purchaser and the Purchaser do not agree upon the fair market value of the Project prior to the expiration of the Negotiation Deadline, then either the Alternative Purchaser or the Purchaser may

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deliver to the other a written notice of arbitration (the “Arbitration Notice”), pursuant to which the fair market value (the “Mark to Market Price”) of the Project shall be determined by “baseball style” arbitration in accordance with the provisions in paragraphs (B) through (H) of this Section 9.2(e)(ii).

(B)          The Alternative Purchaser and the Purchaser shall each use reasonable efforts to agree, within ten (10) days after the delivery of an Arbitration Notice, upon the appointment of one arbitrator to agree on a Mark to Market Price of the Project.  If an agreement on a single arbitrator is not reached within such ten (10) day period, then the Alternative Purchaser and the Purchaser shall each appoint one arbitrator within ten (10) days after the expiration of such previous ten (10) day period and shall specify the name and address of their respective arbitrators to the other party prior to the expiration of such ten (10) day period; provided that, if one party fails to specify the name and address of its selected arbitrator within such ten (10) day period, then the other party shall give such failing party written notice, and if within three (3) Business Days after such written notice the failing party still has not specified an arbitrator, then the arbitrator selected by the other party shall act as the sole arbitrator as if both parties had agreed to the appointment of such arbitrator as provided above.

(C)          If two arbitrators have been selected, then such arbitrators shall then appoint a third arbitrator within ten (10) days after their appointment.  If the first two arbitrators are unable to agree upon a third arbitrator within such ten (10) day period, then the third arbitrator shall be appointed as soon as reasonably practicable thereafter by a court of competent jurisdiction residing in the county in which the Project is situated, subject to the qualification requirements set forth in paragraph (G) of this Section 9.2(e)(ii).  In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed as a replacement, which appointment shall be made in the same manner as set forth above for the appointment of such resigning arbitrator.  Immediately after the selection of the final arbitrator, the three arbitrators shall meet and, within fifteen (15) days after the completion of the selection of the arbitrators shall, or, if there is only one arbitrator, within fifteen (15) days after its selection, such arbitrator shall, endeavor to determine the Mark to Market Price for the Project.

(D)          Within ten (10) days after the selection of the sole arbitrator or all arbitrators, as the case may be, the Alternative Purchaser and the Purchaser shall submit to the arbitrator(s) such party’s proposed Mark to Market Price for the Project as well as all other economic terms relevant to the determination of the Mark to Market Price for the Project, together with reasonable evidence supporting such proposed Mark to Market Price for the Project.  The arbitrator(s) shall select either the proposed Mark to

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Market Price submitted by the Alternative Purchaser with respect to the Project or the proposed Mark to Market Price submitted by the Purchaser with respect to the Project, whichever proposal the arbitrator(s) deem to be the most nearly correct according to the definitions, terms and requirements set forth in this Agreement and the information submitted to the arbitrator(s) by the parties, with no compromise.  The power of the arbitrator(s) shall be exercised by the concurrence of at least two arbitrators, except that if only one arbitrator is selected, the decision of such arbitrator shall govern.  The proposed Mark to Market Price selected by the arbitrator(s) with respect to the Project shall be the “Mark to Market Price” for the Project.  The determination of the arbitrator(s) shall be final and non-appealable, shall be binding on both the Purchaser and the Alternative Purchaser, and may be enforced in any court of competent jurisdiction.

(E)           The price (the “Buy/Sell Market Price”) to be paid for the Buy/Sell Interest of the Purchaser shall be equal to the amount that the Purchaser would receive for its interest in the Shares (assuming that the Venture was liquidated and the Shares owned by the Venture were distributed in-kind to the Members).  Within ten (10) days after the decision of the arbitrator(s) determining the Mark to Market Price for the Project, the Alternative Purchaser shall deliver written notice to the Purchaser stating whether the Alternative Purchaser elects (x) to purchase the Buy/Sell Interest of the Purchaser at the Buy/Sell Market Price or (y) seek to obtain a third-party purchaser, subject to Section 2.6(b), for all the Venture’s Shares in the Subsidiary REIT.  In the event that the Alternative Purchaser elects to purchase the Buy/Sell Interest of the Purchaser, the Alternative Purchaser and the Purchaser shall close on such purchase at the Buy/Sell Market Price payable in cash within thirty (30) days after such election by the Alternative Purchaser.  The provisions of Section 9.2(d) shall, to the extent not inconsistent with Section 9.2(e)(ii), apply to such purchase.  In the event that the Alternative Purchaser elects to seek to obtain a third-party purchaser, the Alternative Purchaser shall have one hundred fifty (150) days from such election to obtain such third-party purchaser to purchase, subject to Section 2.6(b), all of the Venture’s Shares in the Subsidiary REIT for a price equal to what Members would have received assuming the Project were sold at the Mark to Market Price for the Project, the Subsidiary REIT and, if applicable, any subsidiary thereof owning an interest in the Project were liquidated, all of their other assets sold, their debts and liabilities discharged, and any net proceeds remaining were distributed to the Members in proportion to their respective Percentage Interests in the Venture.  The Alternative Purchaser shall provide prompt written notice advising the Purchaser of the identity of such third-party purchaser, if any.  In the event that a third party is to purchase the Shares owned by the Venture, the third-party purchaser shall purchase such Shares for cash at the closing of such purchase, which shall occur within thirty (30) days after the Alternative Purchaser’s written

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notification of the third-party purchaser’s identity.  In such event, the Mark to Market Price for the Project shall be reduced for any distributions made by the Venture to its Members after the determination of the Mark to Market Price for the Project and the closing of such sale to the extent such distributions comprise sale, disposition or refinancing proceeds.  Such sale shall not relieve either Member from any obligations or liabilities arising under or in connection with this Agreement prior to such sale, including, without limitation, any obligation to repay a Member Loan in accordance with Section 3.4(b).  If, at the end of such one hundred fifty (150) day period, the Alternative Purchaser has not obtained a third-party purchaser, the Alternative Purchaser shall advise the Purchaser of such fact, and the Alternative Purchaser may, within such one hundred fifty (150) day period, elect to purchase the Purchaser’s Buy/Sell Interest at the Buy/Sell Market Price, in which event such purchase price shall be payable in cash at a closing to be held thirty (30) days after the end of such one hundred fifty (150) day period, and the provisions of Section 9.2(d) shall, to the extent not inconsistent with Section 9.2(e)(ii), apply to such purchase under this Section 9.2(e).  In the event that the Alternative Purchaser does not elect to purchase the Buy/Sell Interest of the Purchaser and does not find a third-party purchaser for the Project, either Member may, at its election, re-initiate the Buy/Sell procedure in accordance with this Section 9.2 but otherwise shall not be obligated to purchase the other party’s Buy/Sell Interest.

(F)           The arbitrator(s) shall have the authority to request additional facts or evidence from each of the parties and, if such arbitrator(s) so require, a hearing to present the same.  In the event of such a hearing, rules of evidence applicable to state court judicial proceedings in civil district courts in Dallas, Texas shall govern; provided that, evidence will be admitted or excluded in the sole discretion of the arbitrator(s).  The arbitrator(s) shall resolve the controversy and shall execute and acknowledge his or their decision, together with a brief statement describing the rationale for such decision, in writing and simultaneously deliver a copy thereof to each of the parties personally or by registered or certified mail, return receipt requested.  If the arbitrators fail to reach an agreement during such fifteen (15) day period (as may be extended in accordance with the next sentence), then they shall be discharged, and new arbitration proceedings shall commence, with new arbitrators being appointed in the same manner as set forth above.  By agreement in writing, the Alternative Purchaser and the Purchaser may extend the time to reach agreement either before or after the expiration thereof up to a maximum of thirty (30) additional days.  The period within which the arbitrator(s) must act is not jurisdictional.

(G)          Each arbitrator shall (x) be an independent appraiser licensed under the laws of the state in which the Project is situated, and (y) have been actively and continuously engaged in appraising multifamily

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rental communities as a member of the Appraisal Institute in the county in which the Project is situated, for not less than the previous five (5) years.  The arbitrator(s) selected by the Alternative Purchaser and the other Member shall be instructed that they are neutral arbitrators and shall not have any ex parte communication with the appointing party and may not be appraisers that consulted with the Alternative Purchaser or the other Member in negotiations regarding the Mark to Market Price of the Project prior to the submission of the Mark to Market Price proposals to arbitration.  In addition, the sole arbitrator or third arbitrator, as the case may be, shall be an independent appraiser having no relationship representing the Alternative Purchaser, the other Member or their respective Affiliates during the immediately preceding three hundred sixty-five (365) day period prior to selection.

(H)          Each party to the arbitration proceeding shall bear its own costs and the costs of the arbitrator it appoints.  The cost of the third arbitrator (or the single arbitrator if only one arbitrator is required) shall be split equally between the Alternative Purchaser and the Purchaser.

9.3          Basis Election.  The Venture will file an election under Section 754 of the Code, or has filed such an election that has not been revoked, in accordance with procedures set forth in the applicable Treasury regulations.  Each Member shall provide the Venture with all information necessary to give effect to any election under Section 754 of the Code.

9.4          Void Transfer.  In no event shall any Interest, or any portion thereof, be Transferred to a minor or an incompetent or in violation of any state or Federal law or in violation of this Article 9.  Any such attempted Transfer shall be void and ineffectual and shall not bind the Venture or any Member.

ARTICLE 10

EXCESS INTEREST PROVISIONS

10.1        Definitions.  For purposes of this Article 10, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Interests by a Person who would be treated as an owner of such Interests either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

“Charitable Beneficiary” shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Venture as the beneficiary or beneficiaries of the Excess Interest Trust.

“Excess Interest Trust” shall mean the trust created pursuant to Section 10.14.

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“Excess Interest Trustee” shall mean a Person, who shall be unaffiliated with the Venture, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Venture as the trustee of the Excess Interest Trust.

“Excess Interests” shall have the meaning given to it in Section 10.3(a).

“Existing Holder” shall mean (a) each of MWP (and its limited partner) and BH Redwood and (b) any Person to whom an Existing Holder Transfers, subject to the limitations provided in this Agreement, Beneficial Ownership of Interests causing such transferee to Beneficially Own Interests in excess of the Ownership Limit.

“Existing Holder Limit” (a) for the Members shall mean, initially, forty-five percent (45%) in the case of MWP (and its limited partner) and fifty-five percent (55%) in the case of BH Redwood of the Interests, and, after any adjustment pursuant to Section 10.9, shall mean such percentage of the outstanding Interests, as the case may be, as so adjusted, and (b) for any Existing Holder who becomes an Existing Holder by virtue of clause (b) of the definition thereof, shall mean, initially, the percentage of the outstanding Interests Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transferred Beneficial Ownership of such Interests or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, and, after any adjustment pursuant to Section 10.9, shall mean such percentage of the outstanding Interests as so adjusted.

“Market Price” shall mean the market price of such class of Interests on the relevant date as determined in good faith by the Manager.

“Ownership Limit” shall initially mean nine and eight-tenths percent (9.8%) in number of the Interests or value of the outstanding Interests, and after any adjustment as set forth in Section 10.10, shall mean such greater percentage of the outstanding Interests as so adjusted.  The number and value of the outstanding Interests of the Venture shall be determined by the Manager in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including, without limitation, a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other Entity.

“Prohibited Owner Event” has the meaning provided in Section 10.3(c).

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Interests, the beneficial holder of the Interests, if such Transfer had been valid under Section 10.2.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Interests, the record holder of the Interests, if such Transfer had been valid under Section 10.2.

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“Redemption Price” has the meaning provided in Section 10.18.

“Restriction Termination Date” shall mean the first day on which the Venture determines that it is no longer in the best interests of the Subsidiary REIT to attempt to, or continue to, qualify as a REIT.

10.2        Ownership Limitation.

(a)           Except as provided in Section 10.12, until the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own Interests in excess of the Ownership Limit and no Existing Holder shall Beneficially Own Interests in excess of the Existing Holder Limit for such Existing Holder.

(b)           Except as provided in Section 10.12, until the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Interests in excess of the Ownership Limit shall be void ab initio as to the Transfer of the Interests which would otherwise be Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Interests.

(c)           Except as provided in Sections 10.9 and 10.12, until the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Interests in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of the Interests which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such Interests.

(d)           Until the Restriction Termination Date, any Transfer that, if effective, would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Interests which would cause the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Interests.

(e)           Until the Restriction Termination Date, any Transfer that, if effective, would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) otherwise failing to qualify as a REIT shall be void ab initio as to the Transfer of Interests that would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) failing to qualify as a REIT; and the intended transferee shall acquire no rights in such Interests.

(f)            Until the Restriction Termination Date, any Transfer that would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) not maintaining its status as a Domestically-Controlled REIT shall be void ab initio as to the Transfer of Interests which would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) failing to maintain its status as a Domestically-Controlled REIT; and the intended transferee shall acquire no rights in such Interests.

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10.3        Excess Interests.

(a)           If, notwithstanding the other provisions contained in this Article 10, at any time, until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Venture such that any Person would Beneficially Own Interests in excess of the applicable Ownership Limit or Existing Holder Limit (as applicable), then, except as otherwise provided in Sections 10.9 and 10.12, the Interests Beneficially Owned in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole Interest) shall constitute “Excess Interests” and shall be treated as provided in this Article 10.  Such designation and treatment shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or change in capital structure.

(b)           If, notwithstanding the other provisions contained in this Article 10, at any time, until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Venture (as a result of a direct or indirect Transfer or otherwise) which, if effective, would cause the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) to (i) become “closely held” within the meaning of Section 856(h) of the Code, (ii) fail to qualify as a Domestically-Controlled REIT or (iii) otherwise fail to qualify as a REIT, then the Interests that are the subject of such Transfer or other event which would cause the Venture to fail such requirement shall constitute “Excess Interests” and shall be treated as provided in this Article 10.  Such designation and treatment shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer or change in capital structure.

(c)           If, at any time prior to the Restriction Termination Date, notwithstanding the other provisions contained in this Article 10, there is an event (a “Prohibited Owner Event”) which would result in the disqualification of the Venture as a REIT under the Code (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) by virtue of actual, Beneficial or constructive ownership of Interests, then Interests which result in such disqualification shall be automatically exchanged for an equal number of Excess Interests to the extent necessary to avoid such disqualification.  Such exchange shall be effective as of the close of business on the Business Day prior to the date of the Prohibited Owner Event.  In determining which Interests are exchanged, Interests owned directly or indirectly by any Person who caused the Prohibited Owner Event to occur shall be exchanged before any Interests not so held are exchanged.  If similarly situated Persons exist, such exchange shall be pro rata.  If the Venture is still so disqualified as a REIT (treating the Venture as if it otherwise qualified as a REIT solely for this purpose), Interests owned directly or indirectly by Persons who did not cause the Prohibited Owner Event to occur shall be chosen by random lot and exchanged for Excess Interests until the Venture is no longer so disqualified as a REIT (treating the Venture as if it otherwise qualified as a REIT solely for this purpose).

10.4        Prevention of Transfer.  If the Venture or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 10.2 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Interests in violation of Section 10.2, the Venture or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, without limitation, refusing to give effect to such Transfer

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on the books of the Venture or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 10.2(b), (c), (d), (e) or (f) shall automatically result in the designation and treatment described in Section 10.3, irrespective of any action (or non-action) by the Venture.

10.5        Notice.  Any Person who acquires or attempts to acquire Interests in violation of Section 10.2, or any Person who is a transferee such that Excess Interests result under Section 10.3, shall immediately give written notice or, in the event of a proposed or attempted Transfer, shall give at least fifteen (15) days prior written notice to the Venture of such event and shall provide to the Venture such other information as the Venture may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Subsidiary REIT’s status as a REIT.

10.6        Information for the Venture.  Until the Restriction Termination Date:

(a)           Every Beneficial Owner of more than one-half (½) of one percent (1%) of the number or value of outstanding Interests shall, within thirty (30) days after January 1 of each year, give written notice to the Venture stating the name and address of such Beneficial Owner, the number of Interests Beneficially Owned, and a description of how such Interests are held.  Each such Beneficial Owner shall provide to the Venture such additional information as the Venture may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Subsidiary REIT’s status as a REIT.

(b)           Each Person who is a Beneficial Owner of Interests and each Person who is holding Interests for a Beneficial Owner shall provide to the Venture in writing such information with respect to direct, indirect and constructive ownership of Interests as the Venture deems reasonably necessary to comply with the provisions of the Code applicable to a real estate investment trust, to determine the Subsidiary REIT’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

10.7        Other Action by Venture.  Nothing contained in this Article 10 shall limit the authority of the Venture to take such other action as it deems necessary or advisable to protect the Venture, the Subsidiary REIT and the interests of their respective members by preservation of the Subsidiary REIT’s status as a REIT.

10.8        Ambiguities.  In the case of an ambiguity in the application of any of the provisions of this Article 10, including, without limitation, any definition contained in Section 10.1, the Venture shall have the power to interpret and determine the application of the provisions of this Article 10 with respect to any situation based on the facts known to the Venture.

10.9        Modification of Existing Holder Limits.  The Existing Holder Limits may be modified as follows:

(a)           Subject to the limitations provided in Section 10.11, the Venture may grant options which result in Beneficial Ownership of Interests by an Existing Holder pursuant to an option plan approved by the Venture.  Any such grant shall increase the Existing Holder Limit

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for the affected Existing Holder to the maximum extent possible under Section 10.11 to permit the Beneficial Ownership of the Interests issuable upon the exercise of such option.

(b)           The Venture shall reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Article 10 by such Existing Holder by the percentage of the outstanding Interests so Transferred or after the lapse (without exercise) of an option described in paragraph (a) of this Section 10.9 by the percentage of the Interests that the option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

10.10      Increase or Decrease in Ownership Limit.  Subject to the limitations provided in Section 10.11, the Venture may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain the Subsidiary REIT’s status as a REIT, in which case such decrease shall be effective immediately).

10.11      Limitations on Changes in Existing Holder and Ownership Limits.

(a)           Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five (5) or fewer Beneficial Owners of Interests (including, without limitation, all of the then Existing Holders) could Beneficially Own, in the aggregate, more than forty-nine and nine-tenths percent (49.9%) in number or value of the outstanding Interests.

(b)           Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Section 10.9 or 10.10, the Venture may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Subsidiary REIT’s status as a REIT.

(c)           No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

(d)           The Existing Holder Limit for MWP shall not be increased above forty-nine and nine-tenths percent (49.9%) without the prior Consent of MWP.

10.12      Waivers by Venture.  The Venture, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the Manager and upon at least fifteen (15) days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning Interests in excess of the Ownership Limit or the Existing Holder Limit, as the case may be, and upon such other conditions as the Venture may direct, may waive the Ownership Limit or the Existing Holder Limit, as the case may be, with respect to such transferee.

10.13      Severability.  If any provision of this Article 10 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

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10.14      Trust for Excess Interests.  Upon any purported Transfer that results in Excess Interests pursuant to Section 10.3, such Excess Interests shall be deemed to have been transferred to the Excess Interest Trustee, as trustee of the Excess Interest Trust for the exclusive benefit of the Charitable Beneficiary.  Excess Interests so held in trust shall be issued and outstanding Interests of the Venture.  The Purported Beneficial Transferee shall have no rights in such Excess Interests except as provided in Section 10.17.

10.15      Distributions on Excess Interests.  Any distributions (whether as dividends, distributions upon liquidation, dissolution or winding up or otherwise) on Excess Interests shall be paid to the Excess Interest Trust for the benefit of the Charitable Beneficiary.  Upon liquidation, dissolution or winding up of the Venture, the Purported Record Transferee shall receive the lesser of (a) the amount of any distribution made upon liquidation, dissolution or winding up or (b) the price paid by the Purported Record Transferee for the Interests, or if the Purported Record Transferee did not give value for the Interests, the Market Price of the Interests on the day of the event causing the Interests to be held in trust.  Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Venture that the Interests with respect to which the dividend or distribution was made had been exchanged for Excess Interests shall be repaid by the Purported Record Transferee to the Excess Interest Trust for the benefit of the Charitable Beneficiary.

10.16      Voting of Excess Interests.  The Excess Interest Trustee shall be entitled to vote the Excess Interests for the benefit of the Charitable Beneficiary on any matter.  Subject to Delaware law, any vote taken by a Purported Record Transferee prior to the discovery by the Venture that the Excess Interests were held in trust shall be rescinded ab initio.  The owner of the Excess Interests shall be deemed to have given an irrevocable proxy to the Excess Interest Trustee to vote the Excess Interests for the benefit of the Charitable Beneficiary.

10.17      Non-Transferability of Excess Interests.  Excess Interests shall be transferable only as provided in this Section 10.17. At the direction of the Venture, the Excess Interest Trustee shall Transfer the Interests held in the Excess Interest Trust to a Person whose ownership of the Interests will not violate the Ownership Limit or Existing Holder Limit and for whom such Transfer would not be wholly or partially void pursuant to Section 10.2.  Such Transfer shall be made within sixty (60) days after the latest of (x) the date of the Transfer which resulted in such Excess Interests and (y) the date the Venture determines in good faith that a Transfer resulting in Excess Interests has occurred, if the Venture does not receive a notice of such Transfer pursuant to Section 10.5.  If such a Transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of the price paid by the Purported Record Transferee for the Interests or, if the Purported Record Transferee did not give value for the Interests, the Market Price of the Interests on the day of the event causing the Interests to be held in trust, and the price received by the Excess Interest Trust from the sale or other disposition of the Interests.  Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary.  Prior to any Transfer of any Excess Interests by the Excess Interest Trustee, the Venture must have waived in writing its purchase rights under Section 10.18.  It is expressly understood that the Purported

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Record Transferee may enforce the provisions of this Section 10.17 against the Charitable Beneficiary.

If any of the foregoing restrictions on Transfer of Excess Interests is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Venture, to have acted as an agent of the Venture in acquiring such Excess Interests and to hold such Excess Interests on behalf of the Venture.

10.18      Call by the Venture on Excess Interests.  Excess Interests shall be deemed to have been offered for sale to the Venture, or its designee, at a price per Interest equal to the lesser of the price per Interest in the transaction that created such Excess Interests (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Interests, the Market Price at the time of such devise, gift or other transaction) and the Market Price of the Interests to which such Excess Interests relates on the date the Venture, or its designee, accepts such offer (the “Redemption Price”).  The Venture shall have the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the Transfer which resulted in such Excess Interests and (y) the date the Manager determines in good faith that a Transfer resulting in Excess Interests has occurred, if the Venture does not receive a notice of such Transfer pursuant to Section 10.5 but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 10.17.  Unless the Manager determines that it is in the interests of the Venture to make earlier payments of all of the amount determined as the Redemption Price per Interest in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Venture at any time up to but not later than one (1) year after the date the Venture accepts the offer to purchase the Excess Interests.  In no event shall the Venture have an obligation to pay interest to the Purported Record Transferee.

ARTICLE 11

DISSOLUTION OF VENTURE

11.1        Bankruptcy of Member.

(a)           The Bankruptcy, insolvency, termination, dissolution, liquidation or other cessation or assignment for the benefit of creditors by any Member (the occurrence of the foregoing with respect to any Person, a “Bankruptcy Event”), or, except as otherwise permitted in accordance with Article 9, the withdrawal of any Member, shall dissolve the Venture, unless within ninety (90) days after notice is given to the other Member of the occurrence of such event, the remaining Member elects to continue the business of the Venture.  The Member suffering a Bankruptcy Event (or its legal representative) or withdrawing from the Venture, except as otherwise permitted in accordance with Article 9, is hereby deemed to Consent to the continuation of the business of the Venture.  In the event of a Bankruptcy Event with respect to BH Redwood or a withdrawal of BH Redwood as the Manager of the Venture, the Venture shall file an amendment to the Venture’s Certificate removing BH Redwood as the manager of the Venture and changing the name of the Venture to remove any references to “Behringer Harvard”.

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(b)           For purposes of this Agreement, the “Bankruptcy” of a Member shall be deemed to have occurred upon the happening of any of the following: (i) the filing of an application by the Member for, or a consent to or acquiescence in, the appointment of a trustee of its assets, (ii) the filing by the Member of a voluntary petition for relief as a debtor under the United States Bankruptcy Code or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (iii) the making by the Member of a general assignment for the benefit of creditors or (iv) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Member a bankrupt or appointing a trustee of its assets.

11.2        Other Events of Dissolution.  The happening of any one of the following events shall cause a dissolution of the Venture:

(i)            The reduction to cash or cash equivalents of all Venture assets;

(ii)           The agreement in writing to dissolution by the Members; or

(iii)          The termination of the term of the Venture pursuant to Section 2.4 of this Agreement.

Each Member waives the right to cause a dissolution of the Venture in any other way.  Dissolution of the Venture shall be effective on the day on which the event occurs which gives rise to the dissolution, but the Venture shall not terminate until the assets of the Venture shall have been distributed as provided herein and a certificate of cancellation of the Certificate has been filed with the Secretary of State of the State of Delaware.

11.3        Distribution Upon Liquidation.

(a)           Upon dissolution of the Venture, unless the business of the Venture is continued as provided above, the Manager (or, in the event that the dissolution is caused by a Bankruptcy Event with respect to the Manager, such Person, other than the Manager, as the Members shall designate as liquidator of the Venture) shall act as “Liquidator”.  The Liquidator shall wind up the affairs of the Venture, shall sell such of the assets of the Venture as it deems necessary or appropriate in accordance with Section 2.6(b), and (i) any resulting gain or loss from each sale plus (ii) the fair market value of such property which has not been sold shall be determined and income, gain, loss or deduction inherent in such property (which has not been reflected in the Capital Accounts previously) shall be allocated among the Members as provided in Section 4.1 and, after paying all debts and liabilities of the Venture, including all costs of dissolution, shall distribute any remaining Venture property along with any cash received from the sale of the property as follows:

(i)            The Liquidator may set up any reserve it deems reasonably necessary for any contingent liabilities or obligations of the Venture arising out of or in connection with the Venture.  Such reserve may be paid over by the Liquidator to a bank or trust company to act as escrow agent.  Any such escrow agent shall hold such reserves for payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidator shall designate, distribute the balance thereafter remaining in the manner hereinafter provided.

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(ii)           Cash and all other assets of the Venture not sold pursuant to this Section 11.3 will be distributed among the Members in the same manner as Net Cash Flow in accordance with Section 5.1.

(b)           The Members shall continue to share income, loss and other tax items during the period of such Liquidation in the same proportions as before dissolution.  Subject to Section 2.6(b) the Liquidator shall determine whether to sell any Venture property, and, if so, whether at a public or private sale, for what price, and on what terms. If the Liquidator determines to sell or otherwise dispose of any Venture property or any interest therein, the Liquidator shall not be required to do so promptly but shall do so in an orderly and commercially reasonable manner so as to avoid a distress sale.

(c)           The obligation of any Member to the Venture or any other Member that shall have accrued and be unsatisfied as of the date of dissolution or termination of the Venture shall survive such dissolution or termination.

(d)           Each Member shall look solely to the assets of the Venture for all distributions with respect to the Venture, its Capital Account and its share of income, loss and other tax items, and shall have no recourse therefor (upon dissolution or otherwise) against the Manager, any other Member, the Liquidator or any of their Affiliates.

11.4        Procedural and Other Matters.

(a)           Upon dissolution of the Venture and until the filing of a certificate of cancellation, the Liquidator may, in the name of, and for and on behalf of, the Venture, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the business of the Venture, dispose of and convey the property of the Venture, discharge or make reasonable provision for the liabilities of the Venture and distribute to the Members any remaining assets of the Venture, in accordance with this Article 11 and all without affecting the liability of the Members or the Manager and without imposing liability on the Liquidator.

(b)           The Certificate may be canceled upon the dissolution and the completion of winding-up of the Venture by any Person authorized to cause such cancellation in connection with such dissolution and winding-up.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1        Representations and Warranties of the Members.  Each of the Members hereby represents and warrants to the other Member as follows:

(a)           Such Member is a corporation or other Entity duly formed and validly existing under the laws of the jurisdiction of its organization with all requisite power and authority to own its assets and to carry on its business as now being conducted.  Such Member has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

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(b)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Member.  This Agreement has been executed and delivered by a duly authorized officer of such Member or the general partner of such Member and constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(c)           The execution, delivery and performance by such Member of this Agreement does not and will not (i) violate any decree or judgment of any court of governmental authority that may be applicable to such Member; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event with or without notice or lapse of time or both would constitute a default) under any contract or agreement to which such Member is a party; or (iv) violate or conflict with any provision of the organizational documents of such Member.

(d)           No broker, finder, agent or other third party has been employed by or on behalf of such Member (or any partner, member, shareholder or advisor thereof) in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and no such party has any claim for any commission, finder’s fee or similar amount payable as a result of any engagement of such party by or on behalf of such Member.

(e)           Such Member has acquired its Interest in the Venture for investment purposes and has not acquired its Interest in the Venture for the purpose of selling its Interest in the Venture, or causing the Venture to sell its assets, to customers in the ordinary course of a trade or business.

(f)            (i) To the best of such Member’s knowledge, (A) all amounts contributed and to be contributed, if any, to the Venture by such Member were not and will not be directly or indirectly derived from activities that contravene federal, state or international laws, regulations or executive or other orders, including, without limitation, anti-money laundering laws, regulations or executive or other orders; and (B) none of (1) such Member, (2) any Affiliate of such Member, (3) any Person having a greater than ten percent (10%) beneficial interest in such Member, or (4) any Person for whom such Member is acting as agent or nominee in connection with its investment in the Venture is a Prohibited Member; and (ii) such Member will provide (A) prompt notice to the Manager if, at any time, any of the representations and warranties in the foregoing clause (i) are untrue at any time, and (B) any information reasonably requested by the Manager in connection with the same.  Such Member acknowledges and agrees that the Venture or the Manager may be required by applicable laws, regulations or executive or other orders, including the USA PATRIOT Act and regulations and executive orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control, to take certain actions, including, without limitation, requiring a withdrawal of such Member, and “freezing the account” of such Member by, among other things, prohibiting further investments by such Member, prohibiting distributions to be made to such Member, and reporting any such actions and disclosing such Member’s identity to the U.S. Treasury Department’s Office of Foreign Assets Control, and

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otherwise to comply with applicable laws, regulations and executive or other orders related to the USA PATRIOT Act and other anti-money laundering laws.

ARTICLE 13

BOOKS AND RECORDS; REPORTS TO MEMBERS

13.1        Books.  The Manager shall maintain or cause to be maintained separate, full and accurate books and records of the Venture, and each Member or any authorized representative of any Member shall have the right to freely inspect, examine and copy the same and to meet with employees of the Manager responsible for preparing the same at reasonable times during business hours and upon reasonable notice.  In addition, the Manager agrees to provide each Member, its representatives and an independent accounting firm (if any) designated by such Member reasonable access to all such books and records, during which such Member or such accounting firm may conduct an audit of the Venture.  The cost of any such audit shall be borne by the requesting Member unless an error is discovered which has had the effect of reducing or increasing such Member’s distributions from the Venture by an amount equal to or greater than five percent (5%), in which case the Venture shall bear the cost of the audit.  The Manager will keep the financial and other relevant records of the Venture, the Subsidiary REIT and any subsidiary thereof, as determined in the reasonable discretion of the Manager, for seven (7) years after the date of the dissolution of the Venture.

13.2        Monthly and Quarterly Reports.  Subject to the following sentence, the Manager shall cause to be prepared and distributed to the Members a monthly report with respect to the Venture within twenty (20) days after the last day of each month prepared in accordance with U.S. GAAP (except as set forth in the footnotes thereto and except for year-end adjustments made after the dates of such monthly reports), consistently applied, including (i) a balance sheet, (ii) a profit and loss statement, (iii) a statement showing cash distributions for such fiscal quarter and for the year to date, (iv) a statement showing computation of related-party fees and Member distributions for such month and for the year to date, (v) a report briefly describing any significant variances from the applicable budget line item in the operating plan of the Venture for the applicable Subsequent Operating Plan and (vi) the other reports identified on Exhibit D, and within ten (10) days after the last day of each month, the requested electronic downloads in the format described in Exhibit E to the extent available.  During the months following the end of each fiscal quarter of the Venture (January, April, July and October) the Manager shall cause to be prepared and delivered, by the twentieth (20th) day of such month, the financial statements set forth in clauses (i) through (iv) of this Section 13.2 for the prior fiscal quarter.  In lieu of the financial statements set forth in clauses (i) through (iv) of this Section 13.2, the Manager may cause to be prepared and distributed to each of the Members combined financial statements of the Venture and each other venture in which such Member (or its Affiliate) has invested with such other Member (or its Affiliate), prepared in accordance with U.S. GAAP (except as set forth in the footnotes thereto and except for year-end adjustments made after the dates of such monthly reports), consistently applied, including (A) a combined balance sheet, (B) a combined profit and loss statement, (C) a combined statement showing cash distributions for such fiscal quarter and year to date, and (D) a combined statement of related party fees and distributions to each Member (or its Affiliate) for such fiscal quarter and for the year to date.

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13.3        Annual Reports.  Subject to the following sentence, the Manager shall engage Deloitte & Touche LLP or such other nationally recognized independent registered public accounting firm selected by the Manager with the Consent of the Advisory Committee to examine and audit the Venture’s books and records.  Subject to the following sentence, within ninety (90) days after the end of each fiscal year, the Manager shall cause to be distributed to the Members financial statements with respect to the Venture, which shall include the items set forth in clauses (i) through (v) of Section 13.2 with respect to such fiscal year and which shall be prepared in accordance with U.S. GAAP (except as set forth in the footnotes thereto), consistently applied, and shall be audited by the Venture’s independent registered public accounting firm.  In lieu of the financial statements set forth in clauses (i) through (iv) of Section 13.2, the Manager may cause to be distributed to each Member with respect to such fiscal year combined financial statements, prepared in accordance with U.S. GAAP (except as set forth in the footnotes thereto), consistently applied, and audited by the Venture’s independent registered public accounting firm, which include the items set forth in clauses (A) through (D) of Section 13.2.

13.4        Electronic Data Transmission.  The Manager shall comply with the procedures established pursuant to Exhibit E to facilitate the automatic and electronic transmission of data to MWP.  The Manager shall implement and use Yardi or such other property management software chosen by the Manager, providing electronic delivery of data on a monthly basis as set forth in Section 13.2 and making such reasonable accommodations consistent with the foregoing as may be necessary to support data transmission requests of MWP.

13.5        Accountants; Tax Returns.

(a)           The Manager shall engage Ernst & Young LLP or such other nationally recognized independent registered public accounting firm selected by the Manager and approved by the Advisory Committee to review, or to sign as preparer, all federal, state and local Tax Returns that the Venture is required to file.  The Manager will cause to be furnished to each Member within one hundred twenty (120) days after the end of each fiscal year a Schedule K-1 or such other statement as is required by the IRS that sets forth such Member’s share of the income, gain, loss, deduction and other relevant fiscal items of the Venture for such fiscal year.  Each Member shall be entitled to receive, upon request, copies of all federal, state and local income Tax Returns and information returns, if any, that the Venture is required to file.

(b)           The Venture shall cause the Subsidiary REIT to prepare and timely file all Tax Returns and amendments thereto required to be filed by the Subsidiary REIT.  MWP shall have a reasonable opportunity to review prior to filing all such Tax Returns and amendments thereto.

(c)           The Manager shall cause the Venture to be treated as a partnership for federal income tax purposes that is not a “publicly traded partnership” within the meaning of Section 7704 of the Code and will not elect to be classified as a corporation for U.S. federal income tax purposes.  The Manager shall cause the manager of the Subsidiary REIT to use commercially reasonable efforts to prevent the Subsidiary REIT from engaging in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code.

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13.6        Accounting and Fiscal Year.  The Venture books and records shall be kept on the accrual basis.  The fiscal year of the Venture shall end on December 31.

13.7        Property Management Reports.  The Manager shall provide promptly to each Member copies of any report delivered by the Management Company (or another Affiliate of the Manager) pursuant to the property management, leasing and related services agreement contemplated by Section 6.4(b), along with electronic downloads of such data to the extent available.

13.8        Additional Information.  The Manager shall cause the Venture or the Management Company (or another Affiliate of the Manager) to provide promptly any additional information that any Member may reasonably request so that it may fully understand the financial performance of the Venture.

13.9        Cooperation with Project Valuation.  The Manager shall reasonably assist and cooperate with any Member that elects, at its sole cost and expense, to retain an independent third-party appraiser to perform a valuation (or an update of a prior valuation) of the Project.  The Manager shall cause the Venture and its representatives, agents and advisors to reasonably assist and cooperate with the Member and its appraiser in connection with any information requests, including answering queries and providing copies of any documents and other Venture-related materials that are necessary for the appraiser to perform its valuation.  Any Member that elects to obtain a valuation (or an update of a prior valuation) of the Project at its own cost shall be under no obligation to provide copies of such valuation or update to the Venture, the Manager or any other Member, except that MWP may elect to provide such valuation to the Manager upon the Manager’s reasonable request in connection with any valuation required pursuant to Section 3.4.

ARTICLE 14

MISCELLANEOUS

14.1        Notices.  All notices and demands under this Agreement shall be in writing and may be either delivered personally (which shall include deliveries by courier), by telefax, telex or other wire transmission or by email (with request for assurance of receipt in a manner appropriate with respect to communications of that type, provided that a confirmation copy is concurrently sent by an internationally recognized express courier for overnight delivery, if possible) or mailed, postage prepaid, by registered air mail, return receipt requested:

If to MWP, addressed as follows:

Heitman Capital Management LLC

191 North Wacker Drive

Suite 2500

Chicago, Illinois 60606

Attention:  Thomas McCarthy and Howard Edelman

Facsimile:  (312) 541-6789

Email:  thomas.mccarthy@heitman.com and howard.edelman@heitman.com

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with a copy to:

Mayer Brown LLP

71 S. Wacker Drive

Suite 3200

Chicago, Illinois 60606

Attention:  John W. Noell, Jr.

Facsimile:  (312) 701-7711

Email:  jnoell@mayerbrown.com

If to BH Redwood (whether as Manager or a Member), addressed as follows:

Behringer Harvard Redwood, LLC

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attention: Daniel J. Rosenberg

Facsimile: (214) 655-1610

Email:  drosenberg@behringerharvard.com

Unless delivered personally or by telefax, telex or other wire transmission or by email as above (which shall be deemed delivered on the next Business Day following the date of such personal delivery or transmission or email, provided that such day is a Business Day in the recipient’s jurisdiction, or otherwise on the following Business Day in such jurisdiction), any notice shall be deemed to have been given when received by its addressee.  Any party hereto may designate a different address to which notices and demands shall thereafter be directed by written notice given in the same manner and directed to the other parties at their offices hereinabove set forth.

14.2        Execution in Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the some instrument.  In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signature (or one of the several signatures) of the Manager and each of the Members to any of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

14.3        Amendments.  This Agreement may be amended only with the unanimous written Consent of the Manager and the Members.  Any waiver of any provision of this Agreement shall require the Consent of the party from whom such waiver is sought.

14.4        Additional Documents.  The Manager may cause to be filed with any governmental agency any Applications for Authority and, where applicable, certificates of cancellation or certificates or statements of dissolution as may be required or permitted by the laws of the State of Delaware and any other jurisdiction where the Venture is organized or doing business.

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14.5        Validity.  If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby and shall continue to be binding and in force.

14.6        Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware. Except as otherwise provided herein, the rights and obligations of the Manager and the Members and the administration and termination of the Venture shall be governed by the Act.

14.7        Waiver.  The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

14.8        Consent and Approval.  Whenever under this Agreement the Consent of any Member is required or permitted, such Consent may be evidenced by a written consent signed by an authorized representative of such Member.

14.9        Waiver of Partition.  The Members hereby agree that the assets of the Venture are not and will not be suitable for partition.  Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that it may have to maintain any action for partition of any of the assets of the Venture.

14.10      Binding Effect.  Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs, administrators, executors, successors and permitted assigns.

14.11      Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the formation and operation of the Venture; it supersedes any prior agreements or understandings among them and it may not be modified or amended in any manner other than pursuant to Section 14.3.

14.12      Captions.  Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or any provision hereof.

14.13      No Strict Construction.  The language used in this Agreement is that chosen by the parties hereto to express their mutual understanding and agreement, and no rule of strict construction shall be applied against any Person in interpreting this Agreement.

14.14      Identification.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, feminine and neuter.

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14.15      Recourse to the Manager.  ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY MEMBERS OF THE MANAGER, AGAINST THE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS OR PRINCIPALS OF THE MANAGER OR ITS MEMBERS, OR AGAINST THE ASSETS OF ANY SUCH PARTIES, FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF THE MANAGER OR THE VENTURE.

14.16      Recourse to the Members.  ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY DIRECT OR INDIRECT MEMBERS, PARTNERS OR SHAREHOLDERS OF EITHER MEMBER, AGAINST THE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS OR PRINCIPALS OF EITHER MEMBER OR ANY SUCH DIRECT OR INDIRECT MEMBERS, PARTNERS OR SHAREHOLDERS OF A MEMBER, OR AGAINST THE ASSETS OF ANY SUCH PARTIES, FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF SUCH MEMBER OR THE VENTURE.

14.17      Remedies Not Exclusive.  Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

14.18      Use of Behringer Harvard Trade Name.  If any third parties other than BH Multifamily REIT or any of its Affiliates acquires the Interest of Manager, or if the property management agreement between the Subsidiary REIT (or any subsidiary thereof) and the Management Company (or any other Affiliate of Behringer Holdings) is terminated for any reason, then the remaining Member shall cause the Venture (and the Subsidiary REIT (and any subsidiary thereof)) to cease to use the name “Behringer Harvard” within thirty (30) days after such event, unless BH Multifamily REIT or Behringer Holdings, as the case may be, agrees in writing to allow the continued use of such name beyond such thirty (30) day period.

14.19      Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.20      Confidentiality.

(a)           The provisions of this Agreement and of any other agreement relating to the Venture, the Subsidiary REIT or the Project to which the Venture or any Member is a party and all other business, financial or other information relating directly to the business or affairs of the Venture or the Subsidiary REIT or the relative or absolute rights or interests of any of the Members (collectively, the “Information”) that has not been publicly disclosed with the Consent of all of the Members is confidential and proprietary information of the Venture, the disclosure

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of which could cause irreparable harm to the Venture and the Members.  Accordingly, each Member represents that it has not, and agrees that it will not and that it will use its commercially reasonable efforts to prevent its shareholders, directors, trustees, officers, agents, advisors (including any appraiser selected by or on behalf of it, or by or on behalf of any appraiser selected by it), current and prospective investors and their advisors, current and prospective financial partners, prospective lenders, and Affiliates (“Member Representatives”) from, disclosing to any Person (except to the extent, if any, it is required by applicable law or as required under the Code to make disclosure to a court or governmental authority or as required under the Code or as required by applicable securities laws) any Information or confirm any statement made by any other Person regarding Information unless all of the Members consent thereto or until the Venture has publicly disclosed, with the Consent of the Members, the Information and has notified each Member that it has done so.  Each Member agrees to be responsible for any breach of this Section 14.20 by its Member Representatives.  Notwithstanding any contrary provision in this Section 14.20, the Information shall exclude, and the Members and Member Representatives may disclose, any information or documentation that (i) is readily ascertainable to the public, (ii) was known to a Member prior to the execution of this Agreement, (iii) is deemed advisable by a Member to disclose to its officers, directors, members, managers, employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers and others who need to know such information or review such documentation for the purpose of assisting a Member in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such Member of the confidential nature of such information and are directed by such Member to treat such information confidentially, (iv) is required to be disclosed by applicable law, or (v) is deemed advisable by a Member or its counsel to be disclosed in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or guidelines applicable to such Member or any Affiliate thereof, including any disclosures to the Securities and Exchange Commission.

(b)           The covenants and agreements contained in this Section 14.20 will (i) terminate with respect to a Member twelve (12) months after such Member ceases to be a Member or hold any interest in the Venture and (ii) survive the termination of the Venture for twelve (12) months.

(c)           Notwithstanding any contrary provision in this Section 14.20, any Member may, without breach of the covenants set forth in this Section 14.20 and without notice to or Consent of the Manager, disclose any Information to any potential transferee of all or part of an Interest or in connection with any proposed or actual Transfer of any interest in the direct or indirect beneficial owners of any of the Members permitted by this Agreement if such transferee executes and delivers to the Venture a written confidentiality agreement in which it agrees (i) to use such Information solely for the purpose of evaluating the purchase of an Interest or beneficial interest in a Member and (ii) to be bound by the terms and provisions of this Section 14.20 on the same basis and in the same manner as would apply if it were a Member of the Venture who had signed this Agreement.  The Members may also disclose such Information as is reasonably necessary for it (or its Affiliates) to perform any of its (or any of its Affiliates’) duties or obligations hereunder; provided that, in the case of an Affiliate, such Affiliate has agreed to be bound by the terms and provisions of this Section 14.20 on the same basis and in the same manner as would apply if it were a Member of the Venture who had signed this Agreement.

54

The parties agree that, if this Section 14.20 is breached, the remedy at law may be inadequate, and therefore, in addition to any other remedy to which a party may be entitled, the non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 14.20 and/or to seek to compel specific performance of this Section 14.20.

(d)           Notwithstanding any contrary provision in this Section 14.20, the Members (and each employee, representative or other agent of the Members) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein; provided that, no Member (and no employee, representative or other agent thereof) shall disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated herein (including the identity of the Members, any information that could reasonably allow a Person to determine the identity of the Members, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law).

(e)           Notwithstanding any contrary provision in this Section 14.20, (i) each Member may disclose to its direct and indirect interest holders and their trustees the terms and conditions of this Agreement (including providing copies of this Agreement) and such other matters as may be required by its subscription documents, side letters or other organizational documents or by applicable law, and (ii) each Member may disclose Information to its attorneys, accountants and other professional advisors.

14.21      Public Disclosure.  The Manager shall not make (or permit any of its Affiliates or Behringer Holdings or any of its Affiliates to make), nor shall the Members make (or permit any of their respective Affiliates to make) any public disclosure relating to the subject matter of this Agreement (whether by way of the issuance of a press release, public announcement or otherwise) without the prior written Consent of the other parties, which Consent may not be unreasonably conditioned, delayed or withheld so long as such public disclosure is otherwise in compliance with this Agreement; provided that, without the Consent of the other parties, any such Person may make (i) any public disclosure it reasonably believes is required by applicable law, rule or regulation (in which event such Person shall use reasonable efforts to advise the other parties prior to the making of such disclosure); (ii) such disclosure as may be reasonably necessary to enforce any provision of this Agreement; or (iii) any disclosure to any Person permitted pursuant to Section 14.20.  Subject to the preceding sentence, if (x) the Manager (or any of its Affiliates), or (y) any Member (or any of its Affiliates or Behringer Holdings or any of its Affiliates) desires to make public disclosure relating to the subject matter of this Agreement, such Person shall provide to the other parties a draft of the proposed disclosure for its review and comment and shall otherwise cooperate with the other parties with respect to such proposed disclosure.  The other parties may make any comments or suggested changes to such disclosure within three (3) Business Days after its receipt of the proposed disclosure. The Person seeking approval of such disclosure shall consider and use reasonable efforts to address or otherwise take into account the comments or suggested changes on such disclosure made by the other parties and shall submit a revised draft of the proposed disclosure, if applicable, to the other parties, and the other parties shall not unreasonably condition, delay or withhold their Consent to such disclosure; provided that, if the other parties have not provided any comments or suggested changes within such three (3) Business Day period, the other parties will be deemed to have granted their Consent to the disclosure as proposed to it.  No disclosure permitted by Section

55

14.20 shall be deemed a public disclosure relating to the subject matter of this Agreement (whether by way of the issuance of a press release, public announcement or otherwise) for purposes of this Section 14.21.

[INTENTIONALLY LEFT BLANK]

*  *  *  *  *

56

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the date of this Agreement set forth above.

Manager:	BEHRINGER HARVARD REDWOOD, LLC, a Delaware limited liability company

By:
Name: Mark T. Alfieri
Title: Chief Operating Officer

Members:	BEHRINGER HARVARD REDWOOD, LLC, a Delaware limited liability company

By:
		Name:	Mark T. Alfieri
		Title:	Chief Operating Officer

57

Members:	MILKY WAY PARTNERS, L.P., a Delaware limited partnership

	By:	Milky Way Partners LLC, a Delaware limited liability company, its general partner

	By:	Heitman Capital Management LLC, an Iowa limited liability company, its sole member

By:
		Name:	Howard Edelman
		Title:	Executive Vice President

58

EXHIBIT A

MEMBERS; ADDRESSES; CAPITAL ACCOUNTS; PERCENTAGE INTERESTS

Members	Capital Account as of October 31, 2011	Percentage Interests
Milky Way Partners, L.P. c/o Heitman Capital Management LLC 191 North Wacker Drive, Suite 2500 Chicago, Illinois 60606	$10,058,323.92	45%

Behringer Harvard Redwood, LLC 15601 Dallas Parkway, Suite 600 Addison, Texas 75001	$12,293,506.97	55%

Total:	$22,351,830.89	100%

A-1

EXHIBIT B

LEGAL DESCRIPTION OF THE PROJECT

B-1

EXHIBIT C

OPERATING PLAN FOR FISCAL YEAR ENDED DECEMBER 31, 2011

C-1

EXHIBIT D

MONTHLY REPORTS

1	Trial Balance
2	General Ledger
3	Management Fee Calculation and Support (YTD and for the month)
4	Income Register (if applicable)
5	Bank Statement, Reconciliation(s) and Support
6	Escalation Report (CAM/Tax Recovery) (if applicable)
7	Reforecast (Quarterly, as available)
8	Leasing Status Report
9	Aging A/R Support Schedule(s)
10	Pre-Paid Rent Support Schedule
11	A/P Support Schedule(s)
12	Security Deposit Summary
13	Detailed Rent Roll
14	Market Survey (Monthly or Quarterly)
15	Bad Debt Expense / Allowance Support Schedule (Quarterly)
16	Real Estate Tax Support Schedule (Prepaid/Accrued/Exp)
17	Insurance Support Schedule (Prepaid/Accrued/Exp)
18	Loan statements / schedules (if applicable)
19	Status of Capital Improvements Schedule
20	Tenant Work Order (if applicable)
21	Legal Action Report (if applicable)
22	Expense Distribution Report (if applicable)
23	Member Capital Account Balance

D-1

EXHIBIT E

ELECTRONIC DATA TRANSMISSION

At the end of each calendar month the Manager shall cause the Venture to transmit data to MWP in compliance with the following requirements.  The Manager agrees to provide written notice to MWP in the event of any modifications to this process.

1.              The Manager will transmit data to MWP using the SSH protocol (used to provide a secure connection between two computers; once the connection is established, data passed over this connection is done so in encrypted format).

2.              The Manager will provide a public IP address to MWP that will serve as the transmitting address.

a.              The address provided will be static.

b.              The Manager agrees to notify MWP at least thirty (30) days in advance of any change to this address.

3.              An email address will be provided to MWP.

a.              This address will be used for electronic system generated communications from the Manager to MWP.

b.              If the Manager decides to modify the email address, MWP will be notified no later than ten (10) Business Days prior to the update.

4.              Data will be submitted in .csv format.

#	Field	Type	Length	Contents

1	Type	String	1	Enter J

2	Transaction Number	Integer	8	Control number of the transaction in the original (exporting) database

3	Person Code	String	8	Leave blank

4	Name	String	40	Leave blank

5	Date	String	10	Charge date, cash received date, invoice date, check date, journal entry date (mm/dd/yyyy)

E-1

6	Post month	String	7	This is the month that the transaction updates the account totals (mm/yyyy)

7	Reference	String	24	Enter PROPERTY MANAGER NAME import

8	Remark	String	120	Leave blank

9	Property Code	String	8	Heitman property code

10	Amount	Currency	15	USD amount

11	Account Code	String	9	Heitman GL account

12	Accrual	String	9	Leave blank

13	Offset	String	9	Leave blank

14	Booknum/Checknum	String	14	Enter 1000

15	Description	String	36

Trans code & description based on type:

Check: Trans code (usually the check#) & Payee

Invoice: Trans code & vendor

Charge: Trans code & tenant

Receipt: Trans code & tenant

Journal: Trans code & JE description

Other: Trans code & description

E-2

APPENDIX 5.1

Proration Method

Initially capitalized terms not defined in this Appendix 5.1 shall have the meaning given such terms in the Agreement.

1.                                      Proration.  At the Closing, the Adjusted Working Capital (as such term is defined below) of each Venture as of 12:01 a.m. on the day of the Closing shall be prorated and adjusted between Buyer and Seller.  If the Adjusted Working Capital of such Venture is a negative number, Buyer shall receive a credit at Closing equal to such Adjusted Working Capital multiplied by the applicable Percentage Interest; provided that with respect to Waterford Venture, Adjusted Working Capital shall be determined and allocated separately with respect to Argenta, and multiplied by 40% of the Argenta Title Holder’s accounting books.  If the Adjusted Working Capital of such Venture is positive, Seller shall receive a credit at Closing equal to such Adjusted Working Capital multiplied by the applicable Percentage Interest, or in the case of Argenta, 40% of the Argenta Title Holder’s accounting books.

2.                                      Adjusted Working Capital.  “Adjusted Working Capital” means for each Venture the aggregate Current Assets of the applicable Venture and the Companies directly or indirectly owned by such Venture, less the aggregate Current Liabilities of such entities, as follows:

2.1                               “Current Assets” shall include the following:

2.1.1                     Cash, cash equivalents, investments, restricted cash, escrows, deposits, and reserves held by lenders, utility companies, municipalities or others; plus

2.1.2                     Billed accounts receivable (but excluding any accounts receivable more than 30 days past due); plus

2.1.3                     Prepaid operating expenses, excluding (a) capitalized leasing costs, (b) capitalized legal costs, (c) capitalized leasing commissions, and (d) other deferred assets; plus

2.1.4                     Estimated utility amounts owed by residents but not yet billed; plus

2.1.5                     Estimated insurance claim receivables (but without duplicating any item included under Section 2.1.2); plus

2.1.6                     With respect to NoHo Title Holder, if the 2011 CRA Payment has not yet been received, a prorated portion of such receivable for the period from and including the Closing Date through June 30, 2012.  As used herein, the “2011 CRA Payment” means the annual Community Redevelopment Authority affordable housing payment payable to NoHo Title Holder for the fiscal year commencing July 1, 2011 and ending June 30, 2012.  Buyer and Seller acknowledge and agree that the prorated portion of the 2011 CRA Payment attributable to the period from July 1, 2011 through the day preceding the Closing Date shall not be included in Current Assets.

2.2                               “Current Liabilities” shall include the following:

2.2.1                     The principal balance of each Loan and all accrued but unpaid interest;

2.2.2                     Accounts payable to tenants under Leases, including tenant deposits of every kind and nature;

Appendix 5.1 - Page 1

2.2.3                     Accounts payable to others (including, without limitation, real estate Taxes and assessments and any sales taxes shown in the Disclosure Schedule to the extent unpaid);

2.2.4                     Liens against the Property of such Venture which have not been released or insured or bonded over (not including liens or security interests securing the Loans);

2.2.5                     Amounts payable to BH or any of its Affiliates as bills paid but not reimbursed;

2.2.6                     With respect to NoHo Title Holder, if the 2011 CRA Payment has been received, a prorated portion of such payment for the period from and including the Closing Date through June 30, 2012, but only to the extent that such prorated portion has been distributed and is not included as a Current Asset under Section 2.1.1; and

2.2.5                     Other accrued liabilities then due and payable.

3.                                      Accrual Method.  In calculating Current Assets and Current Liabilities for the purpose of determining Adjusted Working Capital, the accrual method shall be utilized, including accruals for rent and other tenant income, real and personal property Taxes and assessments, insurance expense or returned premiums, if any, business license Taxes, and security deposits.

4.                                      Pre-Closing Estimate and Reconciliation after Closing.  Not later than three Business Days prior to Closing, the parties shall estimate prorations utilizing the 2010 calendar year financial statements and the most recent monthly financial statements for the Companies, as of October 31, 2011, and such additional information as the parties have been able with their diligent efforts to obtain, in accordance with the principles set forth in this Appendix 5.1.  The prorations shall be subject to correction and adjustment after the Closing, including adjustment to reflect changes from October 31, 2011 to 12:01 a.m. on the day of the Closing, which the parties shall use Commercially Reasonable Efforts to complete no later than April 1, 2012, based upon actual data as of the date of Closing.

5.                                      Reimbursement for Certain Amounts Related to the Cyan Venture.  In addition to the prorations and credits under Paragraphs 1-3 above, at Closing Buyer shall reimburse Seller for certain capital contributions and transaction costs made or paid by Seller to the Cyan Venture in the amount of $15,752.00 and to the Argenta Venture in the amount of $1,205,487.38.

Appendix 5.1 - Page 2

APPENDIX 6.2-6.3

Disclosure Schedule

Pending or threatened litigation or other claims in connection with relevant properties:

Property	Disclosure
1. 7166 at Belmar	None.
2. Acacia	None.
3. Argenta	A guard railing must be installed at this property. The estimated cost to install the railing is approximately $100,000.00.
4. Cyan/PDX	None.
5. The Gallery at NoHo Commons

The Seller received a notice in August 2011 that the Department of Housing and Urban Development (HUD) was initiating a compliance review of the property. HUD began its inspection of apartment units on September 19, 2011. On September 20, 2011, the Seller was told by its counsel that the review was ongoing, and that the Seller should not expect to hear anything back from HUD for 4 to 6 months following the visit September 20, 2011. Based on its counsel’s advice, the Seller does not at this time anticipate any negative consequences of this compliance review.

6. The Lofts at Park Crest	None.

MF REIT I (HEITMAN TRANSACTION)

Open Closed Property Claims

9/30/2011

REIT	Branch- Case	Status	Loss Date	Report Date	Closed Date	RVP	State	MF Name	Cause Code Description	Total Paid	Total Reserve	Total Incurred
MF REIT I	22610006297	C	11/19/2010	11/30/2010	1/24/2011	Alfieri	OR	CYAN		$2,269	$0	$2,269
MF REIT I	064930	O	7/13/2011			Jones	CO	7166 BELMAR	HAIL DAMAGE	$0	$1,507,843	$1,507,843
MF REIT I	064880	O	8/23/2011			Thompson	VA	LOFTS AT PARK CREST	EARTHQUAKE	$0	$0	$0

									TOTAL	$671,104	$1,532,843	$2,203,947

Appendix 6.3(j) - Page 2

APPENDIX 9.8

Notice Addresses

Seller:	with a copy to:
BEHRINGER HARVARD MULTIFAMILY OP I LP c/o Harvard Property Trust, LLC 15601 Dallas Parkway, Suite 600 Addison, TX 75001 Attention: Ross Odland Phone: (469) 341-2880 Fax: (214) 655-1610 e-mail:	Miller, Egan, Molter & Nelson LLP 4514 Cole Ave., Suite 1200 Dallas, TX 75205 Attention: Walter D. Miller Phone: (214) 628-9502 Fax: (214) 628-9505 e-mail: walt.miller@MillerEgan.com
rodland@behringerharvard.com	with a copy to:

BEHRINGER HARVARD
MULTIFAMILY OP I LP
c/o Harvard Property Trust, LLC
15601 Dallas Parkway, Suite 600
Addison, TX 75001
Attention: Daniel J. Rosenberg
Facsimile: (214) 655-1610
Email:
drosenberg@behringerharvard.com

Buyer:	with a copy to:
c/o Heitman Capital Management 191 N. Wacker Dr. Suite 2500 Chicago, Illinois 60606 Attn: Howard J. Edelman Phone: (312) 855-6547 Fax: (312) 541-6738 e-mail: howard.edleman@heitman.com	John W. Noell, Jr, Esq. Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 Phone: (312) 701-7182 Fax: (312) 706-8716 e-mail: jnoell@mayerbrown.com

BH:	with a copy to:
Same as Seller	Same as Seller

Escrow Agent:	Title Company:

Chicago Title Insurance Company 2001 Bryan Street, 17th Floor Dallas, TX 75201 Attn: Ed Stout Phone: (214) 965-1693 Fax: (214) 965-1623 e-mail: Ed.Stout@CTT.com	Chicago Title Insurance Company 2001 Bryan Street, 17th Floor Dallas, TX 75201 Attn: Ed Stout Phone: (214) 965-1693 Fax: (214) 965-1623 e-mail: Ed.Stout@CTT.com

Appendix 9.8

All notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier, (b) sent by certified or regular U.S. mail, postage prepaid, in which case notice shall be deemed delivered two Business Days after deposit in such mails, (c) sent by facsimile, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, (d) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery, or (e) sent by e-mail, with a copy sent by one of the other methods provided above, in which case notice shall be deemed delivered upon electronic confirmation of receipt of such e-mail.  A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  Notices given by counsel to Buyer, Seller or BH shall be deemed given by such party.